UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.  )
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☐	Preliminary Proxy Statement
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☑	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material Pursuant to §240.14a-12

Cooper Industries PLC

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
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March 21, 2011
Fellow Shareholder:
We cordially invite you to attend the Annual Meeting of Cooper Industries’ shareholders. The meeting will be held on Monday, May 2, 2011, at 11:30 a.m. at The Merrion Hotel in Dublin, Ireland.
The notice of meeting and proxy statement following this letter describe the business to be conducted at the meeting including the election of three directors.
This year, we elected to furnish proxy materials to shareholders on the Internet pursuant to rules adopted by the Securities and Exchange Commission. We are pleased to take advantage of these rules and believe that they enable us to provide you with the information you need, while making delivery more efficient, more cost effective and more environmentally friendly. In accordance with these rules, we have sent a Notice of Internet Availability of Proxy Materials to each of our shareholders, except a limited number of shareholders including those who previously elected to receive printed copies of all future proxy materials.
Your vote is important. Please take a moment now to vote your proxy over the Internet, by telephone or if this proxy statement was mailed to you by signing, dating and returning your proxy card in the envelope provided, even if you plan to attend the meeting. The Notice of Annual meeting on the inside cover of this proxy statement includes instructions on how to vote your shares.
The Board of Directors appreciates and encourages shareholder participation. Thank you for your continued support.
Sincerely,
Kirk S. Hachigian
Chairman, President and
Chief Executive Officer

NOTICE OF ANNUAL GENERAL MEETING OF SHAREHOLDERS
COOPER INDUSTRIES PLC

TIME	11:30 a.m. on Monday, May 2, 2011.

PLACE	The 2011 Annual Meeting of Shareholders of Cooper Industries plc (“Cooper” or the “Company”) will be held at The Merrion Hotel, 22-24 Upper Merrion Street, Dublin, Ireland. You can obtain directions to attend the Annual Meeting on our website at www.cooperindustries.com in the “Investors” section under the “Annual Meeting” tab.

ITEMS OF BUSINESS	1. To elect the three directors named in the proxy statement to serve until our 2014 Annual Meeting;

2. To consider the Company’s Irish Statutory Accounts for the year ended December 31, 2010 and the related reports of the directors and auditors;

3.   To ratify the appointment of Ernst & Young LLP as our independent auditors for the year ending December 31, 2011 and authorize the Audit Committee of the Board of Directors to set their remuneration;

4. To consider the 2011 Omnibus Incentive Compensation Plan;

5. To hold an advisory vote on executive compensation;

6. To hold an advisory vote on the frequency of the advisory vote on executive compensation;

7. To authorize any subsidiary of the Company to make market purchases of Company shares;

8. To authorize the reissue price range of treasury shares; and

9. To transact any other business as may properly before the meeting or any postponement or adjournment thereof.

Proposal 8 is a special resolution requiring the approval of not less than 75% of the votes cast at the meeting. The other proposals are ordinary resolutions requiring a simple majority of the votes cast, other than Proposal 6 which will be determined by a plurality of the votes cast.

RECORD DATE	Holders of ordinary shares of record at the close of business on March 4, 2011, may vote at the meeting.

FINANCIAL STATEMENTS	Our audited financial statements for the year ended December 31, 2010 and the related Management’s Discussion and Analysis of Financial Condition and Results of Operations are included in our Form 10-K, which is contained in the Annual Report that accompanies this proxy statement. In addition, our Irish Statutory Accounts for the year ended December 31, 2010 and the related reports of the directors and auditors are included in materials that accompany this proxy statement.

VOTING YOUR PROXY	Shareholders can vote by one of the following methods:

1. CALL 1-800-690-6903 to vote by telephone anytime up to 11:59 p.m. Eastern Standard time in the U.S. on May 1, 2011; OR

2. GO TO THE WEBSITE: www.proxyvote.com to vote over the Internet anytime up to 11:59 p.m. Eastern Standard time in the U.S. on May 1, 2011; OR

3.   IF PRINTED PROXY MATERIALS WERE MAILED TO YOU, MARK, SIGN, DATE AND RETURN your proxy card in the enclosed postage-paid envelope. If you are voting by telephone or the Internet, please do not mail your proxy card.

INTERNET AVAILABILITY OF PROXY MATERIALS	Important Notice Regarding the Availability of Proxy Materials for the Shareholder Meeting to be held on May 2, 2011. The proxy statement, Annual Report to Shareholders and our Irish Statutory Accounts are also available at www.proxyvote.com
By order of the Board of Directors:
Terrance V. Helz
Associate General Counsel and Secretary
March 21, 2011
Registered Office:
5 Fitzwilliam Square
Dublin 2, Ireland
YOUR VOTE IS IMPORTANT. TO ENSURE YOUR REPRESENTATION AT THE MEETING, PLEASE
SUBMIT YOUR PROXY AS PROMPTLY AS POSSIBLE. IF YOU ARE A SHAREHOLDER WHO IS
ENTITLED TO ATTEND THE MEETING AND VOTE, THEN YOU ARE ALSO ENTITLED TO
APPOINT A PROXY OR PROXIES TO ATTEND AND VOTE ON YOUR BEHALF. THIS PROXY IS
NOT REQUIRED TO BE A SHAREHOLDER OF THE COMPANY. IF YOU ATTEND THE MEETING,
YOU MAY VOTE IN PERSON BY FOLLOWING THE INSTRUCTIONS IN THE ATTACHED PROXY
STATEMENT, EVEN IF YOU HAVE RETURNED A PROXY.

PROXY STATEMENT
     The Board of Directors of Cooper Industries plc (“Cooper”) is soliciting your proxy to vote at our 2011 Annual Meeting of Shareholders on May 2, 2011. This booklet contains information about the items being voted on at the Annual Meeting and information about Cooper. The proxy materials are being sent to our shareholders on or about March 21, 2011.
QUESTIONS AND ANSWERS

Why am I receiving these materials?
     Cooper has made these materials available to you on the Internet or, upon your request, has delivered printed versions of these materials to you by mail, in connection with Cooper’s solicitation of proxies for use at the Annual Meeting to be held on Monday, May 2, 2011 at 11:30 a.m. local time, at the Merrion Hotel, 22-24 Upper Merrion Street, Dublin, Ireland and at any postponement or adjournment thereof. These materials were first sent or given to shareholders on March 21, 2011. You are invited to attend the Annual Meeting and vote upon the proposals described in this Proxy Statement.

What may I vote on?
•	The election of three nominees to serve on our Board of Directors;

•	Consideration of Cooper’s Irish Statutory Accounts for the year ended December 31, 2010 and related reports of the directors and auditors;

•	Ratification of the appointment of Ernst & Young LLP as our independent auditors for the year ending December 31, 2011 and authorization of the Audit Committee of the Board of Directors to set their remuneration;

•	Consideration of the 2011 Omnibus Incentive Compensation Plan;

•	An advisory vote on executive compensation;

•	An advisory vote on the frequency of advisory votes on executive compensation;

•	Authorization for any Cooper subsidiaries to make market purchases of Cooper shares; and

•	Authorization of the reissue price range of treasury shares.

How does the Board recommend I vote on proposals?
     The Board recommends a vote FOR each of the proposals described in the item immediately above, other than the proposal relating to the frequency of advisory votes on executive compensation. For that proposal, the Board recommends that future advisory votes on executive compensation occur every three years.

Who is entitled to vote:
     Each share of Cooper’s common stock has one vote on each matter. Only shareholders of record as of the close of business on March 4, 2011 are entitled to receive notice of, attend and to vote at the Annual Meeting.

How do I vote:
We request that you vote your shares as promptly as possible. You may vote your shares by means of a proxy using one of the following methods of voting if you have shares registered in your own name:
•	electronically using the Internet,

•	by telephone, or

•	If this proxy statement was mailed to you, by signing and dating the enclosed proxy card and returning it in the prepaid envelope.
The instructions for these three methods are contained on the Notice of Annual Meeting which immediately follows the cover page of this proxy statement and also on the proxy card. If you return your signed proxy card but do not mark the boxes showing how you wish to vote, your shares will be voted as recommended by the Board of Directors. The giving of such proxy does not affect your right to vote in person if you attend the meeting.
If you are a shareholder of record, you may vote in person at the Annual Meeting. If your shares are not registered in your name, you may also vote your shares in person at the Annual Meeting, but you must request a “legal proxy” to do so. Please contact your broker or agent in whose name your shares are registered for instructions regarding obtaining a legal proxy. If you hold Cooper shares through a broker, bank or other agent, you may appoint proxies and vote as provided by that bank, broker or agent.

Can I revoke my proxy card?
Whichever voting method you use, you have the right to revoke your proxy at any time before the meeting by:
•	filing with Cooper’s Corporate Secretary an instrument revoking your proxy,

•	attending the meeting and giving notice of revocation; or

•	submitting a later-dated proxy by any of the three voting methods described above.

Is my vote confidential?
Proxy instructions, ballots and voting tabulations that identify individual shareholders are handled in a manner that protects your voting privacy. Your vote will not be disclosed either within the Company or to third parties, except: (1) to respond to written comments on the proxy card; (2) as required by law; (3) to allow for the tabulation and certification of votes; or (4) in other limited circumstances, such as a proxy contest in opposition to the Board.

What shares are included on my proxy card?
The shares listed on your Notice of Internet Availability of Proxy Materials and your proxy card represent ALL of your record shares, including the following, as applicable:
•	shares held in the Cooper Dividend Reinvestment and Stock Purchase Plan;

•	shares held in custody for your account by State Street Bank, as Trustee of the Cooper Industries Retirement Savings and Stock Ownership Plan (“CO-SAV”);

•	shares held in custody for your account by Fidelity Management Trust Company, as Trustee of the Apex Tool 401(k) Savings Plan (“Apex Savings Plan”); and

•	shares held in a book-entry account at Computershare Trust Company, N.A., Cooper’s transfer agent.

If you do not properly submit your proxy by one of the three methods described above or attend and vote in person, your shares (except for CO-SAV) will not be voted. See below for an explanation of the voting procedure for shares held in CO-SAV and the Apex Savings Plan.
If you hold shares in a broker account, you will receive a separate proxy card and instructions from your broker.

How is Cooper Stock in CO-SAV and the Apex Savings Plan voted?
If you hold shares through CO-SAV, you must instruct the CO-SAV Trustee, State Street Bank, how to vote your shares. If you do not properly submit your proxy by one of the three methods described above (or if you submit your proxy with an unclear voting designation, or with no voting designation at all), then the Trustee will votes the shares in your CO-SAV account in proportion to the way the other CO-SAV participants voted their shares. The Trustee will also vote ordinary shares not yet allocated to participants’ accounts in proportion to the way that CO-SAV participants voted their shares. CO-SAV votes receive the same confidentiality as all other shares voted.
If you hold shares through the Apex Savings Plan, you must instruct the Trustee, Fidelity Management Trust Company, how to vote your shares. If you do not properly submit your proxy by one of the three voting methods described above (or if you submit your proxy with an unclear voting designation, or with no voting designation at all), then your shares will not be voted.

How many shares can vote?
     As of March 4, 2011 record date, 164,874,327 ordinary shares were issued and outstanding. These are the only securities entitled to vote.

What vote is required for approval?
Provided a quorum is present, the election of a director, the consideration of Cooper’s Irish Statutory Accounts, the appointment of the independent auditors, the consideration of the 2011 Omnibus Incentive Compensation Plan, and the authorization for the Company’s subsidiaries to make market purchases of Cooper shares are ordinary resolutions requiring a majority of the votes cast. Authorization of the reissue price range treasury shares is a special resolution that requires the approval of at least 75% of the votes cast.
Although the shareholder votes on executive compensation and the frequency of the advisory vote on executive compensation are nonbinding on Cooper or the Board of Directors, the opinion of our shareholders is valued by Cooper management and the Board. The advisory vote regarding executive compensation will be considered approved if the votes cast in favor of the proposal exceed the votes cast against the proposal. The option on the frequency (one, two or three years) of the advisory vote on executive compensation that receives the most votes from our shareholders will be considered as the shareholders’ recommendation as to the frequency of future advisory votes on executive compensation.
Abstentions and broker nonvotes will not be considered votes properly cast at the Annual Meeting. Because approval of all the proposals is based on the votes properly cast at the Annual Meeting, abstentions and broker nonvotes will not have any effect on the outcome of voting on any of these proposals.

What is the quorum requirement for the Annual Meeting?
The holders of a majority of the shares entitled vote at the Annual Meeting must be present at the Annual Meeting for the transaction of business. This is called a quorum. Shareholders may represent their shares by attending the meeting or their shares may be represented at the meeting by proxy. If you submit a valid proxy by any of the described methods, even if you abstain from voting, then your shares will be counted for purposes of determining if there is a quorum. Abstentions and broker nonvotes are considered present for purposes of determining a quorum. If a quorum is not present, the Annual Meeting will be adjourned until a quorum is obtained.

Who can attend the Annual Meeting?
Attendance at the Annual Meeting is limited to shareholders. If you own Cooper shares on March 4, 2011, you may attend the Annual Meeting. Please indicate on your proxy if you plan to attend. If your shares are held through a broker and you would like to attend, please write to Terrance V. Helz, Associate General Counsel and Secretary, Cooper Industries plc, 600 Travis, Suite 5600, Houston, Texas 77002, or bring proof of ownership to the meeting. Each shareholder may be asked to provide a valid picture identification, such as a driver’s license or passport and proof of ownership as of the Record Date. The use of cell phones, smartphones, pagers, recording and photographic equipment is not permitted in the meeting rooms at the Annual Meeting.

How will voting on any other business be conducted?
Although we do not know of any other business to be considered at the Annual Meeting, if any other business is properly presented at the Annual Meeting, your proxy will be voted as determined by the persons voting the proxies.

What is the deadline to propose actions for consideration at the 2012 Annual Meeting of shareholders?
All shareholder proposals must be submitted in writing to Terrance V. Helz, Associate General Counsel and Secretary, Cooper Industries plc, 5 Fitzwilliam Square, Dublin 2, Ireland and must be received no later than November 22, 2011. Shareholder proposals must also meet all other requirements of the Securities and Exchange Act of 1934 to be eligible for inclusion. If a shareholder proposal is received after February 5, 2012, the persons voting the proxies may vote in their discretion on such proposal as to all the shares for which they have received proxies for the 2012 Annual Meeting of Shareholders.

Who will serve as the inspector of election?
A representative of Broadridge Financial Solutions will serve as the inspector of election.

Where can I find the voting results of the Annual Meeting?
The preliminary voting results will be announced at the Annual Meeting. The final voting results will be tallied by the inspector of election and published in Cooper’s Current Report on Form 8-K, which the company is required to file with the SEC within four business days following the Annual Meeting.

Who is paying for the costs of this proxy solicitation?
Cooper is paying the costs of solicitation of proxies. We have retained Georgeson, Inc. to assist in the distribution of proxy materials and solicitation of votes for a fee of $16,000, plus out-of-pocket expenses. We also reimburse brokerage houses and other custodians, nominees and fiduciaries for their reasonable out-of-pocket expenses of forwarding proxy and solicitation materials to shareholders. Our directors, officers and employees may also solicit proxies without additional compensation by letter, telephone or otherwise.

COOPER STOCK OWNERSHIP OF CERTAIN BENEFICIAL OWNERS
     As of March 4, 2011, there were 17,824 registered holders of Cooper shares. We know of no person who was the beneficial owner of more than five percent of the outstanding shares of our voting securities as of that date, other than the following which have filed statements of ownership on Schedule 13G with the Securities and Exchange Commission.

		Amount and Nature		Percent
		of Beneficial		of
Title and Class	Name and Address of Beneficial Owner	Ownership		Class(5)
Ordinary shares	Barrow, Hanley, Mewhinney & Strauss	12,087,388	(1)	7.36%
	2200 Ross Avenue, 31st Floor
	Dallas, Texas 75201-2761

Ordinary shares	Vanguard Windsor Funds	11,476,088	(2)	6.99%
	Vanguard Windsor II Fund 100 Vanguard Boulevard Malvern, Pennsylvania 19355

Ordinary shares	Alliance Bernstein L.P.	10,444,542	(3)	6.36%
	1345 Avenue of the Americas New York, New York 10105

Ordinary shares	FMR LLC	8,699,251	(4)	5.30%
	82 Devonshire Street Boston, Massachusetts 02109

(1)	Based on Schedule 13G filed February 11, 2011 by Barrow, Hanley, Mewhinney & Strauss, Inc., which has sole dispositive power over 12,087,388 shares, sole voting power over 218,300 shares and shared voting power over 11,869,088 shares.

(2)	Based on Schedule 13G filed February 10, 2011 by Vanguard Windsor Funds – Vanguard II fund, which has sole voting power over 11,476,088 shares.

(3)	Based on Schedule 13G filed February 9, 2011, Alliance Bernstein has sole voting power over 8,695,673 shares, shared voting power over 12,680 shares, sole dispositive over 10,412,557 shares and shared dispositive power over 31,985 shares.

(4)	Based on Schedule 13G filed February 14, 2011, jointly on behalf of Edward C. Johnson 3rd, FMR LLC, and its subsidiaries and affiliates, Fidelity Management and Research Company (“Fidelity”), and Strategic Advisors, Inc. The shares are beneficially owned as follows: Fidelity – 8,612,859 shares and Strategic Advisors, Inc. – 86,392 shares. The Fidelity Funds’ Board of Trustees has sole voting power over the shares that are beneficially owned by the Fidelity Funds, and Edward C. Johnson 3rd and FMR LLC, through control of Fidelity and the Fidelity funds, each has sole dispositive power over the 8,612,859 shares owned by the Fidelity funds. Edward C. Johnson 3rd and FMR LLC, through control of FMR LLC subsidiaries including Strategic Advisors, Inc., each had sole dispositive power and sole power to vote or direct the voting of the shares beneficially owned by Strategic Advisors, Inc. The address of Fidelity and Strategic Advisors, Inc. is 82 Devonshire Street, Boston, MA 02109.

(5)	Calculated on the basis of 164,130,802 shares that are issued and outstanding as of December 31, 2010.

PROPOSAL 1
ELECTION OF DIRECTORS
     The Board of Directors is divided into three classes. Each class is elected for a term of three years, so that the term of one class of directors expires at every meeting.
     The Board of Directors has nominated three persons for election as directors in the class whose term will expire at the Annual Meeting in 2014. The nominees are: Linda A. Hill, James J. Postl and Mark S. Thompson. All of the nominees are current members of the class whose term expires at the meeting. Robert M. Devlin is a director whose term also expires at the 2011 Annual Meeting. Mr. Devlin is not standing for re-election because he is retiring at the April 2011 Board meeting in accordance with the Board of Directors’ tenure policy, which requires that a non-employee director shall retire from the Board effective as of the next regular Board meeting following the date he or she reaches age 70. In February 2011 Mr. James R. Wilson also retired from Cooper’s Board in accordance with the director tenure policy. Due to the retirements of Messrs. Devlin and Wilson, the Board has approved reducing the number of directors from 11 to 9. The Board also approved moving Mr. Mark Thompson from the class of directors whose term expires in 2013 to the class whose term expires at the 2011 Annual Meeting to maintain the number of directors in each class as nearly equal as possible in accordance with Cooper’s Memorandum and Articles of Incorporation.
NOMINEES WHOSE TERMS EXPIRE IN 2014

LINDA A. HILL Member – Management Development and Compensation Committee Director since 1994 Age 54	Ms. Hill is a Professor at the Harvard Business School. She joined the faculty of Harvard Business School in 1984 as an Assistant Professor in organizational behavior and human resource management. She was named Associate Professor in 1991, Professor in 1995 and the Wallace Brett Donham Professor of Business Administration in 1997. She is also a director of State Street Corporation.

JAMES J. POSTL Chairman – Audit Committee Member – Executive Committee Director since 2003 Age: 65	Mr. Postl served as President and Chief Executive Officer of Pennzoil Quaker State Company, a petroleum products company, from May 2000 until October 2002 when he retired. He joined Pennzoil in October 1998 as President and Chief Operating Officer. He is also a director of Pulte Group, Inc., the American Balanced Fund, International Growth and Income Fund and the Income Fund of America. He is a former director of Centex Corporation and Northwest Airlines.

MARK S. THOMPSON Member – Committee on Nominations and Corporate Governance Director since 2007 Age: 54	Dr. Thompson has served as Chairman, President and Chief Executive Officer of Fairchild Semiconductor International, Inc., a company providing semiconductor solutions, since May 2008 and as President and Chief Executive Officer since April 2005. He is also a director of American Science and Engineering, Inc. and Fairchild Semiconductor International, Inc.
THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS
A VOTE FOR EACH OF THE ABOVE NOMINEES

CONTINUING DIRECTORS WHOSE TERMS EXPIRE IN 2012

IVOR J. EVANS Chairman – Management Development and Compensation Committee Member – Committee on Nominations and Corporate Governance and Executive Committee Director since 2003 Age: 68	Mr. Evans is an operating partner of Thayer Capital Partners, a private equity firm. He previously served as Vice Chairman of Union Pacific Corporation and its principal operating company, Union Pacific Railroad Company, a rail carrier and transportation company, until February 2005. He is also a director of ArvinMeritor, Inc., Roadrunner Transportation Systems, Inc., Spirit Aerosystems Holdings, Inc., and Textron Inc. He is a former director of Suntron Corporation.
KIRK S. HACHIGIAN Chairman – Executive Committee Director since 2004 Age: 51
Mr. Hachigian is Chairman, President and Chief Executive Officer of Cooper Industries plc. He was named Chairman in February 2006, President and Chief Executive Officer in May 2005. He previously held various executive positions with Cooper since joining the Company in April 2001. He is also a director of PACCAR Inc. He is a former director of American Standard Companies, Inc. and Trane Inc.
LAWRENCE D. KINGSLEY Member – Audit Committee Director since 2007 Age: 48
Mr. Kingsley is Chairman, President and Chief Executive Officer of IDEX Corporation, an engineered industrial products company. He was named Chairman in April 2006, President and Chief Executive Officer in March 2005 and Chief Operating Officer in August 2004. He is also a director of IDEX Corporation.

CONTINUING DIRECTORS WHOSE TERMS EXPIRE IN 2013

STEPHEN G. BUTLER Chairman – Committee on Nominations and Corporate Governance Member – Audit Committee and Executive Committee Director since 2002 Age: 63	Mr. Butler served as Chairman and Chief Executive of the accounting firm, KPMG LLP, from 1996 until June 2002, when he retired. He is also a director of ConAgra Foods, Inc. and Ford Motor Company.

DAN F. SMITH Member – Management Development and Compensation Committee Director since 1998 Age 64	Mr. Smith currently serves as Chairman of the Board of Kraton Performance Polymers Inc., a company providing polymer solutions. He was also appointed Chairman of the Board of Valerus Compression Services, a privately held natural gas services company, in December 2009. He previously served as President and Chief Executive Officer of Lyondell Chemical Company, a petrochemicals and refining operations company, until December 2007 and is a former director of Lyondell Chemical Company.

GERALD B. SMITH
Presiding Non-Management
      Director
Member – Executive Committee,
     Committee on Nominations and
     Corporate Governance and
     Management Development and
     Compensation Committee
Director since 2000
Age: 60
Mr. Smith is Chairman and Chief Executive Officer of Smith Graham & Company, an investment management firm that he founded in 1990. He is also a director of The Charles Schwab Family of Funds, ONEOK Inc. and ONEOK Partners, L.P.

INFORMATION ABOUT MANAGEMENT
Executive Officers
     The table below contains certain information as of March 1, 2011 with respect to Cooper’s executive officers. All executive officers are elected to terms that expire at the organizational meeting of the Board of Directors, which follows the Annual Meeting of Shareholders.

			Years	Executive
			of	Officer
Name	Position	Age	Service	Since
Kirk S. Hachigian	Chairman, President and Chief Executive Officer	51	10	2001

David A. Barta	Senior Vice President and Chief Financial Officer	48	1	2010

Terry A. Klebe	Vice Chairman	56	16	1995

Neil A. Schrimsher	Executive Vice President and President, Cooper Wiring Devices	46	5	2008

C. Thomas O’Grady	Senior Vice President, Business Development	59	6	2005

Bruce M. Taten	Senior Vice President, General Counsel and Chief Compliance Officer	55	3	2008

R. Mark Eubanks	President, Cooper Lighting	38	4	2011

Grant L. Gawronski	President, Cooper Crouse-Hinds	48	8	2003

Rick L. Johnson	Vice President, Controller and Chief Accounting Officer	58	5	2008

Ivo Jurek	President, Cooper Bussmann	46	4	2009

Kevin C. Kissling	President, Cooper B-Line	49	8	2008

Heath B. Monesmith	Vice President, Human Resources	40	4	2011

Michael A. Stoessl	Group President, Cooper Power Systems	47	8	2006

Robert L. Taylor	Chief Marketing Officer	46	6	2008

Laura K. Ulz	Vice President, Operations and President, Cooper Tools	48	4	2007
     All of the executive officers have been employed by Cooper in management positions for five years or more, except David A. Barta, Bruce M. Taten, Ivo Jurek, Laura K. Ulz, Heath B. Monesmith and R. Mark Eubanks.
•	David A. Barta joined Cooper in May 2010 from Regal-Beloit Corporation (electrical and mechanical motion control products) where he served as Vice President, Chief Financial Officer since 2004.

•	Bruce M. Taten joined Cooper in 2008 from Nabors Industries (oil and gas) where he served as Vice President and General Counsel since 2002.

•	R. Mark Eubanks joined Cooper in June 2006 as Director, Business Development for Cooper Wiring Devices. He was appointed Vice President and General Manager, Architectural Lighting Control Products, Cooper Lighting in 2007 and Vice President and General Manager, Cooper Lighting in 2010.

•	Ivo Jurek joined Cooper in 2007 as Vice President/General Manager for the Cooper Electronic Technologies business while also serving as managing director for Cooper Bussmann’s Asia Pacific region. He was appointed as President, Cooper Bussmann in January 2009. Prior to joining Cooper, he spent 10 years with International Rectifer Corporation where he held significant general management positions in their automotive and electronic motion systems businesses.

•	Heath B. Monesmith joined Cooper in June 2006 as Senior Counsel, Litigation and was appointed Associate General Counsel in 2009. Prior to joining Cooper, he was a partner at Kirkpatrick & Lockhart Nicholson Graham LLP.

•	Laura K. Ulz joined Cooper in 2007 as Vice President, Operations and was also appointed President, Cooper Tools in 2010. Prior to joining Cooper, Ms. Ulz worked for Honeywell International (aerospace, automation and controls, specialty materials and transportation systems) where she most recently served as Vice President, Operations for Honeywell’s Environmental and Combustion Controls business.
Securities Ownership of Officers and Directors
     As of February 16, 2011, each director, nominee and executive officer named in the Summary Compensation Table beneficially owned the number of Cooper shares listed in the following table. Each of the named individuals owned less than 1%, and all directors and executive officers as a group beneficially owned 2.1% of Cooper’s publicly held outstanding ordinary shares as of that date.

	Number of Shares
Number of Beneficial Owners	Beneficially Owned(1)
Stephen G. Butler	64,726	(2)
Robert M. Devlin	90,396	(2)(4)
Ivor J. Evans	58,342	(2)
Kirk S. Hachigian	1,623,305
Linda A. Hill	50,693	(2)
Lawrence D. Kingsley	20,481	(2)
James J. Postl	58,245	(2)
Dan F. Smith	80,853	(2)
Gerald B. Smith	52,977	(2)
Mark S. Thompson	20,629	(2)
Terry A. Klebe	394,375	(3)
David A. Barta	0
Neil A. Schrimsher	153,371
Michael A. Stoessl	202,739
Bruce M. Taten	43,727
All Directors and Executive Officers as a Group	3,599,186	(2)(3)(4)

(1)	Includes shares held by executive officers in Cooper’s Retirement Savings and Stock Ownership Plan. Also includes shares issuable upon the exercise of options granted under either the Stock Incentive Plan or the Directors’ Stock Plan that are exercisable (or vest) within a period of 60 days from February 16, 2011, as follows: Mr. Butler – 20,000 shares; Mr. Devlin – 22,000 shares; Mr. Evans – 20,000 shares; Mr. Hachigian – 1,261,700 shares; Ms. Hill – 16,000 shares; Mr. Kingsley – 4,000 shares; Mr. Postl – 16,000 shares; Mr. D. Smith – 16,000 shares; Mr. G. Smith – 24,000 shares; Mr. Thompson – 4,000 shares; Mr. Klebe – 261,833 shares; Mr. Schrimsher – 120,666 shares; Mr. Stoessl – 103,400 shares; and Mr. Taten – 31,833 shares and all directors and executive officers as a group – 2,420,975 shares. None of the shares beneficially owned by the directors and executive officers have been pledged as security.

(2)	Includes shares the receipt of which has been deferred by the directors under the Directors’ Stock Plan and the Directors’ Retainer Fee Stock Plan, as follows: Mr. Butler – 28,606 shares; Mr. Devlin – 24,018 shares; Mr. Evans – 35,364 shares; Ms. Hill – 26,315 shares; Mr. Kingsley – 11,182 shares; Mr. Postl – 39,267 shares; Mr. D. Smith – 60,275 shares; Mr. G. Smith – 20,389 shares; and Mr. Thompson – 11,182 shares.

(3)	Includes shares the receipt of which has been deferred pursuant to the Stock Incentive Plan and the Management Annual Incentive Plan, as follows: Mr. Klebe – 28,992 shares and all executive officers as a group – 28,992.

(4)	Includes 21,000 shares held by the Devlin Foundation for which Mr. Devlin serves as trustee.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE
          Section 16(a) of the Securities Exchange Act of 1934, as amended (“Exchange Act”), requires executive officers, directors and persons who beneficially own more than 10% of Cooper’s shares to file initial reports of ownership and reports of changes in ownership with the SEC and the NYSE. SEC regulations require executive officers, directors and greater than 10% beneficial owners to furnish Cooper with copies of all Section 16(a) forms they file.
          Based solely on a review of those forms by Cooper and written representations from the executive officers and directors, Cooper believes its executive officers and directors complied with all applicable Section 16(a) filing requirements during the fiscal year ended December 31, 2010, with the exception of a late filing on Form 4 relating to a transaction by Kevin Kissling, President of Cooper B-Line, on March 3, 2010, that was filed on January 28, 2011 and a transaction by Robert Taylor, Chief Marketing Officer, on November 5, 2010 that was filed on December 16, 2010.
CORPORATE GOVERNANCE
     Meetings of the Cooper Board and its Committees
     Our Board of Directors held four meetings during 2010. All of the directors attended 75% or more of the meetings of the Board and the Committees of the Board on which they served. Also, Cooper’s policy is to encourage all Board members to attend the Annual Meeting of Shareholders. All of the directors except Messrs. Devlin and Evans attended the 2010 Annual Meeting of Shareholders. Mr. Gerald B. Smith, as Presiding Non-Management Director, presides over the Board in the absence of the Chairman and in Board sessions held without management directors. The other responsibilities of the Presiding Non-management Director are described below under the subheading “Board Leadership Structure and Risk Oversight”. Cooper’s Corporate Governance Principles and the charters of the Audit Committee, Management Development and Compensation Committee, Committee on Nominations and Corporate Governance and Executive Committee are available on Cooper’s website at www.cooperindustries.com in the “Investors” section under the “Corporate Governance” tab. Executive sessions of the non-management directors are held at every regularly scheduled meeting of the Board and at the regular meetings of the key Board Committees.
     Director Independence
     Under the NYSE listing standards, in order to consider a director to be independent, the Board must determine that he or she has no material relationship with Cooper other than as director. The standards specify the criteria for determining whether directors are independent and contain guidelines for directors and their immediate family members with respect to employment or affiliation with Cooper or its independent public accountants. In addition to the NYSE’s standards for independence, categorical standards have been adopted by the Board to assist it in making independence determinations. Our categorical standards provide that a director will still be deemed independent if the director serves as an executive officer, director or trustee of a charitable organization and Cooper’s discretionary annual contributions to such organization are less than the greater of $1 million or 2% of such organization’s total annual charitable receipts. A copy of Cooper’s director independence standards is set forth under the caption “Director Independence Standards” on Cooper’s website at www.cooperindustries.com in the “Investors” Section under the “Corporate Governance” tab.
     The Board has determined that all directors, nominees and committee members, except for Kirk S. Hachigian, have no direct or indirect material relationship with Cooper and are independent under the applicable listing standards of the New York Stock Exchange and the categorical standards that have been adopted by the Board. Specifically, the Board determined that Messrs. Kingsley, Dan Smith and Thompson have no relationship with Cooper other than being a director, nominee and/or shareholder. Mr. Butler serves as a director of Ford Motor Company to which Cooper has sold products within the last three years. Also, Mr. Evans is a director of Spirit Aerosystems Holdings, Inc. and ArvinMeritor, Inc. to which Cooper sold products within the last three years and Mr. Gerald Smith serves as a director of Oneok Partners, L.P. to which Cooper sold products in 2010.
     Ms. Hill and Messrs. Devlin, Postl and Gerald Smith serve as a director or trustee of charitable organizations to which Cooper made contributions in 2010. As part of Cooper’s director compensation program, Cooper provides non-management directors a matching gift program for contributions made by directors to charitable organizations up to a maximum $5,000 per year. These matching contributions are nondiscretionary on Cooper’s part. The contributions made to charitable organizations for which Ms. Hill and Messrs. Devlin and Gerald Smith serve as a director or trustee are director matching contributions of $5,000 or less. Director matching contributions were also made to an organization for which Mr. Postl serves on the board. Cooper has a long-standing history of making contributions to certain charitable organizations in the Houston area where Cooper maintains its administrative headquarters. Mr. Postl is a well known executive in the Houston area and coincidentally serves as a director of several of these organizations. Specifically, in 2010, Cooper contributed $85,000 to the Houston Chapter of the American Heart Association, $30,000 to Rice University and affiliated organizations, $8,000 to the Society of the Performing Arts and $3,500 to The Houston Area Women’s Center. Finally, Mr. Postl sits on the board of the United Way of Greater Houston. Cooper contributed approximately $409,000 to the United Way, of which approximately $94,000 went to United Way of Greater Houston. The contributions made to the United Way are matching contributions made by Cooper employees and are non-discretionary on Cooper’s part. Cooper has a long-standing history of making contributions to all these organizations and the contributions are not connected to Mr. Postl’s directorships with these organizations.
     The Board determined that none of these relationships impair a director’s independence either because of the type of affiliation between the director and the other entity or because the amounts involved were within the applicable thresholds for independence standards. Mr. Hachigian is not an independent director because of his service as an executive officer of Cooper and not because of any other transactions or relationships.
     Audit Committee
     The Audit Committee, which consists of all independent directors, held nine meetings during 2010. The Board has determined that Mr. James J. Postl qualifies as an “audit committee financial expert” under the federal securities laws. The Committee’s principal responsibilities are to:
•	Oversee the integrity of Cooper’s consolidated financial statements, system of internal controls, and compliance with legal and regulatory requirements.

•	Select, determine the compensation of, evaluate and, when appropriate, replace the independent auditor, and pre-approve audit and permitted non-audit services.

•	Oversee the qualifications and independence of the independent auditor and the performance of Cooper’s internal auditor and independent auditor.

•	After review, recommend to the Board the acceptance and inclusion of the annual audited consolidated financial statements in Cooper’s Annual Report on Form 10-K.
     Executive Committee
     The Executive Committee, which is authorized to act on behalf of the full Board between regular meetings of the Board, held one meeting in 2010.
     Management Development and Compensation Committee
     The Management Development and Compensation Committee, which consists of all independent directors, held four meetings during 2010. The Committee’s principal responsibilities are to:
•	Establish corporate compensation policies, including determining base salary and annual and long-term incentive awards for executive officers and other key employees.

•	Establish specific performance goals and objectives to be used to evaluate performance over a given period.

•	Evaluate the performance of executive officers and other key employees to determine whether performance goals and objectives have been attained and awards have been earned.

•	Determine stock option and long-term performance share grants to employees.

•	Review compliance with stock ownership guidelines for executive officers and other key employees.

•	Review succession planning and executive development.

•	Oversee pension plan asset management.
     For a detailed description of the Committee’s processes and procedures for consideration and determination of executive compensation, including the role of executive officers and compensation consultants in recommending the amount and form of executive compensation, see “Compensation Discussion and Analysis” beginning on page 18.

     Committee on Nominations and Corporate Governance
     The Committee on Nominations and Corporate Governance, which consists of all independent directors, held four meetings in 2010. The Committee’s principal responsibilities are to:
•	Recommend nominees for election to the Board and Committee assignments.

•	Review and recommend action on shareholder proposals.

•	Review corporate governance principles and oversee the operation, governance and compensation of the Board.

•	Oversee the annual evaluation of the Board and its Committees.

•	Consider shareholder recommendations for nominees for election to the Board.

•	Review any related party transactions involving Cooper directors.
     Board Leadership Structure and Risk Oversight
     Cooper uses a traditional U.S. board leadership structure, under which our Chief Executive Officer (“CEO”) also serves as Chairman of our Board of Directors. We believe that having a combined Chairman/CEO, independent directors with strong leadership experience, an independent Presiding Non-Management Director who serves as our lead director, and independent Board Committees provides the right form of leadership for our Company. We also believe that this structure provides effective oversight of the risk management function by allocating responsibility for overseeing risk management among the full Board and its key Committees.
     Our current CEO and Chairman, Mr. Hachigian, has a deep understanding of Cooper and each of its component businesses including manufacturing, business processes, domestic and international markets, distribution channels and talent development. Mr. Hachigian has extensive manufacturing/operations experience. He joined Cooper in 2001 as Executive Vice President responsible for Cooper’s five electrical divisions, which represented over 50% of the Company’s revenues. In 2003 he was appointed Chief Operating Officer and in 2004 he was named President and joined Cooper’s Board of Directors. In 2005 he was appointed Chief Executive Officer and became Chairman in 2006. Mr. Hachigian has worked in the electrical industry throughout his career. His experience also includes a strategic role at Bain & Company; sales, marketing and general management positions at Oak Industries; and eight years in key management roles at General Electric. While at General Electric, he spent two years in Mexico and three years in Asia. He currently serves on the boards of PACCAR Inc., the Houston Branch of the Federal Reserve Bank of Dallas, the National Electrical Manufacturers Association and the National Association of Manufacturers and is a member of the Business Roundtable. The Board believes that having Mr. Hachigian serve as both CEO and Chairman and Mr. Gerald Smith serving as Lead Director provides the most effective leadership structure for the Company at the present time, because of Mr. Hachigian’s deep understanding of Cooper’s business, his leadership abilities, his industry knowledge, his strategic insights, and his ability to leverage the experience and perspectives of the independent directors. The board believes that Cooper and its shareholders have been well served by this leadership structure. Cooper’s total shareholder returns including dividends have exceeded the performance of the S&P 500 and the average return for Cooper’s 15-company peer group over one-, two-, three-, four-, five-, and ten-year time periods.
     The strong leadership experience of our independent directors supports effective leadership of Cooper’s Board. Of the eight independent directors currently serving on our Board, five are currently serving or have served as CEO and Chairman (or Vice Chairman) of other public companies. Of our three independent directors who have not served as a CEO of a public company, one director served as Chairman and CEO of a leading global accounting firm and one was founder and is Chairman and CEO of an investment management firm. Accordingly, our independent directors have strong leadership experience and are familiar with board processes. The Board, through its key Committees, which consist of all independent directors, oversees the Company’s financial reporting, corporate governance and executive compensation. The Board also reviews and approves the budget, capital structure including dividend policy and share repurchase programs, and corporate strategy including significant merger and acquisition transactions. As part of the strategic planning process, the Board reviews annual strategy presentations by each of the Company’s seven divisions and visits Cooper operating sites.
     Cooper has a strong corporate governance structure that ensures independent discussion, evaluation of, and communication with and access to, senior management. All of our key standing Committees are composed solely of independent directors, which provides independent oversight of management. Also, our Corporate Governance Principles provide that our independent directors will meet in executive session at each Board meeting.

     Our Corporate Governance Principles also require the appointment of an independent director to serve as our lead or Presiding Non-Management Director. The responsibilities of the Presiding Non-Management Director include the following:
•	Preside over Board meetings in the absence of the Chairman, including executive sessions of the independent directors.

•	Has authority to call meetings of the independent directors, preside over such meetings and, with input from other directors, prepare agendas for these meetings.

•	Provide feedback to the Chairman/CEO regarding issues arising in executive sessions of independent directors and serve as non-exclusive channel of communication between the Chairman/CEO and independent directors.

•	Together with the Chairman/CEO, and with input from other directors, collaborate on the preparation of Board agendas. Consult with the Chairman and other Board members regarding Board and meeting schedules.

•	Monitor significant developments between Board meetings and assure the Board is informed and engaged as appropriate.

•	Take the lead in assuring that the Board carries out its responsibilities if the CEO is incapacitated or in other crisis situations.
We believe that our Presiding Non-Management Director, Gerald B. Smith, has been very effective at enhancing the overall independent functioning of the Board.
     The Board allocates responsibility for overseeing risk management for the Company among the full Board and its key Committees. The full Board oversees significant risks relating to operations, strategy and finance. In addition, each of our Board Committees considers risks within its area of responsibilities. The Audit Committee is primarily responsible for overseeing matters involving major financial risk exposures to Cooper and actions management is taking to monitor such risk exposures. This includes risks relating to financial reporting and internal controls; litigation; environmental, health and safety matters; tax matters; liability insurance programs; and Cooper’s corporate compliance program, including compliance with legal and regulatory requirements and Cooper’s Code of Ethics and Business Conduct. The Management Development and Compensation (“MD&C”) Committee is primarily responsible for overseeing risks that may be implicated by our executive compensation program and risks relating to the administration and management of certain Cooper retirement and welfare plans. In setting compensation, the MD&C Committee strives to create incentives that encourage appropriate risk taking behavior consistent with the Company’s business strategy. Finally, the Committee on Nominations and Corporate Governance is primarily responsible for risks that may be implicated by the continued effective functioning of the Board and the Company’s corporate governance practices.
     Compensation-Related Risks
     Cooper assesses risks relating to our compensation programs, including our executive compensation program, and does not believe that the risks arising from our compensation policies and practices are reasonably likely to have a material adverse effect on Cooper. In reaching this conclusion, management considered various attributes of our compensation programs, including:
•	The use of financial performance measures that provide appropriate incentives to achieve key business objectives and align management’s interests with those of our shareholders;

•	The balance between annual and longer-term performance opportunities;

•	The ability of the Board’s Management Development and Compensation Committee to consider individual performance factors in determining actual compensation payouts;

•	Our strong internal controls environment that mitigates the risk that financial performance measures will be misstated; and

•	Stock ownership and retention guidelines that align executives’ interests with those of our shareholders.
     Management has discussed its assessment of compensation-related risks with the Board’s Management Development and Compensation Committee, who concurs with the conclusion reached by senior management.

     Majority Vote for Election of Directors
     Director nominees are elected by the affirmative vote of a majority of the votes cast by shareholders at the Annual Meeting. Any nominee for director who does not receive a majority of the votes cast is not elected to the Board. Cooper’s articles of association provide that if, at any Annual Meeting of the shareholders, the number of directors is reduced below the minimum seven directors as prescribed by the articles of association because of the failure of any director nominees to be elected, then in those circumstances, the nominee or nominees who receive the highest number of votes in favor of election shall be elected in order to maintain such prescribed minimum number of directors and each such director shall remain a director (subject to the provisions of the Irish Companies Act and the articles) only until the conclusion of the next Annual Meeting unless such director is elected by the shareholders during such meeting.
     Shareholder Recommendations for Potential Director Nominees
     Shareholders who submit recommendations for potential nominees for election to the Board must submit such recommendations in writing to Terrance V. Helz, Associate General Counsel and Secretary, Cooper Industries plc, 5 Fitzwilliam Square, Dublin 2, Ireland. The Committee on Nominations and Corporate Governance will evaluate any recommendations received from shareholders in the same manner that potential nominees suggested by Board members, management or other parties are evaluated.
     Qualifications of and Selection Process for Directors
     The current criteria for selecting new directors as set forth in the charter of the Committee on Nominations and Corporate Governance do not include specific minimum qualifications, but include criteria relating to a candidate’s business experience and accomplishments, lack of conflicts of interest, ability to commit the time to serve effectively, personal characteristics, the Board’s needs for a diversity of backgrounds and skills, and other pertinent considerations. When searching for new Board candidates, the Committee on Nominations and Corporate Governance also considers other diversity characteristics such as race, gender and national origin. The Committee on Nominations and Corporate Governance periodically reviews the appropriate skills, experience, perspectives and characteristics required of Board members or candidates in the context of the perceived needs of the Board at the time. The Committee generally uses a third-party search firm to assist in identifying potential Board candidates and/or in assessing and evaluating candidates based on the criteria noted above. The Committee then identifies and recommends to the Board qualified candidates for nomination and the full Board makes a final determination.
     The following is a summary of the particular experience, qualifications, attributes or skills that qualify our current directors and nominees to serve as a director of the Company. We believe that Cooper’s Board is comprised of individuals having backgrounds and skills that are important for Cooper’s business and its key initiatives, including manufacturing/operations, finance, marketing, international experience, human resources and logistics as well as experience in Cooper’s target markets such as commercial and industrial, petrochemicals, electronics, construction, consumer, utility, aerospace and automotive. A brief description of the directors’ recent business experience as well as other directorships held by each director in other public companies is set forth in the “Election of Directors” section of this proxy at pages 6 to 8. In addition, the following highlights the specific experience, qualifications, attributes and skills that have led the Committee on Nominations and Corporate Governance to conclude that such individuals have appropriate qualifications to serve on our Board.
•	Kirk S. Hachigian, Cooper’s Chairman and CEO, demonstrates strong leadership and a deep understanding of the Company, including manufacturing, business processes, domestic and international markets, distribution channels and talent development. Mr. Hachigian has extensive manufacturing/operations experience. He joined Cooper in 2001 as Executive Vice President responsible for Cooper’s five electrical divisions, which represented over 50% of the Company’s revenues. In 2003 he was appointed Chief Operating Officer and in 2004 he was named President and joined Cooper’s Board of Directors. In 2005 he was appointed Chief Executive Officer and became Chairman in 2006. Mr. Hachigian has worked in the electrical industry throughout his career. His experience also includes a strategic role at Bain & Company; sales, marketing and general management positions at Oak Industries; and eight years in key management roles at General Electric. While at General Electric, he spent two years in Mexico and three years in Asia. He currently serves on the boards of PACCAR Inc., the Houston Branch of the Federal Reserve Bank of Dallas, the National Electrical Manufacturers Association and the National Association of Manufacturers and formerly served on the board of American Standard Companies and Trane.

•	Stephen G. Butler has expertise in accounting and finance and knowledge of a wide range of U.S. and international business practices based on a 34-year career with KPMG, a global accounting and tax firm, including serving as Chairman of KPMG International, which operates in over 100 countries. He also has significant experience in operations, marketing and human resources through serving as managing partner of several KPMG offices and ultimately serving as Chairman and CEO of KPMG-USA; and valuable insights to the automotive and consumer markets based on his directorships at Ford Motor Company and ConAgra.

•	Robert M. Devlin has expertise in marketing and finance and knowledge of consumer markets based on his experience in diversified financial service organizations, including serving as Chairman and CEO of American General Corporation as well as holding various marketing positions at Mutual of New York. He also has significant experience in mergers and acquisitions, corporate finance and cost reduction and containment as Chairman of a private equity firm; and valuable insights to the automotive market based on his directorship at LKQ Corporation.

•	Ivor J. Evans has expertise in manufacturing/operations including experience in the electrical industry through various executive positions at Emerson Electric Co., which is one of Cooper’s peer companies. He also has extensive experience in transportation and logistics based on his service as Vice Chairman, President and Chief Operating Officer of Union Pacific Corporation and its principal operating company, Union Pacific Railroad Company; significant experience in mergers and acquisitions, corporate finance and cost reduction and containment serving as operating partner of a private equity firm; and valuable insights to compensation and corporate governance best practices.

•	Linda A. Hill has expertise in human resource management and organizational behavior including valuable knowledge of corporate governance, talent management, implementation of global strategies and innovation through her position as a Professor at the Harvard Business School and serving as a consultant for numerous Fortune 500 corporations and other organizations.

•	Lawrence D. Kingsley has expertise in manufacturing/operations including products for industrial and commercial markets through various executive positions including serving as Chairman, President and CEO of IDEX Corporation as well as holding key executive positions at Danaher Corporation, which is one of Cooper’s peer companies. He also has significant experience with international operations and markets having operated global businesses with operations in North America, Europe, Asia and Middle East as well as valuable experience in mergers and acquisitions and marketing.

•	James J. Postl has expertise in marketing and international operations and extensive experience in petrochemical and consumer markets through various executive positions including serving as President and CEO of Pennzoil Quaker State Company and Nabisco International and President of Nabisco Biscuit Co. He also has valuable knowledge in strategic planning and human resources through various executive positions and valuable insights to the housing construction market based on his directorship with Pulte Group.

•	Dan F. Smith has expertise in manufacturing/operations and extensive experience in petrochemical markets through various executive positions with Lyondell Chemical Company including serving as its Chairman and CEO, its Chief Operating Officer and Senior Vice President of Manufacturing as well as serving in various management positions with Atlantic Richfield Company. He also has expertise in finance through service as a Chief Financial Officer of a large public company and valuable knowledge of compensation and corporate governance best practices.

•	Gerald B. Smith has expertise in finance, portfolio management and marketing through executive positions in the financial services industry including being founder, Chairman and CEO of the investment management firm, Smith Graham & Company. He also has valuable insights to the energy markets through his directorships at ONEOK, Inc. and ONEOK Partners L.P.

•	Mark S. Thompson has expertise in manufacturing/operations in the electronics industry through various executive positions including serving as Chairman, President and CEO of Fairchild Semiconductor International, Inc., President of Big Bear Networks, Inc. and key management positions at Tyco Electronics. He also has expertise in product innovation and high technology development including electronic systems and component expertise as well as significant experience with international operations and markets having managed international operations in Asia.
     Methods for Communicating with Non-Management Directors
     Anyone who has a concern about Cooper’s conduct, including any concerns about Cooper’s accounting, financial reporting, internal controls or auditing matters, and who wishes to make such concerns known to the non-management directors as a group may submit such concerns in writing at the following address: Board of Directors, c/o Senior Vice President, General Counsel and Chief Compliance Officer, Cooper Industries plc, 5 Fitzwilliam Square, Dublin 2, Ireland. All such concerns shall be promptly forwarded to the Presiding

Non-Management Director and any concerns about accounting, financial reporting, internal controls and auditing matters also shall be promptly forwarded to the Chairman of the Audit Committee. Such concerns shall be simultaneously reviewed and addressed by the Senior Vice President, General Counsel and Chief Compliance Officer, or his designee, in the same way that similar concerns are addressed by Cooper.
     Code of Ethics and Business Conduct
     Cooper has adopted a Code of Ethics and Business Conduct that applies to its directors, officers and employees including our Chief Executive Officer, Chief Financial Officer, and Chief Accounting Officer. Cooper’s Code of Ethics and Business Conduct also applies to its directors, officers and employees and is available on the Company’s website at www.cooperindustries.com in the “Investors” section under the “Corporate Governance” tab and is available in print form to any shareholder who requests it. Cooper intends to satisfy the disclosure requirement under Item 5.05 of Form 8-K by posting on Cooper’s website at the Internet address noted in the previous sentence any amendments to, or waivers from, a provision of its Code of Ethics and Business Conduct that applies to its directors or executive officers.
TRANSACTIONS WITH RELATED PERSONS
     The Board of Directors has adopted a written policy which provides that the Audit Committee shall review related party transactions involving executive officers and the Committee on Nominations and Corporate Governance will review related party transactions involving directors or director nominees. The policy provides that any related party transaction may be entered into or continued only if the Board of Directors, acting through its Audit Committee or its Committee on Nominations and Corporate Governance, determines that the related party transaction in question is in, or is not inconsistent with, the best interests of Cooper and its shareholders. For purposes of this policy, a “related party transaction” is a transaction or an arrangement in which Cooper or one of its subsidiaries participates and the amount involved exceeds $10,000, and in which any related party has a direct or indirect material interest. Related parties include executive officers, directors, director nominees, beneficial owners of more than 5% of Cooper’s voting securities, immediate family members of any of the foregoing persons, and any firm, corporation or other entity in which any of the foregoing persons is employed and in which such person has 5% or greater beneficial ownership interest.
     Item 404(a) of SEC Regulation S-K requires disclosure of various transactions with related persons since the beginning of the last fiscal year, or that are currently proposed, and in which the Company was or is to be a participant and any related person had or will have a direct or indirect material interest in the transaction. No transactions occurred in the last fiscal year or are currently proposed that require disclosure under this regulation.
EXECUTIVE MANAGEMENT
COMPENSATION COMMITTEE REPORT
     The Management Development and Compensation Committee (the “Committee”) has reviewed and discussed with management the Compensation Discussion and Analysis set forth below. Based on its review and discussions, the Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in Cooper’s Proxy Statement and incorporated by reference into the Company’s Annual Report on Form 10-K for the year ended December 31, 2010.

Ivor J. Evans, Chairman	Dan F. Smith
Robert M. Devlin	Gerald B. Smith
Linda A. Hill

COMPENSATION DISCUSSION AND ANALYSIS
Executive Summary
     Our executive compensation philosophy is to provide key executives with competitive pay opportunities and with actual pay outcomes that reward superior corporate and individual performance. Our executive compensation program is designed to attract, motivate and retain individuals with the skills required to formulate and drive Cooper’s strategic direction and achieve annual and longer-term performance goals necessary to create shareholder value. The program seeks to align executive compensation with shareholder value through a combination of base pay, annual incentives and long-term incentives. Our executive officers’ fiscal 2010 compensation consisted primarily of the following components (in addition to the retirement, health and welfare plans and perquisites that are discussed in the Compensation Discussion and Analysis below).
Summary of Fiscal 2010 Executive Compensation

Annual Compensation			Fiscal 2010 Actions
Component	Key Features	Purpose	(Further discussions on pages 19-27)
Base Salary	Fixed annual cash amount. Base pay increases considered on a calendar year basis to align within the median range of our comparator group.	Provide competitive, fixed amount of compensation to attract and retain exceptional executive talent.	Continued salary freeze for Named Executives (other than a promotional increase and a salary adjustment to better align with competitive practice).

Annual Incentive Compensation (Cash Incentive Award)	Committee determines funding level of award pool by evaluating Company performance against pre-established, short-term financial goals based on EPS and free cash flow.

	Individual executive performance evaluated against key business priorities and performance of their respective business units.	Motivate and reward our executives to lead their organizations to achieve key short-term business objectives as well as individual goals.	Maximum bonus opportunity earned based on adjusted EPS from continuing operations growing approximately 27% and free cash flow of approximately 113% of income from continuing operations. Taking other factors into account including business unit and individual performance, actual payouts to the Named Executives under the Bonus Plan were at an average 93% of the maximum performance level. The Committee also approved discretionary bonuses for certain Named Executives in recognition of superior individual performance.

Long-Term Incentive Compensation

Awarded value delivered through grants of stock options, performance-based share awards and restricted stock units. Generally annual equity awards have a value consisting of approximately 50% stock options and 50% performance shares.
Stock options vest in one-third increments over three-year service period.

Performance Shares award for 2008-2010 performance cycle based on average EPS growth over a three-year period.

Restricted Stock Units Time-based vesting generally over a five-year period.	Stock options support our growth strategy, provide a link between executive officers’ compensation and our stock price; encourage stock ownership by executives; and serve as a retention tool.

Motivate our executives to lead their organizations to achieve longer-term financial goals that are expected to lead to increased shareowner value; encourage stock ownership by executives; three-year performance period serves as an additional retention tool.

Additional long-term incentive to recognize superior performance rendered and to attract and retain exceptional talent.	Cooper stock price appreciated 37% in 2010.

No pay-out earned for 2008-2010 performance cycle due to negative impact of severe economic downturn that developed in latter part of 2008.

CEO granted RSUs in recognition of his leadership achieving superior long-term financial results, successfully implementing strategic initiatives and increasing shareholder value. These RSUs vest in 2016, 2017 and 2018.

     We believe that our executive compensation program is reasonable, competitive and strongly focused on pay-for-performance principles. Our strong focus on pay-for-performance has served our shareholders well over the years. As noted below, Cooper’s total shareholder returns have exceeded the returns of the S&P 500 and the average returns of our 15 company peer group over the last 1-, 2-, 3-, 4-, 5-, and 10-year periods.
Compound Annual Return
For Annual Periods Ending December 31
     In recognition of the superior long-term financial results and increase in shareholder value achieved and a successful implementation of strategic initiatives under the CEO’s leadership, in 2010 the Committee granted the CEO restricted stock units for 152,256 shares. These restricted stock units vest 50,752 each in June 2016, 2017 and 2018.
Overview of Executive Compensation Program
     The Committee, composed entirely of independent directors, administers Cooper’s executive compensation program. The role of the Committee includes establishing and overseeing compensation and benefit programs for our executive officers including the Chief Executive Officer (“CEO”), the other executive officers listed in the Summary Compensation Table (the “Named Executives”) and other key executives. The Committee also evaluates the performance of the CEO and reviews the performance of our other executive officers and key executives every year. Based upon these performance evaluations and applicable survey data provided by compensation consultants, the Committee establishes compensation for the CEO and other executives. The Committee reviews management performance, succession planning and executive development on a regular and ongoing basis with formal reviews conducted at least annually. Elements of our executive compensation program include:
•	base salary;

•	annual cash incentive opportunity;

•	long-term equity-based incentive awards; and

•	employee benefits and executive perquisites.
     In establishing and overseeing the program, the Committee’s goal is to ensure that we can attract and retain superior management talent critical to our long-term success. To ensure that executive compensation is aligned with the performance of Cooper and the interests of its shareholders, a significant portion of compensation available to executives is linked directly with financial results and other factors that influence shareholder value.
     Our Vice President, Human Resources works with internal resources and the Company’s compensation consultants to design compensation programs, implement Committee decisions and recommend amendments to existing, or the adoption of new compensation and benefit programs and plans applicable to executive officers and other key executives as well as prepare necessary materials for the Committee’s review as part of its decision-making process. The CEO makes recommendations to the Committee regarding total compensation to be paid to Cooper’s executive officers other than himself, including salary, annual bonus, long-term equity-based incentive awards, and employee benefits and executive perquisites. These recommendations are developed in conjunction with the Vice President, Human Resources utilizing data from compensation consultants regarding competitive position of the compensation provided to each executive officer, their individual performance and Company performance. The Committee reviews these recommendations and determines, in its discretion, whether any adjustments are appropriate based on the above criteria.
     Decisions impacting the CEO’s compensation are determined solely by the Committee acting independently and without specific recommendations being made by management. Management routinely provides the Committee with current and historical information relative to the CEO’s compensation, results of performance pay plans, and external data that the Committee may consider in reaching decisions about whether to make changes in the level or mix of the CEO’s compensation arrangements. External data provided to the Committee is generally prepared by a compensation consultant. The outside consultant is available for direct discussion with the Committee Chairman or the full Committee, if so requested by the Committee Chairman. At the beginning of each fiscal year, the CEO submits his personal fiscal year goals and the Committee and Board discuss the goals with the CEO. The goals are then adopted with revisions as may be appropriate. Following completion of the fiscal year, the Committee and Board conduct an evaluation of the CEO’s performance for the fiscal year including the achievement of personal goals. Based on this evaluation, the Committee determines the CEO’s base salary, annual cash bonus opportunity and long-term equity-based incentive awards taking into consideration applicable survey data and the analysis of the compensation consultant.
     Committee meetings are regularly attended by the CEO and the Vice President, Human Resources, who is responsible for leading some of the discussions regarding the Company’s compensation programs. The Committee also regularly meets in executive session without any members of management.
     The Company historically has engaged Frederick W. Cook & Co. to provide advice relating to the competitive position, value and design of our long-term incentive compensation programs. At the Committee’s request, in September 2009 the Company also engaged Towers Watson to conduct a comprehensive analysis of the competitive position, value and design of all components comprising Cooper’s executive compensation program, including base salaries, short-term and long-term incentive compensation plans, performance goals, and retirement benefits. Towers Watson reviewed and discussed the results of its analysis with the Committee and the Company. Towers Watson concluded that Cooper’s executive compensation program provides competitive compensation and generally is aligned with Cooper’s executive compensation philosophy. Towers Watson recommended revising performance-based share awards that are part of the long-term incentive compensation plan by including additional performance metrics to further align this program with management’s key business objective of generating cash flow and with Cooper’s performance relative to its peer group companies based on total shareholder returns. The Committee approved implementing the recommended changes to the performance-based share awards in connection with awards granted in 2010. Management also retained Mercer Consulting in 2009 to conduct an analysis of Cooper’s executive retirement program including the Supplemental Executive Retirement Plan. Management provided the Committee with the results of the Mercer analysis, which showed that Cooper trailed competitive practices of its peer companies. The Committee considered the results of the Mercer study in setting 2010 contribution rates to the Supplemental Executive Retirement Plan.
     Under its charter, the Committee also may retain an executive compensation consultant to provide independent advice and counsel directly to the Committee. In recent years, the Committee engaged Pearl Meyer to conduct an independent evaluation of Cooper’s executive compensation program to provide advice to the Committee on compensation issues. The Committee did not engage Pearl Meyer for any assignments in 2010.
Compensation Philosophy and Objectives
     Our executive compensation philosophy is to provide key executives with appropriate and competitive pay opportunities with actual pay outcomes that reward superior corporate and individual performance. The ultimate goal of our program is to increase shareholder value by providing executives with appropriate incentives to achieve our business objectives. The Committee’s policy is to compensate and reward executives based on the combination of some or all of the following factors, depending on the executive’s responsibilities: corporate performance, business unit performance and individual performance. The Committee evaluates corporate performance and business unit performance by reviewing the extent to which Cooper has accomplished strategic business objectives, such as earnings and cash flow. The Committee evaluates individual performance by comparing actual accomplishments to the objectives established for the individual under Cooper’s Management Development and Planning Program. The Committee determines increases in base salary and annual cash incentive awards based on actual accomplishments during the performance period and determines long-term incentive awards based on our sustained earnings per share performance compared to performance goals over a multi-year performance cycle. Beginning with performance-based share awards granted in 2010, two additional performance metrics are used under the long-term incentive program: (1) cash conversion, to further align incentives with strategic business objectives; and (2) a modifier to increase or decrease share awards based on Cooper’s performance relative to its 15-company peer group as measured by total shareholder returns.
     The Committee believes that compensation to executives should be aligned closely with Cooper’s performance on both a short-term and long-term basis. As a result, a major portion of compensation to each executive officer is “at risk” and tied directly to the attainment of financial performance goals. The executive compensation program is also designed to drive continuous improvements in financial performance by providing enhanced compensation as results improve and exceed budgeted levels. Although a major portion of compensation to Cooper’s executive officers is performance-based, the Committee also believes it prudent to provide competitive base salaries and benefits in order to attract and retain the management talent necessary to achieve our strategic long-term objectives. The Committee also supports executive retention by using continued service as a significant determinant of total pay opportunity. Key elements of compensation that are service-related include stock options, which generally vest over a three year period, long-term equity incentives which typically pay out in three years, restricted stock units which typically vest over a five year period and the Supplemental Executive Retirement Plan.
     Additional details on each element of Cooper’s compensation program are outlined below.
Base Salaries
     The base salary range for each executive officer, including the CEO and other Named Executives, is established annually using survey data provided by the Hay Group. The Committee then determines any adjustments to the executive’s base salary, considering individual performance, position in the salary range, and the competitiveness of the base salary. Under a policy adopted by the Committee, base salaries for executive officers at Cooper are intended to approximate the average of the Hay Group Total Compensation Survey (the “Hay Survey”). In 2010 the Hay Survey included 420 industrial companies with revenues in excess of $1 billion. In the Hay Survey, Cooper benchmarks the compensation for each position to a group of companies that have the same position with a comparable rating under the Hay System. The Committee believes that the Hay Survey includes companies which may compete for Cooper’s top management talent and using this broad group of industrial companies for market-referencing of base salary levels is appropriate. During 2010 the salary ranges and actual salaries for Cooper’s executive officers approximated the Hay Survey average. Appendix A lists the industrial companies from the Hay Survey that were used to benchmark the compensation of the CEO and other Named Executives.
     In light of the global economic downturn in the latter part of 2008 Cooper took various cost control measures relating to executive compensation including imposing a salary freeze. In 2009 there were no increases in the base salary of any Named Executive or, subject to two exceptions, any other executive officer. In 2010 Cooper continued to impose a salary freeze on its executive officers subject to limited exceptions such as promotional increases and adjustments to bring compensation in line with competitive practice.
Annual Incentive Compensation
     Annual incentive compensation awards are available to executive officers, including the CEO and other Named Executives, under the terms of the Management Annual Incentive Plan (the “Bonus Plan”). The Bonus Plan links incentive compensation opportunity to achievement of our short-term business objectives and shareholders’ interests as a whole.
     Under the Bonus Plan, the Committee must establish performance measures and goals within 90 days of the beginning of each year. Generally, annual performance goals are set at the Committee’s February meeting. For the last several years, including fiscal year 2010 the Committee has adopted two separate performance measures for the purpose of determining bonuses. These measures are earnings per share and conversion of continuing income to free cash flow. Earnings per share was selected because it is a generally accepted measure of a company’s performance that can be compared to results in prior periods and at peer companies. Free cash flow is defined as net cash provided by operating activities, less capital expenditures, plus proceeds from sales of property, plant and equipment. The conversion of continuing income to free cash flow is an indication of earnings quality as it measures the degree to which Cooper’s net income translates to cash flow. The Committee believes that both earnings per share and free cash flow are highly regarded measures by financial analysts who monitor Cooper’s performance so linking bonus pay directly to these financial results aligns management interests with those of our shareholders.

     For fiscal year 2010, 50% of the bonus opportunity for executive officers was based on earnings per share and 50% was based on free cash flow on a Company-wide basis. The bonus opportunity for executives at operating divisions was based on earnings per share and cash flow performance on a Company-wide basis as described above, however, the Committee may adjust the bonus amount actually awarded to such executives based on the relevant business unit’s financial performance.
     When it selects performance measures, the Committee also establishes a threshold performance goal that must be achieved to earn any bonus under the Bonus Plan and establishes a goal which, if achieved, will earn a maximum bonus opportunity. At Cooper, maximum bonus opportunity for executive officers is a multiple of the executives’ salary midpoint. For fiscal year 2010 maximum bonus opportunities for the CEO and other Named Executives range from 110% to 250% depending on their position. The Committee generally sets maximum bonus opportunity each November for the upcoming year based upon the salary midpoint, the competitive compensation review and the advice of our executive compensation consultants. To earn maximum bonus opportunity, financial results must exceed our operating plan by a significant amount.
     In establishing the maximum performance goals under the Bonus Plan, the Committee’s objective is to provide our executive officers with a strong financial incentive to achieve results well in excess of the annual operating budget and expectations. Because such results cannot be achieved each year, the Committee also establishes performance goals for results above threshold but below the maximum to provide increased compensation to executives at all levels of performance in order to drive the executives to achieve better than expected results.
     The Committee has established four performance goals used for the determination of bonus opportunity under the Bonus Plan: threshold, good, target and maximum. No bonus is available if financial results do not achieve the threshold performance goal. For achieving threshold performance, executive officers can earn 25% of their maximum bonus opportunity. As performance improves, additional bonus opportunity is earned with 50% of the maximum bonus opportunity available for good performance and 75% of maximum bonus opportunity is earned at the target performance level. For fiscal year 2010 the Committee approved performance goals for maximum bonus opportunity of earnings per share from continuing operations of $2.90 and free cash flow of 110% of income from continuing operations. These performance goals represent an increase of 15% in earnings compared to earnings per share from continuing operations for fiscal 2009 excluding the impact of income tax adjustments and restructuring and impairment charges. The Committee believes that achievement of such “stretch” performance goals on an annual basis will translate into significant shareholder value. Accordingly, under the Bonus Plan, the Committee has provided Cooper’s executive officers with a significant financial incentive to achieve such results.
     In February of each year, the Committee meets to review the Company’s financial results for the previous year and determines the degree to which performance goals have been achieved prior to the payment of any bonus awards. Under the Bonus Plan, the Committee has discretion to adjust the method of calculating the attainment of performance goals in recognition of extraordinary or non-recurring items, changes in tax laws or accounting policies, charges related to restructured or discontinued operations, and other unusual or non-recurring items.
     Under the Bonus Plan, when the Committee determines the degree to which performance goals have been achieved, earned bonus opportunity for each executive officer can be calculated. The Committee then reviews the individual performance of each executive officer as compared to pre-established objectives for the year. Based upon this evaluation and the executive officer’s competitive position, the Committee then approves a bonus award to each executive officer.
     In February 2011 the Committee reviewed results under the Bonus Plan for 2010 and determined earned bonus opportunity to be at the maximum performance level. The Committee then awarded bonuses to the Named Executives under the Bonus Plan at an average of 93% of the maximum performance level, which takes into account an evaluation of individual performance as well as the financial performance of the relevant business unit for Named Executives at operating divisions. Earnings per share from continuing operations of $3.20, which excludes the impact of the loss on the formation of the joint venture for Cooper’s Tools business, represents a 27% increase in earnings compared to the 2009 earnings level approved by the Committee. Taking these adjustments into account, the audited financial statements reflect earnings per share from continuing operations in 2010 of $2.64. Cooper’s audited financial statements for 2010 reflect free cash flow of $606.6 million, which the Committee used to determine awards under the Bonus Plan for 2010. Free cash flow of $606.6 million exceeded income from continuing operations and the free cash flow goal established by the Committee in February 2010 for an award at the maximum level.

     In determining awards under the Bonus Plan for 2010, the Committee credited management with:
•	Cooper’s total shareholder returns exceeding performance of the S&P 500 and the average return for Cooper’s peer group over one-, two-, three-, four-, five- and ten- year time periods,

•	excellent cash flow performance accomplished through operating efficiencies and effective management of working capital with free cash flow exceeding recurring income for the tenth consecutive year,

•	successful formation of a joint venture for Cooper’s Tools business,

•	maintaining strong financial flexibility by successfully issuing $500 million of public debt at very favorable interest rates,

•	significant progress on all five key business initiatives including customer loyalty, innovation, operational excellence, talent development and globalization,

•	achievement of record cost productivity and employee safety levels,

•	completion of five strategic acquisitions to build key growth platforms, and

•	achievement of key innovation initiatives including delivery of innovative new products.
Long-Term Equity-Based Incentive Compensation
     The Committee provides equity incentives to executive officers which are tied to Cooper’s long-term performance in order to link the executive’s interests to those of our shareholders and to encourage stock ownership by executives. The Committee balances the goals of rewarding past performance, driving future performance, and retention in determining the amount and form of these incentives.
     The Amended and Restated Stock Incentive Plan (“Stock Plan”), which was most recently approved by our shareholders in April 2008 provides for the granting of stock options, performance-based share awards and restricted stock units to Named Executives and other key executives. The Committee believes that the stock options, performance-based share awards and restricted stock units granted under the Stock Plan place a significant amount of the executive’s compensation at risk and provides a significant link between the compensation of the Named Executives and other key executives on the one hand and Cooper’s long-term goals and shareholders’ interests on the other.
     In conjunction with the 2011 Annual Shareholders’ Meeting, management is submitting for shareholder approval a new equity incentive plan to replace the Stock Plan. The new equity incentive plan is intended to modernize the terms of the Stock Plan, including flexibility to provide additional types of awards to plan participants.
     Annual grants of equity-based incentive awards to our executive officers consist principally of stock options and performance share awards. Such awards generally are made by the Committee at its February meeting. Generally, our executive officers, including the CEO and other Named Executives, receive annual equity awards having a value consisting of approximately half stock options and half performance share awards. Details on these equity awards are outlined below. The value of the equity award is targeted at a percentage of the executive’s base salary, depending upon the individual’s position and responsibilities. Actual awards to executives may be adjusted by the Committee to reflect individual performance and potential, prior equity awards and total compensation to the individual. Such adjustments may result in an increase or decrease in equity awards granted to an individual.
     At the Committee’s request, in September 2009 management engaged Towers Watson to conduct a comprehensive analysis of Cooper’s executive compensation program. Towers Watson concluded that Cooper’s practice of using a combination of stock options and performance shares in its equity program is appropriate. Towers Watson noted that the use of multiple long-term incentive vehicles is generally aligned with Cooper’s peer group and general industry and provides incentives to achieve multiple objectives that promote Cooper’s strategy and shareholders’ interests.
     Stock Options
     As part of the executive compensation program, the Committee annually grants stock options to executive officers and other key executives. Stock options are priced on the day of the Committee meeting at the fair market value of the stock as required by the Stock Plan. Cooper’s practice for many years has been to grant stock options at the February Committee meeting, which is after the prior fiscal year’s financial results have been released to the public. The Committee approves all stock option grants to executives and a pool of shares for option grants to other key employees and the grants are made on the day the Committee meets. The Board and the Committee meeting dates are set at least two years in advance. Stock options are granted at other times during the year only in conjunction with the hiring, promotion or special retention of employees and then only as approved by the Committee and pursuant to the terms of the Stock Plan.

     Stock options granted under the Stock Plan vest ratably on the first, second and third anniversaries of the grant date so the options are fully exercisable after three years. Stock options granted in 2010 are available for exercise for seven years from the grant date. Because stock options are issued at fair market value, they will only have value if the market price of Cooper shares increases after the grant date. Outstanding options are forfeited when active service ends except in the event of death, disability or retirement.
     Performance-based Share Awards
     The Committee annually grants performance-based share awards to Cooper’s executive officers and other key executives. Through these awards, executives can earn Cooper shares based on achievement of performance goals set by the Committee. In establishing performance goals and awarding performance shares the Committee’s objective is to provide executive officers with a financial incentive to improve financial results on a long-term, continuous basis and to align management interests with those of shareholders. Historically, performance goals have been based upon cumulative earnings per share growth over a three-year performance period beginning in the year of the grant and concluding three years later. For the performance period beginning January 1, 2008 and ending December 31, 2010, the Committee determined that average annual earnings per share growth of at least 4% is required before any award is earned and at least 14% is required for a payout at the maximum level. The onset of the global economic downturn in the latter part of 2008 negatively impacted our earnings performance during the 2008- 2010 performance cycle. In February 2011 the Committee determined there would be no pay-out under the 2008-2010 performance cycle resulting in 100% forfeiture of the potential awards because annual earnings per share growth was below the threshold performance level to earn an award.
     Because of substantial economic uncertainties resulting from the global economic crisis, the performance-based share awards granted in 2009 provided a reduced level of opportunity compared to prior years in order to control costs. Also, awards were based on a one-year financial metric but require satisfaction of a three-year cliff vesting period. The Committee decided to change the design of the long-term equity based program in 2009 after conferring with Frederic W. Cook & Co., who indicated that many companies were taking similar actions because of the uncertain economic environment. The change in the design of performance-based share awards granted in 2009 addressed the difficulty of setting a meaningful three-year financial target because of the substantial economic uncertainty, volatility and unpredictable timing of an economic recovery. Changing the design of the performance-based share awards also addressed the need for additional retention enhancements to mitigate the risk that other companies would hire key executives at Cooper in light of the substantial decline in outstanding equity opportunity values among key executives. The Committee determined that the one-year financial metric would be based on achieving a net debt to EBITDA ratio of two or less to drive maintaining a strong balance sheet and liquidity during the economic crisis. Failure to achieve this ratio would result in 100% forfeiture of the potential awards. In February 2010 the Committee determined that Cooper achieved the performance criteria for the performance shares granted in 2009.
     Due to signs that the global economy was beginning to stabilize, in 2010 the Company returned to the model of basing performance share awards on a three-year performance metric beginning in the year of grant. Based on the recommendation of Towers Perrin, the Committee also decided to add two performance measures. In addition to earnings growth, performance metrics include free cash flow to further align incentives with key business objectives and include a modifier to adjust awards based on Cooper’s performance relative to its 15-company peer group as measured by total shareholder returns. For the performance period beginning January 1, 2010 and ending December 31, 2012, the Committee determined that 50% of the award opportunity would be based on earnings with average annual earnings per share growth of at least 6% before any award is earned and at least 12% for a payout at the maximum level. The 50% balance of the award opportunity would be based on the conversion of continuing income to free cash flow with a free cash flow rate of at least 80% of income from continuing operations before any award is earned and at least 110% for a payout at the maximum level. The amount of the award opportunity earned based on earnings per share growth and free cash flow would then be increased 10% if our total shareholder return ranks in the top third of our peer group or decreased 10% if total shareholder return ranks in the bottom third of our peer group.
     Under the Stock Plan, the Committee cannot award performance-based shares unless the performance goals are achieved. The Committee may make adjustments in calculating attainment of performance goals in recognition of extraordinary or non-recurring items, including charges related to restructured or discontinued operations, changes in accounting policies or tax laws, and other unusual or other non-recurring items separately identified in Cooper’s financial statements. Discretionary adjustments by the Committee must be consistent with Section 162(m) of the Internal Revenue Code such that all stock awards to Named Executives are considered “performance-based compensation.”

          Restricted Stock Units
     Although stock options and performance-based share awards are the principal means of providing long-term equity-based compensation to our key executives, from time to time, the Committee also grants restricted stock units to executive officers and other key management employees. Vesting of restricted stock units is time-based. The vesting period varies depending on the award. Cooper’s current practice is generally to set a five-year vesting period. Generally, we grant restricted stock units to ensure we retain certain key management employees and for the purpose of attracting new executives, including replacing equity compensation forfeited by new executives upon resignation from their prior employer. Depending on the specific award, dividend equivalents are payable on restricted stock units either on the dividend payment date or upon the date when the restrictions lapse. Dividend equivalents are calculated based on the same dividend rate that applies to our outstanding common shares. In November 2010 in recognition of the superior long-term financial results and increase in shareholder value achieved and the successful implementation of the strategic initiatives under the CEO’s leadership, the Committee granted the CEO restricted stock units for 152,256 shares. These restricted stock units vest 50,752 each in June 2016, 2017 and 2018.
Benefits and Executive Perquisites
     The Committee believes that attracting and retaining superior management talent requires an executive compensation program that is competitive in all respects with the programs provided at similar companies. In addition to salaries, incentive bonus and stock awards, competitive executive compensation programs include retirement and welfare benefits and reasonable executive perquisites. At Cooper, executive officers participate in the same retirement and welfare benefit plans as all salaried employees. We also provide executive officers a perquisite program with a set annual amount approved by the Committee that is paid to the executive and can be used at the individual executive’s discretion. The Committee annually reviews the amount of the executive perquisites payment.
     Retirement Benefits
     Prior to January 1, 2007, executive officers residing in the United States participated in several retirement plans sponsored by Cooper including: the Cooper Salaried Employees Retirement Plan (“Cooper Pension Plan”); the Cooper Industries Supplemental Excess Defined Benefit Plan (“Supplemental Pension Plan”); the Cooper Retirement Savings and Stock Ownership Plan, a qualified 401(k) savings plan. (“Cooper Savings Plan”), and the Cooper Industries Supplemental Excess Defined Contribution Plan (“Supplemental Savings Plan”). Executive officers participated in these retirement plans on the same basis and under the same terms and conditions as other salaried employees who reside in the United States and are assigned to Cooper’s United States business units.
     Effective January 1, 2007, the Company made significant changes to its retirement benefits program. These changes impacted all members of Cooper’s salaried workforce in the United States including the Named Executives. The retirement modifications involve cessation of accruals or a “freeze” of benefits under three of Cooper’s four retirement plans, i.e. the Cooper Pension Plan, the Supplemental Pension Plan and the Supplemental Savings Plan. Cooper still maintains the Cooper Savings Plan to which it currently makes a basic 3% company contribution to all participant accounts plus a matching contribution of 50% of the first 6% contributed by an employee. The basic 3% company contribution is 25% vested after two years, 50% vested after three years, 75% vested after four years and fully vested after five years.
     The decision to freeze the Cooper Pension Plan, the Supplemental Pension Plan and the Supplemental Savings Plan also adversely impacted Cooper’s executive officers including the Named Executives. To offset this benefit reduction, the Committee created a new Supplemental Executive Retirement Plan (“SERP”) under which the individual’s account is credited with a designated contribution percentage of their total compensation for the prior year. The Committee approves the SERP contribution percentage for all executive officers annually. Benefits under the SERP are subject to a five-year vesting requirement.
     Because of the cessation of accruals under the Cooper Pension Plan, the Supplemental Pension Plan and the Supplemental Savings Plan, participants will not receive any additional benefit credits under these plans effective January 1, 2007. Individual plan accounts will continue to receive interest credits in accordance with prior practice until the participant elects to commence benefits in accordance with plan terms and conditions.
     Executive officers, including the Named Executives, are also eligible to participate in the Salary Deferral Plan, which permits the participant to defer up to 50% of their base salary. Cooper does not match employee deferrals and the employee’s total annual compensation is reduced by the amount of other contributions to the Salary Deferral

Plan for the purpose of determining compensation under the Cooper Savings Plan. Salary deferrals under the Plan are credited with interest at the average prime rate.
     In November 2010 the Committee approved Cooper entering into a Benefits Continuation Agreement with Mr. Hachigian, the Company’s Chairman and Chief Executive Officer. The Agreement includes provisions permitting Mr. Hachigian and his family to remain eligible to participate (at their expense) in Cooper’s medical benefits programs in certain circumstances following Mr. Hachigian’s death, disability, qualifying retirement, or termination without cause. The Agreement further provides that certain unvested equity wards will vest upon Mr. Hachigian’s death, disability, qualifying retirement, or termination without cause. A “qualifying retirement” means retirement any time after June 29, 2015 with at least one year advance notice provided to the Board of Directors.
     Welfare Benefits
     All executive officers, including the Named Executives, are eligible to participate in the Company’s welfare benefits plans including: medical, dental, life insurance, short-term disability, and long-term disability. Executives participate in these plans on the same basis and subject to the same costs, terms and conditions as other salaried employees at their assigned location.
     Perquisites
     A set annual amount approved by the Committee is paid to the executive and can be used at the individual executive’s discretion. For 2010 the amount of the perquisite payment for the Chairman and CEO was $50,000 and up to $25,000 for other senior management including the other Named Executives. Generally, Cooper does not provide country club memberships to its executives, except in limited circumstances. Cooper has paid the initiation fee for a club membership as a perquisite for certain executives. There were no exceptions to this policy in 2010. In addition, the Chairman and CEO (and other senior executives upon approval of the Chairman and CEO) may use the Company plane for personal purposes.
Stock Ownership Guidelines and Retention Requirements
     All executive officers are subject to Stock Ownership Guidelines and Retention Requirements under which they must acquire Cooper shares valued at a multiple of their base salary as follows:

Position	Salary Multiple
CEO	5.0x
Senior or Executive Vice Presidents	3.5x
Other Officers and Division Presidents	2.0x
          Executives subject to the Stock Ownership Guidelines have five years from appointment to their executive position to comply and are expected to make regular progress towards that goal. To ensure this occurs, executive officers must retain a portion of stock acquired as a result of an equity grant from Cooper for a prescribed length of time.
•	Executives not yet in full compliance with Stock Ownership Guidelines must retain 75% of net shares (shares remaining after acquisition costs and payment of taxes) until they own sufficient shares to meet the Ownership Guidelines.

•	Other executives are required to retain 25% of net shares for at least one year after acquisition.
     The Committee believes that these Stock Ownership Guidelines and Retention Requirements are an important component of the equity-based incentive compensation program because it ensures that executive officers have a significant and ongoing financial stake in Cooper’s long-term performance. At its April 2010 meeting, the Committee reviewed the status of covered executives relative to compliance with the Stock Ownership Guidelines and Retention Requirements and determined that all the Named Executives are in compliance or are making satisfactory progress within the five-year period to achieve compliance.

Tax Implications of Executive Compensation
     Section 162(m) of the Internal Revenue Code imposes a limit, with certain exceptions, on the amount that a publicly held corporation may deduct in any year for the compensation paid to its CEO and three other most highly compensated officers other than the CFO. The Committee believes that the annual incentive bonuses paid pursuant to the Bonus Plan and the awards and options granted pursuant to the Stock Plan will qualify as “performance-based” compensation and will meet the requirements of the current tax law and Internal Revenue Service regulations so as to preserve the tax deductibility of the executive compensation paid pursuant to such plans. Although the Committee considers the deductibility of awards as one factor in determining executive compensation, the Committee also looks at other factors in making its decisions as noted above and retains the flexibility to grant awards it determines to be consistent with the Company’s goals for its executive compensation program even if the award is not deductible by the Company for tax purposes.

2010 SUMMARY COMPENSATION
     The following table presents information relating to the compensation earned by the CEO and other Named Executives for services rendered to Cooper.

								Change in
								Pension
								Value and
							Non-	Non-
							Equity	qualified
							Incentive	Deferred
							Plan	Compen-	All Other
				Stock		Option	Compen-	sation	Compen-
Name and		Salary	Bonus(5)	Awards(1)		Awards(1)	sation(5)	Earnings(6)	sation(7)(8)	Total
Principal Position	Year	($)	($)	($)		($)	($)	($)	($)	($)
(a)	(b)	(c)	(d)	(e)		(f)	(g)	(h)	(i)	(j)

Hachigian, K.S.	2010	$1,200,000	$1,000,500	$15,347,083	(2)	$3,246,687	$2,999,500	$4,805	$1,277,938	$25,076,513
Chairman, President	2009	1,200,000	270,400	3,065,518	(3)	2,856,767	2,279,600	3,191	1,080,768	10,756,244
and Chief Executive	2008	1,166,667	0	7,117,810	(4)	2,635,735	2,500,000	4,212	1,135,341	14,559,765
Officer

Barta, David A.	2010	281,250	50,400	2,926,612	(2)	501,685	649,600	0	254,644	4,664,191
Senior Vice President and Chief Financial Officer

Klebe, T.A.	2010	565,000	41,800	1,309,950	(2)	586,858	858,200	13,751	296,249	3,671,808
Vice Chairman	2009	565,000	97,800	606,690	(3)	565,496	652,200	10,157	271,868	2,769,211
	2008	553,333	0	1,492,530	(4)	552,866	800,000	1,559	261,676	3,661,964

Taten, B.M.	2010	413,333	0	796,928	(2)	357,024	475,000	0	133,340	2,175,625
Senior Vice President,	2009	400,000	0	343,213	(3)	319,775	325,000	0	93,623	1,481,611
General Counsel and Chief Compliance Officer

Schrimsher, N.A.	2010	433,333	0	796,928	(2)	357,024	400,000	638	151,934	2,139,857
Executive Vice	2009	400,000	0	325,013	(3)	302,945	335,000	423	132,370	1,495,751
President, Cooper Connection and President, Cooper Wiring Devices

Stoessl, M.A.	2010	410,000	0	702,293	(2)	314,627	450,000	3,141	161,744	2,041,805
Group President,	2009	410,000	0	325,013	(3)	302,945	320,000	2,067	173,300	1,533,355
Cooper Power Systems	2008	402,833	0	795,780	(4)	294,862	320,000	751	172,800	1,987,026

(1)	The amounts shown in columns (e) and (f) above is the aggregate grant date fair value related to the stock and option awards computed in accordance with FASB ASC Topic 718. See Cooper’s Annual Reports for the years ended December 31, 2008-2010 for a description of the valuations per FASB ASC Topic 718. The awards consist of stock options, performance shares and restricted stock units granted to the Named Executives under the Amended and Restated Stock Incentive Plan.

(2)	Represents the performance-based share grants for the performance period beginning on January 1, 2010 and ending December 31, 2012. The grant date fair value of the awards included in the table above assumes payout at the maximum level of performance. For a more detailed discussion see “Compensation Discussion and Analysis – Performance-based Share Awards”. The amount for K.S. Hachigian also includes a grant date fair value of $8,100,019 relating to a grant of 152,256 restricted stock units. These restricted stock units were granted to Mr. Hachigian as a retention incentive in recognition of his leadership achieving superior long-term financial results, successfully implementing strategic initiatives and increasing shareholder value. These restricted stock units vest 50,752 units each June 2016, 2017 and 2018. The amount for D.A. Barta also includes a grant date fair value of $1,957,600, relating to a grant of 40,000 restricted stock units that vest 30,000 units in 2013 and 10,000 units in 2015. These restricted stock units were granted to Mr. Barta to replace equity compensation forfeited upon resignation from his prior employer.

(3)	Represents the performance-based share awards for the three-year period beginning on January 1, 2009. In February 2010, the Management Development and Compensation Committee determined that Cooper achieved the one-year performance criteria. The earned awards require an additional two-year vesting period that expires in February 2012.

(4)	Represents the performance-based share grants for the performance period beginning on January 1, 2008 and ending on December 31, 2010. The value of the awards shown in the table above assumes payout at the maximum level of performance. In February 2011 the Management Development and Compensation Committee of the Board of Directors determined that the performance objectives were not achieved and all of the performance-based share grants for this three-year period are forfeited. If these forfeitures were taken into account in determining the value of these grants at December 31, 2010, the respective values for these performance share grants would be zero as compared to the amounts shown in column (e) above.

(5)	The amounts shown in column (g) represent annual incentive bonuses earned by the Named Executives under the Management Annual Incentive Plan or “Bonus Plan.” The amounts shown in column (d) represent supplemental bonuses paid outside the Bonus Plan. See “Compensation Discussion and Analysis — Annual Incentive Compensation” for further details.

(6)	The amounts shown in column (h) represent the change in the actuarial present value of accumulated benefits under the Cooper Pension Plan, which has been frozen. For 2008 the amounts shown represent above-market earnings under the Supplemental Executive Retirement Plan and do not reflect the following decreases in the actuarial present value of the Named Executive’s accumulated benefit under the Cooper Pension Plan: K.S. Hachigian $17,189; T.A. Klebe $44,400; and M.A. Stoessl $11,945.

(7)	The breakdown of “All Other Compensation” is set forth in the table below. The dividend equivalents represent amounts paid on restricted stock units and earned performance shares.

				Contributions
				to
				Supplemental			Personal
			Contributions to	Defined			Use of
		Dividend	Cooper Savings	Contribution		Tax Gross-Up	Company
Name	Year	Equivalents	Plan	Plans	Perquisites(8)	Payments(8)	Aircraft(8)

Hachigian, K.S.	2010	283,297	13,600	832,000	53,364	2,810	92,867
	2009	432,160	22,050	435,000	53,637	10,343	127,578
	2008	409,600	20,700	425,333	50,000	16,532	213,176

Barta, D.A.	2010	0	7,350	137,375	99,186	10,733	0

Klebe, T.A.	2010	51,620	10,892	205,100	28,637	0	0
	2009	89,681	22,050	131,500	28,637	0	0
	2008	80,643	20,700	135,333	25,000	0	0

Taten, B.M.	2010	0	7,350	97,717	28,273	0	0
	2009	0	7,350	58,000	28,273	0	0

Schrimsher, N.A.	2010	20,394	14,267	91,667	25,606	0	0
	2009	20,640	22,050	64,680	25,000	0	0

Stoessl, M.A.	2010	29,271	12,927	94,600	25,000	0	0
	2009	61,280	22,050	64,970	25,000	0	0
	2008	61,888	20,700	64,332	25,500	380	0

(8)	Perquisites and other personal benefits included in column (i) are valued on the basis of the aggregate incremental cost to Cooper. The CEO receives a set annual perquisite allowance of $50,000 and the other Named Executives receive a set annual allowance of $25,000 to be used at their discretion. Certain executives also received paid parking as a perquisite. For personal use of Cooper’s aircraft, the value takes into account incremental operating costs including fuel, landing fees, crew travel expenses and catering. Because our aircraft is used primarily for business travel, we do not include fixed costs that do not change based on usage such as salaries and benefits of flight crews, taxes, depreciation and insurance. The CEO only receives tax gross-up payments on the value of the personal use of company aircraft in limited circumstances when personal use also advances Cooper’s business interest such as when the CEO uses company aircraft to attend Board meetings of other companies or organizations and when the CEO’s spouse accompanies him on occasional business functions that spouses are expected to attend. The perquisite amount shown for Mr. Barta includes a signing bonus of $60,000 and a relocation allowance of $26,394. The tax gross-up payment for Mr. Barta represents a gross-up on the taxable portion of his relocation allowance.

2010 GRANTS OF PLAN-BASED AWARDS
     The following table includes information regarding stock option grants made to the Named Executives in the last fiscal year including the number of shares subject to the stock options, the exercise price and the grant date fair value of the stock options. The table also includes information regarding potential future payouts under Cooper’s non-equity and equity incentive plans.

									All Other
								All	Option
								Other	Awards:
					Estimated Future			Stock	Number
		Estimated Future Payouts Under			Payouts Under Equity			Awards:	of	Exercise
		Non-Equity Incentive Plan			Incentive Plan			Number	Securities	or Base	Grant Date
		Awards(1)			Awards(2)			of Shares	Under-	Price of	Fair Value
					Thres-		Maxi-	of Stock	lying	Option	of Stock
	Grant	Thres-	Target(3)	Maxi-	hold	Target	mum	or Units	Options	Awards	and Option
Name	Date	hold ($)	($)	mum ($)	(#)	(#)	(#)	(#)(4)	(#)	($/Sh)(5)	Awards(6)
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)	(j)	(k)	(l)
Hachigian, K.S.	2/14/10	$749,900	$2,249,600	$2,999,500	—	—	—	0	—	—	N/A
	2/14/10	—	—	—	—	—	160,050	—	—	—	$7,247,064
	2/14/10	—	—	—	—	—	—	—	291,000	$43.78	$3,246,687
	11/02/10	—	—	—	—	—	—	152,256	—	—	$8,100,019

Barta, D.A.	5/17/10	$162,400	$487,200	$649,600	—	—	—	40,000	—	—	$1,957,600
	5/17/10	—	—	—	—	—	19,800	—	—	—	$969,012
	5/17/10	—	—	—	—	—	—	—	36,000	$48.94	$501,685

Klebe, T.A.	2/14/10	$214,600	$643,700	$858,200	—	—	—	0	—	—	N/A
	2/14/10	—	—	—	—	—	28,930	—	—	—	$1,309,950
	2/14/10	—	—	—	—	—	—	—	52,600	$43.78	$586,858

Taten, B.M.	2/14/10	$126,300	$379,000	$505,300	—	—	—	0	—	—	N/A
	2/14/10	—	—	—	—	—	17,600	—	—	—	$796,928
	2/14/10	—	—	—	—	—	—	—	32,000	$43.78	$357,024

Schrimsher, N.A.	2/14/10	$144,700	$434,200	$578,900	—	—	—	0	—	—	N/A
	2/14/10	—	—	—	—	—	17,600	—	—	—	$796,928
	2/14/10	—	—	—	—	—	—	—	32,000	$43.78	$357,024

Stoessl, M.A.	2/14/10	$126,600	$379,900	$506,500	—	—	—	0	—	—	N/A
	2/14/10	—	—	—	—	—	15,510	—	—	—	$702,292
	2/14/10	—	—	—	—	—	—	—	28,200	$43.78	$314,627

(1)	Represents annual incentive compensation bonus opportunities for fiscal year 2010 available to Named Executives under the terms of the Management Annual Incentive Plan or “Bonus Plan.” For fiscal year 2010 earnings per share from continuing operations of $2.90 and free cash flow of 110% of income from continuing operations is required for performance at the maximum level with 50% of the bonus opportunity based on earnings per share and 50% based on free cash flow. The actual awards earned by the Named Executives for fiscal year 2010 are set forth in column (g) of the Summary Compensation Table. See “Compensation Discussion and Analysis – Annual Incentive Compensation” for further details.

(2)	Represents long-term incentive awards granted in 2010 to the Named Executives under the Amended and Restated Stock Incentive Plan or “Stock Plan.” These performance–based share awards may be earned based on achievement of performance goals over a three-year period commencing on January 1, 2010 and ending on December 31, 2012. Average annual earnings per share growth of 12% and free cash flow of 110% of income from continuing operations is required for performance at the maximum level with 50% of the award opportunity based on earnings per share and 50% based on free cash flow. The amount of the award opportunity earned based on earnings per share growth and free cash flow would then be increased 10% if our total shareholder return ranks in the top third of our peer group or decreased 10% if total shareholder return ranks in the bottom third of our peer group. Upon distribution of the performance shares earned by the executive, Cooper shall pay the executive an amount in cash equal to the aggregate amount of cash dividends the executive would have received had the executive been the record owner of the earned performance shares over the performance period. Dividend equivalents are calculated based on the same dividend rate that applies to Cooper’s outstanding ordinary shares. See “Compensation Discussion and Analysis – Performance-based Share Awards” for further details.

(3)	Cooper bases its “target” performance level on “stretch” performance goals that provide a bonus opportunity at approximately 75% of the maximum bonus opportunity.

(4)	Represents restricted stock units granted to the Named Executive. In November 2010 Mr. Hachigian received a grant of 152,256 restricted stock units as a retention incentive in recognition of his leadership achieving superior long-term financial results, successfully implementing strategic initiatives and increasing shareholder value. These restricted stock units vest 50,752 units each June 2016, 2017 and 2018. Mr. Barta received a grant of 40,000 restricted stock units that vest 30,000 units in February 2013 and 10,000 units in February 2015. These restricted stock units were granted to Mr. Barta to replace equity compensation forfeited upon resignation from his prior employer.

(5)	The exercise price of each option is equal to the fair market value of Cooper’s ordinary shares on the date of the grant, which is the closing price on the grant date. The options become one-third exercisable one year after the grant date, two-thirds exercisable two years after the grant date, and fully exercisable three years after the grant date.

(6)	The grant date fair value of the stock option awards for February 2010 is $11.157 per share and the grant date fair value of the performance-based shares for February 2010 is $43.78 per share. The grant date fair value of the stock option awards for May 2010 is $13.9356 per share. The grant date fair value of the performance-based shares for May 2010 is $48.94 per share. The grant date fair value for the performance-based share awards assumes payout at the maximum performance level. See Cooper’s Annual Report for the year ended December 31, 2010 for a description under FASB ASC Topic 718.

OUTSTANDING EQUITY AWARDS AT 2010 FISCAL YEAR-END(1)
     The following table shows outstanding stock option awards classified as exercisable and unexercisable as of December 31, 2010 for each Named Executive. The table also shows unvested and unearned stock awards (both time-based awards and performance-contingent) assuming a market value of $58.29 a share (the closing market price of Cooper’s stock on December 31, 2010).

	Option Awards				Stock Awards
								Equity
								Incentive
								Plan
								Awards:	Equity Incentive
					Number		Market	Number of	Plan Awards:
	Number of	Number of			of Shares		Value of	Unearned	Market or Payout
	Securities	Securities			or Units		Shares or	Shares, Units	Value of
	Underlying	Underlying			of Stock		Units of	or Other	Unearned Shares,
	Unexercised	Unexercised	Option	Option	That		Stock That	Rights That	Units or Other
	Options (#)	Options (#)	Exercise	Expiration	Have Not		Have Not	Have Not	Rights that Have
Name	Exercisable	Unexercisable	Price ($)	Date	Vested (#)		Vested ($)	Vested (#)	Not Vested ($)
(a)	(b)(2)	(c)(2)	(e)(4)	(f)	(g)		(h)	(i)	(j)

Hachigian, K.S.	280,000 (3)	0	$41.19	2/13/2013	40,000	(5)	$2,331,600	161,000 (7)	$9,384,690 (7)
	280,000	0	$47.16	2/16/2014	152,256	(5)	$8,875,002	160,050 (8)	$9,329,314
	214,533	107,267	$44.21	2/11/2015	106,110	(6)	$6,185,151
	141,450	282,900	$28.89	2/08/2016
	0	291,000	$43.78	2/14/2017

Barta, D.A.	0	36,000	$48.94	5/17/2017	40,000	(5)	$2,331,600	19,800 (8)	$1,154,142

Klebe, T.A.	60,800	0	$41.19	2/13/2013	21,000	(6)	$1,224,090	33,760 (7)	$1,967,870 (7)
	60,000	0	$47.16	2/16/2014				28,930 (8)	$1,686,329
	45,000	22,500	$44.21	2/11/2015
	28,000	56,000	$28.89	2/08/2016
	0	52,600	$43.78	2/14/2017

Taten, B.M.	16,000	8,000	$28.60	11/10/2015	10,000	(5)	$582,900	12,000 (7)	$699,480 (7)
	15,833	31,667	$28.89	2/08/2016	11,880	(6)	$692,485	17,600 (8)	$1,025,904
	0	32,000	$43.78	2/14/2017

Schrimsher, N.A.	20,000	0	$46.78	5/22/2013	15,000	(5)	$874,350	18,000 (7)	$1,049,220 (7)
	24,000	0	$47.16	2/16/2014	11,250	(6)	$655,762	17,600 (8)	$1,025,904
	24,000	12,000	$44.21	2/11/2015
	15,000	30,000	$28.89	2/08/2016
	0	32,000	$43.78	2/14/2017

Stoessl, M.A.	28,000	0	$47.16	2/16/2014	11,250	(6)	$655,762	18,000 (7)	$1,049,220
	24,000	12,000	$44.21	2/11/2015				15,510 (8)	$904,078
	15,000	30,000	$28.89	2/08/2016
	0	28,200	$43.78	2/14/2017

(1)	Column (d) “Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options” has been omitted since there are no items to report.

(2)	Options become one-third exercisable one year after the grant date, two-thirds exercisable two years after the grant date, and fully exercisable three years after the grant date.

(3)	The 280,000 stock options were granted to Mr. Hachigian in 2006 to recognize his new position as Cooper’s Chairman, CEO and President.

(4)	The exercise price of each option is equal to the fair market value of Cooper’s ordinary shares on the date of grant of the options, which is the average of the high and low sales price on the grant date for grants prior to 2007 and the closing price for grants in 2007 and thereafter.

(5)	Represents restricted stock units granted to the Named Executive. In February 2007 Mr. Hachigian received a grant of 40,000 restricted stock units which vest in February 2012. In November 2010 Mr. Hachigian received a grant of 152,256 restricted stock units (which vest 50,752 units each June 2016, 2017 and 2018) as a retention incentive in recognition of the superior long-term financial results and increase in shareholder value achieved and the successful implementation of the strategic initiatives under the CEO’s leadership. In May 2010, Mr. Barta received a grant of 40,000 restricted stock units that vest 30,000 units in February 2013 and 10,000 units in February 2015. In February 2008 Mr. Schrimsher received a grant of 15,000 restricted stock units which vest in February 2013. In November 2008 Mr. Taten received a grant of 10,000 restricted stock units which vest in November 2013. The restricted stock units granted to Messrs. Barta and Taten replaced equity compensation forfeited upon resignations from their prior employers. Depending on the specific award, dividend equivalents are payable on restricted stock units either on the dividend payment date or upon the date when the stock restrictions lapse. Dividend equivalents are calculated based on the same dividend rate that applies to Cooper’s outstanding ordinary shares.

(6)	Represents the earned performance-based share awards for the three-year performance period beginning on January 1, 2009. In February 2010 the Management Development and Compensation Committee determined that Cooper achieved the one-year performance criteria. The earned awards also require satisfaction of an additional two-year service vesting period that expires in February 2012.

(7)	Represents the performance-based share grants for the performance period beginning on January 1, 2008 and ending on December 31, 2010. The value of the awards shown in the table above assumes payout at the maximum level of performance. In February 2011 the Management Development and Compensation Committee determined that the performance objectives were not achieved and all of the performance-based share grants for this three-year period are forfeited. If these forfeitures were taken into account in determining the value of these grants at December 31, 2010, the respective values for these performance share grants would be zero as compared to the amounts shown in column (j) above.

(8)	Represents the performance-based share grants for the performance period beginning on January 1, 2010 and ending on December 31, 2012. The value of the awards shown in the table above assumes payout at the maximum level of performance. For a more detailed discussion see “Compensation Discussion and Analysis – Performance-based Share Awards”.

2010 OPTION EXERCISES AND STOCK VESTED
     The following table sets forth information regarding options and stock awards exercised and vested, respectively, during 2010 for the Named Executives.

	Option Awards		Stock Awards
	Number of Shares	Value Realized on	Number of Shares		Value Realized on
Name	Acquired on Exercise (#)	Exercise ($)	Acquired on Vesting (#)		Vesting ($)
(a)	(b)	(c)	(d)		(e)

Hachigian, K.S.	200,000	$3,901,975	84,823	(1)	$3,713,551
Barta, D.A.	0	0	0		0
Klebe, T.A.	154,668	$4,089,833	18,176	(1)	$795,745
Taten, B.M.	0	0	0		0
Schrimsher, N.A.	0	0	7,181	(1)	$314,384
Stoessl, M.A.	61,268	$1,032,134	28,527	(1)(2)	$1,221,612

(1)	Amount shown represents performance-based share awards for the three-year performance period beginning on January 1, 2007 and ending on December 31, 2009, which vested on February 14, 2010.

(2)	Amount shown also includes 20,000 restricted stock units that vested during 2010 for the Named Executive.

2010 PENSION BENEFITS
     The following table discloses the years of credited service and the actuarial present value of the accrued benefits for, and payments during the last fiscal year to, each of the Named Executives under the Cooper Pension Plan and Supplemental Pension Plan. Prior to January 1, 2007, executive officers residing in the United States participated in several retirement plans sponsored by Cooper including the Cooper Salaried Employees Retirement Plan (“Cooper Pension Plan”) and the Supplemental Pension Plan. Executive officers participated in these retirement plans on the same basis and under the same terms and conditions as other salaried employees who reside in the United States and were assigned to Cooper’s United States business units. Under the Cooper Pension Plan, Cooper credited the individual’s plan account with four percent of each year’s total compensation up to the Social Security wage base for the year, plus eight percent of each year’s total compensation that exceeds the Social Security wage base. The participant receives interest on all amounts credited to their account until the participant begins to receive benefit payments. The Supplemental Pension Plan is an unfunded, nonqualified plan that provides to certain employees, including certain Named Executives, Cooper Pension Plan benefits that cannot be paid from a qualified, defined benefit plan because of the Internal Revenue Code restrictions.
     Effective January 1, 2007, Cooper decided to “freeze” the benefits and cease accruals under the Cooper Pension Plan and the Supplemental Pension Plan. Because of the cessation of accruals under these plans, the participants will not receive any additional benefit credits. Individual plan accounts will continue to receive interest credits on their account balance. For 2010 the interest credit rate was 0.5%.

		Number	Present
		of Years	Value of	Payments
		Credited	Accumulated	During Last
		Service	Benefit(1)	Fiscal Year
Name	Plan Name	(#)	($)	($)
(a)	(b)	(c)	(d)	(e)

Hachigian, K.S.	Cooper Pension Plan	5.7	$78,800	$0
Barta, D.A.	Cooper Pension Plan	—	0	0
Klebe, T.A.	Cooper Pension Plan	11.7	223,651	0
Taten, B.M.	Cooper Pension Plan	—	0	0
Schrimsher, N.A.	Cooper Pension Plan	1.0	10,308	0
Stoessl, M.A.	Cooper Pension Plan	4.4	51,889	0

(1)	The present value of the accumulated pension benefits is computed on the same basis and using the same assumptions that Cooper uses for financial statement reporting purposes. For further details, see Note 17 -Pension and Other Postretirement Benefits” to Cooper’s consolidated financial statements as set forth in Cooper’s Annual Report on Form 10-K for the period ended December 31, 2010.

2010 NONQUALIFIED DEFERRED COMPENSATION
     Various Cooper executives, including the Named Executives, may elect to defer all or a portion of the annual incentive awards earned under the Bonus Plan and stock awards earned under the Stock Plan. Any cash deferrals are credited annually with interest at the average prime rate. Any stock deferrals are credited with dividend equivalents at the same rate as dividends are paid on Cooper ordinary shares. Deferrals under the Bonus Plan and Stock Plan are unfunded deferred compensation arrangements. Amounts credited to an executive’s deferred compensation account are distributed either as a lump sum payment or in installments based on deferral elections made by the executive in accordance with Section 409A of the Internal Revenue Code.
     Executives also earn deferred compensation under the Supplemental Executive Retirement Plan and Salary Deferral Plan and continue to receive interest credits on account balances under the Supplemental Savings Plan, which was frozen effective December 31, 2006. See “Compensation Discussion and Analysis — Retirement Benefits” for further details regarding these plans.
     The following table discloses contributions, earnings and balances for each of the Named Executives under the nonqualified deferred compensation arrangements discussed above.

					Aggregate
	Executive	Registrant	Aggregate	Aggregate	Balance at
	Contributions	Contributions	Earnings in	Withdrawals/	Last Fiscal
	in Last Fiscal	in Last Fiscal	Last Fiscal	Distributions	Year End
Name	Year ($)	Year ($)	Year ($)	($)	($)
(a)	(b)	(c)	(d)	(e)	(f)
Hachigian, K.S.	$0	$435,000	$103,180	$0	$3,367,267
Barta, D.A.	0	0	0	$0	0
Klebe, T.A.	0	131,500	614,663 (1)	$0	5,865,177
Taten, B.M.	0	0	0	$0	0
Schrimsher, N.A.	0	64,680	11,185	$0	368,632
Stoessl, M.A.	82,000	64,970	34,188	$0	1,141,880

(1)	Aggregate earnings in the last fiscal year includes appreciation in the value of Cooper ordinary shares relating to earned stock awards that were deferred by Mr. Klebe.

POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE IN CONTROL
Change in Control Arrangements
Management Continuity Agreements
     Cooper has Management Continuity Agreements with the Named Executives and certain other key executives. The purpose of the agreements is to encourage the executives to carry out their duties when there is a possibility of a change in control of Cooper. The agreements are not ordinary employment agreements and do not provide any assurance of continued employment.
     If, during the two-year period following a change in control, Cooper or its successor terminates the executive’s employment other than for “cause” or the executive voluntarily terminates employment for “good reason” (as such terms are defined in the agreements), the executive shall receive:
•	A lump-sum cash payment equal to a multiple (3x in the case of the Chief Executive Officer and Senior Vice Presidents and 2x in the case of the other key executives) of the sum of the executive’s salary and bonus under the Management Annual Incentive Plan. For purposes of the lump sum cash payment, the bonus amount is based on the higher of: (1) the average annual bonus earned with respect to the prior three fiscal years, or (2) the target annual bonus under the Management Annual Incentive Plan for the fiscal year in which the date of termination occurs or, if higher, the fiscal year of the change in control.

•	The continuation of life, disability, accident and health insurance benefits for the number of years equal to the multiplier used to calculate the lump-sum severance payment, provided that health insurance benefits may be provided for up to an additional five years if such benefits are not available through another employer and the executive is under age 65.

•	A pro rata payment of his or her target bonus for the year of termination.

•	A lump sum payment equal to the incremental benefits and contributions that the executive would have received under Cooper’s various retirement and savings plans for the number of years equal to their multiplier, taking into account the severance benefits received by the executive.

•	Outplacement services for up to one year.

•	A tax gross-up of any excise tax due under the Internal Revenue Code for these types of agreements.
Stock Incentive Plan
     As described above under the caption “Long-Term Equity Based Incentive Compensation”, the Named Executives have been granted stock options, restricted stock units and performance-based share awards under the Stock Incentive Plan. This Plan provides that upon a change in control of Cooper:
•	Unless the Board’s Management Development and Compensation Committee decides to make an equitable adjustment or substitution of stock options, all options will be canceled and Cooper will make a cash payment to the Named Executives equal to the difference in the fair market value of Cooper ordinary shares (or the highest price actually paid for the stock in connection with the change in control, if higher) and the option price.

•	All outstanding performance shares will be deemed earned at the target level, all restrictions will lapse on any outstanding restricted stock units, and the Named Executives shall receive such form of consideration as they would have received had they been the owner of record of the performance shares and the shares representing restricted stock units at the time of the change in control plus a cash payment for any accrued dividends on the performance shares and restricted stock units.

2010 Potential Payments Upon Change In Control
     The following table shows potential payments if, during the two-year period following a change in control, a Named Executive is terminated (other than for “cause”) or voluntarily terminates employment for “good reason.” The amounts shown assume that the termination was effective on December 31, 2010, and are estimates that reflect the amounts that would be paid and the incremental value of benefits that would be enhanced through accelerated vesting of options and stock awards. The value of equity awards is based on Cooper’s closing market price of $58.29 on December 31, 2010. As discussed above, outstanding stock options may be and stock awards are paid out upon a change in control regardless of whether the Named Executive is terminated or voluntarily terminates employment following the change in control. Also, in addition to the amounts shown in the table below, the Named Executives would be entitled to any vested benefits including outstanding vested options and other awards shown in the “Outstanding Equity Awards at Fiscal-Year-End” table, pension benefits reflected in the “Pension Benefits Table” and balances under nonqualified deferred compensation plans shown in the “Nonqualified Deferred Compensation Table.”

					Retirement	Welfare
					and Savings	Benefits
	Cash	Pro rata	Option	Stock	Plan	and Out-	Tax
	Severance(1)	Bonus(2)	Awards(3)	Awards(4)	Contributions(5)	placement(6)	Gross-up	Total
Name	(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)

Hachigian, K.S.	$11,650,000	$2,249,600	$14,049,985	$31,542,750	$1,908,099	$149,936	$15,468,187	$77,018,557
Barta, D.A.	2,811,600	487,200	336,600	3,165,495	437,724	135,104	2,260,098	9,633,821
Klebe, T.A.	4,095,000	643,700	2,726,426	3,992,732	617,400	154,386	0	12,229,644
Taten, B.M.	2,396,925	379,000	1,632,840	2,588,166	307,761	136,426	2,224,428	9,665,546
Schrimsher, N.A.	1,748,350	434,200	1,515,280	3,140,648	221,718	116,743	1,937,015	9,113,954
Stoessl, M.A.	1,579,750	379,875	1,460,142	2,135,495	203,172	117,134	0	5,875,568

(1)	Amounts shown in column (a) represent a cash payment equal to a multiple (3X in the case of Messrs. Hachigian, Klebe and Taten and 2X in the case of Messrs. Schrimsher and Stoessl) of the Named Executive’s salary and annual incentive bonus.

(2)	Amounts shown in column (b) represent payment of the Named Executive’s pro rata target bonus for the year of termination. Because the termination is assumed to be effective on December 31, 2010, the amounts shown represent the target bonus for the full year.

(3)	Amounts shown for option awards in column (c) represent the value of unvested options that would accelerate upon a change of control based on the difference between the closing price of Cooper’s common stock at the end of fiscal 2010 and the exercise price of the respective options.

(4)	Amounts shown for stock awards in column (d) represent the value of unvested performance share awards at the target performance level and unvested restricted stock units, the vesting of which would accelerate upon a change of control based on the closing price of Cooper’s common stock at the end of fiscal year 2010.

(5)	Amounts shown in column (e) represent additional credits the Named Executives would have received under the Retirement Savings and Stock Ownership Plan and Supplemental Executive Retirement Plan for the number of years equal to the multiplier used to calculate the cash severance.

(6)	Amounts shown in column (f) represent the value of life insurance for the severance period, continued health insurance benefits for eight years in the case of Messrs. Hachigian, Klebe and Taten and seven years in the case of Messrs. Schrimsher and Stoessl, plus $10,000 which represents the value of outplacement services for one year.
Potential Payments Upon Involuntary Termination
     A Benefits Continuation Agreement with the Company’s Chief Executive Officer provides that upon termination of the Chief Executive Officer without cause, all stock options, restricted stock (other than the retention awards that vest in June 2016, 2017 and 2018) and any awards outstanding under the company’s long-term incentive programs shall become immediately and fully vested and Mr. Hachigian and his family shall remain eligible to participate (at their expense) in Cooper’s medical benefits program for a period of three years. Upon involuntary termination of other executives including the Named Executives, Cooper’s policy is to provide a severance payment equal to the executive’s base salary for a period up to one year for senior executives with five or more years of continuous service and for up to nine months for senior executives with less than five years of continuous service. Also, depending on the circumstances and termination date, the Named Executive may receive a payout of the performance-based share awards not to exceed an amount based on the performance level actually achieved for the performance cycle. In the case of the Named Executives other than the Chief Executive Officer, the cash severance performance cycle is as follows: D.A. Barta — $337,500; T.A. Klebe — $565,000; B.M. Taten — $315,000 N.A. Schrimsher - $440,000; and M.A. Stoessl — $410,000. There would be no payout of performance share awards under the 2008-2010 performance cycle based on actual performance. A Named Executive will generally forfeit other unvested equity awards including stock options, restricted stock units and performance share awards for performance cycles that end after the year of termination.
Potential Payments Upon Resignation or Retirement
     Upon voluntary resignation, a Named Executive would forfeit, as of the termination date, all outstanding annual cash incentive awards and equity awards including stock options, performance shares and restricted stock units. The Named Executive would be entitled to any pension benefits and nonqualified deferred compensation that are vested as of the termination date.
     A Benefits Continuation Agreement with the Company’s Chief Executive Officer provides that upon a “qualifying retirement”, all stock options, restricted stock units (other than the retention awards that vest in June 2016, 2017 and 2018) and any awards outstanding under the Company’s long-term incentive programs shall become immediately and fully vested. The Agreement also provides that Mr. Hachigian and his family shall remain eligible to participate (at their expense) in Cooper’s medical benefits program until Mr. Hachigian or his spouse, as applicable, have equivalent coverage under a medical benefits program of a subsequent employer or death, or in the case of their children, until they attain age 26. A “qualifying retirement” means retirement at any time after June 29, 2015, with at least one year advance notice provided to the Board of Directors. Upon retirement of other Named Executives, a Named Executive would forfeit all outstanding annual cash incentive awards, performance share awards and restricted stock units. Any stock options granted more than one year before the retirement date would continue to vest and would be exercisable following retirement for a period of five years or the expiration date of the option, whichever is earlier. The Named Executive would also be entitled to any pension benefits and nonqualified deferred compensation that are vested as of the retirement date.
2010 EQUITY COMPENSATION PLAN INFORMATION

			Number of securities remaining
	Number of securities to be	Weighted-average exercise	available for future issuance
	issued upon exercise of	price of outstanding	under equity compensation plans
	outstanding options,	options, warrants and	(excluding securities reflected in
	warrants and rights	rights	column (a))
	(a)	(b)	(c)
Equity compensation plans approved by security holders	9,934,842 (1)	$38.73 (2)	5,544,167 (3)
Equity compensation plans not approved by security holders	0	N/A
Total	9,934,842	38.73	5,544,167

(1)	Consists of: (a) 9,477,202 shares to be issued under the Stock Incentive Plan (including 7,543,617 outstanding stock options, 1,310,624 performance-based share awards that are issuable to the extent established performance goals are achieved and service-based forfeiture restrictions are satisfied, 587,931 unvested restricted stock units and 35,030 shares earned the receipt of which has been deferred); (b) 3,396 shares earned under the Management Annual Incentive Plan the receipt of which has been deferred; (c) 154,000 outstanding stock options and 230,065 shares earned but deferred under the Director Stock Plan; and (d) 70,179 shares earned but deferred under the Directors’ Retainer Fee Stock Plan.

(2)	Weighted average exercise price of outstanding options excludes the performance-based share awards, restricted stock units, and shares earned but deferred that are referred to in note 1 above.

(3)	Consists of shares available for issuance under Cooper plans as follows: Stock Incentive Plan – 4,330,005 shares; Management Annual Incentive Plan – 951,102 shares; Directors’ Stock Plan – 179,827 shares; and Directors’ Retainer Fee Stock Plan – 83,233 shares.

2010 DIRECTORS’ COMPENSATION
     A director who is also a Cooper employee receives no additional compensation for serving on the Board. Annual compensation for non-employee directors is comprised of cash and equity compensation. Cash compensation consists of annual retainers for serving on the Board and Board Committees, and supplemental retainers for the chairs of Board committees and the Presiding Non-Management Director. Each of these components is described in more detail below. The total 2010 compensation of our non-employee directors is shown in the following table:
DIRECTORS COMPENSATION TABLE (1)

				Change in Pension
	Fees			Value and
	Earned			Nonqualified
	or Paid	Stock	Option	Compensation	All Other	Deferred
Name	in Cash	Awards(2)	Awards(3)	Earnings	Compensation(5)	Total
(a)	(b)	(c)	(d)	(f)	(g)	(h)
Stephen G. Butler	$83,000	$175,000	0	—	$5,000	$263,000
Robert M. Devlin	61,000	175,000	0	—	5,000	241,000
Ivor J. Evans	72,000	175,000	0	—	5,000	252,000
Linda A. Hill	61,000	175,000	0	$7,965 (4)	5,000	248,965
Lawrence D. Kingsley	67,000	175,000	0	—	5,000	247,000
James J. Postl	82,000	175,000	0	—	5,000	262,000
Dan F. Smith	66,000	175,000	0	—	0	241,000
Gerald B. Smith	82,000	175,000	0	—	36,957	293,957
Mark S. Thompson	61,000	175,000	0	—	5,000	241,000
James R. Wilson	67,000	175,000	0	—	5,000	247,000

(1)	Column (e) “Non-Equity Incentive Plan Compensation” has been omitted since there are no amounts to report.

(2)	The amounts shown in columns (c) above is the aggregate grant date fair value related to restricted stock units and stock awards computed in accordance with FASB ASC Topic 718. Pursuant to the Directors’ Stock Plan, on the date of the Annual Meeting of Shareholders each non-employee director receives equity compensation with a grant date fair value that is fixed at $175,000 and is delivered in the following proportions: restricted stock units – two-thirds (equivalent to $116,667) and stock awards – one-third (equivalent to $58,333). For 2010 each non-employee director received 2,362 restricted stock units and 1,180 shares for the stock awards based on Cooper’s stock price of $49.40 per share, which is the closing price on the grant date. As of December 31, 2010, the aggregate number of deferred stock awards and restricted stock units outstanding, including accrued dividend equivalent shares, are: S. Butler – 28,474 shares; R. Devlin – 23,907 shares; I. Evans – 35,201 shares; L. Hill – 26,194 shares; L. Kingsley – 11,130 shares; J. Postl – 39,086 shares; D. Smith – 59,998 shares; G. Smith – 20,295 shares; M. Thompson – 11,130 shares and J. Wilson – 44,691 shares.

(3)	As of April 2008 the Board approved eliminating stock option grants to non-employee directors. As of December 31, 2010, the aggregate number of stock options outstanding from stock option grants in prior years are: S. Butler – 20,000; R. Devlin – 22,000; I. Evans – 20,000; L. Hill – 16,000; L. Kingsley – 4,000; J. Postl – 16,000; D. Smith – 16,000; G. Smith – 24,000; M. Thompson – 4,000; and J. Wilson – 12,000.

(4)	Represents the aggregate change in the actuarial present value of an annual benefit to be received upon retirement from the Board pursuant to the Directors Retirement Plan. The Plan was terminated in April 1996 and benefits earned were grandfathered.

(5)	Includes $5,000 matching contributions made to charitable institutions by Cooper Industries Foundation on behalf of the director. For Mr. Gerald Smith the amount also includes $31,957 which represents the value of Cooper products received by Mr. Smith based on Cooper’s materials and production costs for the products.

     Cash Compensation
     Non-employee directors receive an annual Board retainer of $55,000. Committee members are paid the following annual retainers in lieu of meeting attendance fees: $12,000 to each member of the Audit committee and $6,000 to each member of the Management Development and Compensation Committee and Committee on Nominations and Corporate Governance. In addition, the Presiding Non-Management Director and Chair of the Audit Committee each receive a supplemental annual retainer of $15,000 and the Chair of the Management Development and Compensation Committee and Committee on Nominations and Corporate Governance each receive a supplemental annual retainer of $10,000.
     Stock Awards
     Under the Directors’ Stock Plan, which was most recently approved by shareholders in April 2006 each non-employee director receives equity compensation with an aggregate value that is fixed at $175,000 and delivered in the following proportions: restricted stock units – two-thirds (equivalent to $116,667) and stock awards (equivalent to $58,333). Restricted stock units represent one ordinary share each. Restricted stock units are credited to a deferred share account and the account is credited with the amount of dividends that would have been paid on an equal number of outstanding shares and the dividend equivalents are used to purchase additional restricted stock units based on the current fair market value of Cooper’s ordinary shares. Upon a director’s cessation of service on the Board, restricted stock units are converted into ordinary shares and are distributed to the director in accordance with the director’s payment election. Each newly elected or appointed non-employee director receives, upon election or appointment, a pro-rata stock and restricted stock unit award according to the time remaining before the next annual meeting date.
     Option Awards
     Effective in 2008 the Board approved eliminating stock option grants to non-employee directors. Stock options that were previously granted to non-employee directors vest on the third anniversary of the grant date and have a ten-year term. As of December 31, 2010 options for 154,000 shares were outstanding under the Directors’ Stock Plan.
     Directors’ Retirement Plan
     Prior to February 1996 under the Cooper Industries Inc. Directors’ Retirement Plan, any director with at least 10 years of service as a director (counting a fractional year as a full year), or any director who retired in accordance with the Board’s director tenure policy, was entitled to receive a benefit amount equal to the annual basic retainer for non-employee directors in effect at the time of retirement, exclusive of any special compensation for services as a committee chairman or attendance at meetings. The benefit amount was payable for the number of years in which the director served on the Board (counting a fractional year as a full year) with payment to cease with the death of the retired director. In February 1996 the Board terminated the retirement plan and no additional benefits have accrued after April 30, 1996. However, any benefits accrued under the plan at that time were grandfathered. Ms. Hill is the only current director who is eligible to receive benefits under the Directors’ Retirement Plan.
     Other Benefits
     We also provide non-employee directors with travel accident coverage of $500,000 and offer a matching gift program for contributions made by directors to a broad range of educational, health, welfare and cultural organizations up to a maximum match of $5,000 per year.
     Stock Ownership Guidelines
     The Board has established a stock ownership guideline of three times the annual retainer for each director.

AUDIT COMMITTEE REPORT
     The Audit Committee operates under a written charter adopted by the Board. The charter is available on our website at www.cooperindustries.com in the “Investors” section under the “Corporate Governance” tab. The Audit Committee is responsible for the oversight of the integrity of Cooper’s consolidated financial statements, Cooper’s system of internal controls over financial reporting, the qualifications and independence of Cooper’s independent registered public accounting firm (independent auditor), the performance of Cooper’s internal auditor and independent auditor and Cooper’s compliance with legal and regulatory requirements. Subject to approval by the shareholders, we have the sole authority and responsibility to select, determine the compensation of, evaluate and, when appropriate, replace Cooper’s independent auditor. The Board has determined that each Committee member is independent under applicable independence standards of the NYSE and Securities Exchange Act of 1934, as amended.
     The Committee serves in an oversight capacity and is not part of Cooper’s managerial or operational decision-making process. Management is responsible for the financial reporting process, including the system of internal controls, for the preparation of consolidated financial statements in accordance with accounting principles generally accepted in the United States (GAAP) and for the report on Cooper’s internal control over financial reporting. Cooper’s independent auditor, Ernst & Young LLP (Ernst & Young), is responsible for auditing those financial statements, expressing an opinion as to their conformity with GAAP and expressing an opinion on the effectiveness of Cooper’s internal control over financial reporting. Our responsibility is to oversee the financial reporting process and to review and discuss management’s report on Cooper’s internal control over financial reporting. We rely, without independent verification, on the information provided to us and on the representations made by management, the internal auditor and the independent auditor.
     We held nine meetings during 2010. The Committee, among other things:
•	Reviewed and discussed Cooper’s quarterly earnings releases, Quarterly Reports on Form 10-Q and Annual Report on Form 10-K, including the consolidated financial statements;

•	Reviewed and discussed the major financial risk exposures of Cooper and its business units, as appropriate;

•	Reviewed and discussed the annual plan and the scope of work of the internal auditor for 2010 and summaries of the significant reports to management by the internal auditor;

•	Reviewed and discussed the annual plan and scope of work of the independent auditor;

•	Reviewed and discussed reports from management on Cooper’s compliance with applicable legal and regulatory requirements;

•	Reviewed, made technical amendments to, and approved the Committee’s charter; and

•	Met with Ernst & Young and the internal auditor in executive sessions.
     We reviewed and discussed with management, the internal auditor and Ernst & Young: the audited consolidated financial statements for the year ended December 31, 2010, the critical accounting policies that are set forth in Cooper’s Annual Report on Form 10-K, management’s annual report on Cooper’s internal control over financial reporting and Ernst & Young’s opinion on the effectiveness of the internal control over financial reporting.
     We discussed with Ernst & Young matters that independent registered public accounting firms must discuss with audit committees under generally accepted auditing standards and standards of the Public Company Accounting Oversight Board, including, among other things, matters related to the conduct of the audit of Cooper’s consolidated financial statements and the matters required to be discussed by PCAOB AU 380 (Communications with Audit Committees). This review included a discussion with management and the independent auditor of the quality (not merely the acceptability) of Cooper’s accounting principles, the reasonableness of significant estimates and judgments, and the disclosures in Cooper’s consolidated financial statements, including the disclosures related to critical accounting policies.
     Ernst & Young also provided to the Committee the written disclosures and the letter required by applicable requirements of the PCAOB and represented that it is independent from Cooper. We discussed with Ernst & Young their independence from Cooper, and considered if services they provided to Cooper beyond those rendered in connection with their audit of Cooper’s annual consolidated financial statements included in its annual report on Form 10-K, reviews of Cooper’s interim condensed consolidated financial statements included in its Quarterly Reports on Form 10-Q, and their opinion on the effectiveness of Cooper’s internal control over financial reporting were compatible with maintaining their independence. We also reviewed and preapproved, among other things, the audit, audit-related and tax and other services performed by Ernst & Young. We received regular updates on the amount of fees and scope of audit, audit-related, and tax services provided.

     Based on our review and these meetings, discussions and reports discussed above, and subject to the limitations on our role and responsibilities referred to above and in the Audit Committee charter, we recommended to the Board that Cooper’s audited consolidated financial statements for the year ended December 31, 2010 be included in Cooper’s Annual Report on Form 10-K. We also selected Ernst & Young as Cooper’s independent auditor for the year ended December 31, 2011 and are presenting the selection to the shareholders for approval.
     Respectfully submitted,

James J. Postl, Chairman	Stephen G. Butler	Lawrence D. Kingsley
RELATIONSHIP WITH INDEPENDENT AUDITORS
     The Audit Committee appoints, subject to shareholder approval, our independent auditors for each year. During the year ended December 31, 2010, Ernst & Young LLP was employed principally to perform the annual audit and to render other services. Fees paid to Ernst & Young LLP for each of the last two fiscal years are listed in the following table.

Year Ended December 31	Audit Fees	Audit-Related Fees	Tax Fees	All Other Fees
2010	$4,190,000	$447,000	$612,000	$0
2009	4,348,000	176,000	744,000	0
     Audit fees include fees for the audit and quarterly reviews of the consolidated financial statements, the internal control audit pursuant to Section 404 of the Sarbanes-Oxley Act, statutory audits of Cooper and its subsidiaries required by governmental or regulatory bodies, comfort letters, consents, assistance with and review of documents filed with the SEC and accounting and financial reporting consultations and research work necessary to comply with generally accepted accounting principles. Audit-related fees principally include fees for merger and acquisition assistance and pension and benefit plan audits. Tax fees primarily include fees for tax compliance such as tax return preparation for international subsidiaries, and tax planning and advice relating to tax audits, internal reorganizations and international operations. In 2010 tax compliance fees were $400,000 and fees for tax planning and advice were $212,000. In 2009 tax compliance fees were $400,000 and fees for tax planning and advice were $344,000. The Audit Committee has considered the compatibility of non-audit services with the auditors’ independence.
     The Audit Committee has adopted procedures for pre-approving all audit and non-audit services provided by independent auditors. These procedures include reviewing a budget for audit and permitted non-audit services. The budget includes a description of, and a budgeted amount for, particular categories of non-audit services that are anticipated at the time the budget is submitted. Audit Committee approval is required to exceed the budget amount for any particular category of non-audit services and to engage the independent auditor for any non-audit services not included in the budget. The Committee may delegate pre-approval authority to one or more members of the Committee. The Audit Committee periodically monitors the services rendered and actual fees paid to the independent auditors to ensure that such services are within the parameters approved by the Committee. No non-audit services were rendered pursuant to the de minimis safe harbor exception to the pre-approval requirements under Section 10A of the Securities Exchange Act of 1934.
     Representatives of Ernst & Young LLP will be available to answer questions and discuss matters pertaining to the reports of the independent auditors contained in the financial statements included in Cooper’s Annual Report on Form 10-K for the fiscal year ended December 31, 2010. Representatives of Ernst & Young LLP will have the opportunity to make a statement, if they desire to do so, and will be available to respond to appropriate questions.

ANNUAL REPORT ON FORM 10-K
     If you received a printed copy of the proxy materials, a copy of the Annual Report on Form 10-K for the fiscal year ended December 31, 2010 as filed with the Securities and Exchange Commission was sent to you with this proxy statement. It is also available at the “Investor Center” tab on our website (www.cooperindustries.com) or may be obtained upon request and without charge, by writing to:
Vice President, Investor Relations
Cooper Industries plc
5 Fitzwilliam Square
Dublin 2, Ireland
INCORPORATION BY REFERENCE
     To the extent that this proxy statement is incorporated by reference into any other filings by Cooper under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, the sections of this proxy statement entitled “Compensation Committee Report,” and “Audit Committee Report” (to the extent permitted by the rules of the Securities and Exchange Commission) as well as the annexes to this proxy statement, will not be deemed incorporated unless specifically provided otherwise in such filing. Information contained on or connected to our website is not incorporated by reference into this proxy statement and should not be considered part of this proxy statement or any other filing that we make with the Securities and Exchange Commission.

PROPOSAL 2
CONSIDER THE COMPANY’S IRISH STATUTORY ACCOUNTS
AND THE REPORTS OF THE DIRECTORS AND AUDITORS THEREON
     We refer to our financial statements for the fiscal year ended December 31, 2010 prepared in accordance with Irish law as our “Irish Statutory Accounts”. The Irish Statutory Accounts and related reports, which are being provided to our shareholders along with this proxy statement, are being presented to the shareholders at the Annual Meeting to provide the shareholders an opportunity to consider the Irish Statutory Accounts and the reports of the directors and auditors thereon and ask any relevant and appropriate questions of the representative of our independent auditor in attendance at the Annual Meeting. The Board of Directors approved the Irish Statutory Accounts on March 1, 2011.
     Please note that a vote “FOR” or “AGAINST” this proposal will have no effect on the approval of the Irish Statutory Accounts by the Board of Directors.
THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE FOR PROPOSAL 2.
PROPOSAL 3
APPOINTMENT OF INDEPENDENT AUDITORS
     Shareholders are being asked to appoint our independent auditors and to authorize our Audit Committee to set the auditors’ remuneration. The Audit Committee has tentatively selected Ernst & Young LLP as independent auditors to audit our consolidated financial statements for the fiscal year ending December 31, 2011 and has also tentatively selected Ernst & Young as independent auditors of the Company’s Irish Statutory Accounts. The Board of Directors is asking shareholders to ratify such appointment and authorize our Audit Committee to set the auditors’ remuneration.
     Ernst & Young LLP acted as independent auditors for the 2010 fiscal year. Information pertaining to the services rendered by Ernst & Young LLP is included under the caption “Relationship with Independent Auditors.”
THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE FOR PROPOSAL 3.

PROPOSAL 4
APPROVAL OF 2011 OMNIBUS INCENTIVE COMPENSATION PLAN
     We currently provide stock-based compensation to our officers and employees under the Cooper Industries plc Amended and Restated Stock Incentive Plan (as amended and restated September 8, 2009 and as further amended February 13, 2010), which we refer to as the “Prior Stock Plan”. The Prior Stock Plan is intended to promote our long-term success and increase shareholder value by linking executive compensation to the achievement of our long-term business objectives and shareholders’ interest as a whole. We also maintain the Cooper Industries Amended and Restated Management Annual Incentive Plan (the “Bonus Plan”), an incentive plan for senior executives designed to link executive compensation to the achievement of our short-term business objectives and shareholders’ interests as a whole.
     The Board believes that the Prior Stock Plan and the Bonus Plan have contributed significantly to our success by enabling us to attract and retain the services of talented and experienced officers and employees. Because our success is largely dependent upon the judgment, interest and special efforts of these individuals, we want to continue to provide an executive compensation program that provides annual cash incentive opportunities and longer-term stock-based incentive awards to recruit, motivate and retain these individuals. Accordingly, on February 15, 2011, at the recommendation of the Board’s Management Development and Compensation Committee (the “Committee”) the Board adopted, subject to shareholder approval, the Cooper Industries plc 2011 Omnibus Incentive Compensation Plan, which we refer to as the “2011 Incentive Plan.”
     The 2011 Incentive Plan is intended to promote our long-term success and achievement of both our short- and long-term business objectives and increase shareholder value by attracting, motivating, and retaining non-employee directors, officers and employees. To achieve this purpose, the 2011 Incentive Plan allows the flexibility to grant or award stock options, stock appreciation rights, restricted stock awards, restricted stock units, performance unit awards, performance share awards, other stock-based awards, cash-based awards and dividend equivalents to eligible individuals. No awards have been made under the 2011 Incentive Plan. If our shareholders approve the 2011 Incentive Plan:
•	the shares that are currently available for issue under the Prior Stock Plan and Bonus Plan shall be transferred to and be available for issuance under the 2011 Incentive Plan;

•	no additional grants or awards will be made under the Prior Stock Plan and the Bonus Plan in the future; and

•	the awards outstanding under the Prior Stock Plan and the Bonus Plan will remain in effect in accordance with their terms.
     A summary of the principal features of the 2011 Incentive Plan is set forth below, but is qualified in its entirety by reference to the full text of the 2011 Incentive Plan, which is attached as Appendix B to this proxy statement.
Plan Administration
     The 2011 Incentive Plan is administered by the Committee, which consists entirely of independent directors. The Committee has authority to select participants to whom awards will be made, determine the type, amount and terms of any award, adopt administrative policies and otherwise interpret and carry out the Plan. Within the limitations of the Plan and applicable law, the Committee may delegate its responsibilities under the Plan to persons selected by it. The Plan prohibits the repricing of stock options.
Shares Subject to the 2011 Incentive Plan and Other Cooper Equity Plans
     A total of 10,600,000 shares would be available for delivery under the 2011 Incentive Plan. This includes:
•	6,659,040 newly authorized shares;

•	2,989,858 shares available for issuance under the Prior Stock Plan that was previously approved by our shareholders, but not subject to any outstanding awards under the Prior Stock Plan as of February 18, 2011; and

•	951,102 shares available for issuance under the Bonus Plan that was previously approved by our shareholders, but not subject to any outstanding awards under the Bonus Plan as of February 18, 2011.

     In addition, up to 10,125,486 shares that were previously approved by our shareholders and are subject to outstanding awards under the Prior Stock Plan (including 8,155,839 outstanding stock options, 748,349 outstanding restricted stock units and 1,221,298 shares reserved for performance share awards) that are forfeited or are otherwise settled or terminated without a distribution of shares on or after February 18, 2011, would be available for delivery under the 2011 Incentive Plan. Of the total number of shares being submitted for shareholder approval at the 2011 Annual Meeting, no more than 30% of such shares are available for restricted stock, restricted stock units, performance shares, performance units, cash-based awards, stock bonus awards and dividend equivalents. Shares available for awards are subject to adjustment for any stock split, stock dividend or other change in Cooper’s ordinary shares. The shares that may be issued under the 2011 Incentive Plan will be either authorized and unissued shares or previously issued shares that have been reacquired by Cooper or its subsidiaries.
     Any shares subject to an award that is forfeited, terminated, cancelled or otherwise expires or is settled for cash will be available for future awards under the 2011 Incentive Plan. Shares used to pay the exercise price or required tax withholding (whether by delivery or withholding of shares) shall reduce the number of shares available for delivery under 2011 Incentive Plan. Upon the exercise of an SAR, the total number of shares subject to such exercise shall reduce the number of shares available for delivery under the 2011 Incentive Plan. Shares that are repurchased by the Company using proceeds from the exercise of stock options shall not increase the shares available for delivery under the Plan. If we acquire or combine with another company, any awards that may be granted under the 2011 Incentive Plan in substitution or exchange for outstanding stock options or other awards of that other company will not reduce the shares available for issuance under the 2011 Incentive Plan. On February 18, 2011, the closing price of our ordinary shares on the NYSE was $65.73.
     Following is a breakdown as of February 18, 2011 of: (1) the shares subject to outstanding awards under the Prior Stock Plan that will remain under the Prior Stock Plan (unless such awards are forfeited or are otherwise settled or terminated without a distribution of shares), (2) shares subject to outstanding awards under the Bonus Plan that will remain under the Bonus Plan, and (3) shares subject to other equity plans of Cooper.
•	Prior Stock Plan — 8,155,839 shares are subject to outstanding stock options; 1,221,298 shares are subject to outstanding performance share awards for current performance periods; 748,349 shares are subject to outstanding restricted stock unit awards; and 35,030 shares are earned the receipt of which has been deferred.

•	Bonus Plan — 3,396 shares earned but deferred.

•	Directors’ Stock Plan — 154,000 outstanding stock options; 230,991 shares earned but deferred; and 179,827 shares remaining available for future issuance.

•	Directors’ Retainer Fee Stock Plan — 67,532 shares earned but deferred and 83,233 shares remaining available for future issuance.
     There are 8,309,839 outstanding stock options under all Cooper’s equity compensation plans as of February 18, 2011 with a weighted average exercise price of $43.34 and a weighted average remaining term of 4.62 years.
Eligibility
     The Committee may grant awards under the 2011 Incentive Plan to our employees and non-employee directors. However, only our employees will be eligible to receive “incentive stock options” under the 2011 Incentive Plan.
Stock Options
     A stock option is the right to purchase a specified number of ordinary shares in the future at a specified exercise price and subject to the other terms and conditions specified in the option agreement and the 2011 Incentive Plan. Stock options granted under the 2011 Incentive Plan will be either “incentive stock options,” which may be eligible for special tax treatment under the Code, or options other than incentive stock options, referred to as “nonqualified stock options”. The exercise price of each option is set by the Committee, but cannot be less than 100% of the fair market value of our ordinary shares at the time of grant (or, in the case of an incentive stock option granted to a 10% or more stockholder of the Company, 110% of that fair market value). The fair market value of our shares means the closing price of our ordinary shares on the NYSE on the option grant date. Options will become exercisable and expire at the times and on the terms established by the Committee provided that no stock options can be exercised later than the tenth anniversary of the grant date. The exercise price of any stock options granted under the 2011 Incentive Plan may be paid by cash, shares, or a combination thereof according to the award agreement.

Stock Appreciation Rights
     Stock appreciation rights, or SARs, may be granted under the 2011 Incentive Plan alone or contemporaneously with stock options granted under the Plan. SARs are awards that, upon their exercise, give the holder a right to receive an amount equal to: (1) the number of shares for which the SAR is exercised, multiplied by (2) the excess of the fair market value of a share on the exercise date over the grant price of the SAR. The grant price of a SAR cannot be less than 100% of the fair market value of our ordinary shares on the grant date of such SAR. A SAR may be settled in cash, shares or a combination of cash and shares according to the award agreement. SARs will become exercisable and expire at the times and on the terms established by the Committee, provided that no SARs can be exercised later than the tenth anniversary of the grant date. However, a SAR granted with an option, referred to as “tandem SARs”, will no longer be exercisable and will terminate when the related option is exercised. Likewise, the related option will no longer be exercisable to the extent that the holder exercises the related SAR.
Restricted Stock and Restricted Stock Units
     Restricted stock awards are ordinary shares that are awarded to a participant subject to the satisfaction of the terms and conditions established by the Committee. Until the applicable restrictions lapse, shares of restricted stock are subject to forfeiture and may not be sold, assigned, pledged or otherwise disposed of by the participant who holds those shares. Restricted stock units are denominated in units of our ordinary shares, except that no shares are actually issued to the participant on the grant date. When a restricted stock unit award vests, the participant is entitled to receive shares of our stock, a cash payment based on the value of the shares or a combination of shares and cash according to the award agreement. Awards of restricted stock and restricted stock units are subject to such terms, conditions or restrictions as the Committee deems appropriate including, but not limited to, restrictions on transferability, requirements of continued employment, individual performance or Cooper’s financial performance. The Committee establishes the period of vesting and forfeiture restrictions at the time of grant, except in the event of a Change in Control or, as determined by the Committee, in the event of the participant’s retirement, death or disability. A recipient of restricted stock will have the rights of a shareholder during the restriction period, including the right to receive any dividends, which may be subject to the same restrictions as the restricted stock, unless the Committee provides otherwise in the grant agreement. A recipient of restricted stock units will have none of the rights of a shareholder such as voting rights unless and until shares are actually delivered to the recipient, although the Committee may grant recipients of restricted stock units the right to receive dividend equivalents.
Performance Units, Performance Shares and Cash-based Awards
     Performance units, performance shares and cash-based awards granted to a participant are amounts credited to a bookkeeping account established for the participant. A performance unit is a fixed or variable dollar denominated unit with a value determined by the Committee. The value of a performance share is based on the value of our ordinary shares. A cash-based award has a value that is established by the Committee at the time of its grant. Whether a performance unit, performance share or cash-based award actually will result in a payment to a participant depends upon the extent to which performance goals or other conditions established by the Committee are satisfied. After a performance unit, performance share or cash-based award has vested, the participant will be entitled to receive a payout of cash, shares or a combination thereof according to the award agreement.
Stock Bonus Awards
     The Committee may grant to participants other stock-based awards under the 2011 Incentive Plan, which are valued by reference to, or otherwise based on, our ordinary shares. Stock bonus awards shall be subject to such terms and conditions as the Committee shall determine including performance goals. Such awards can be made to pay all or a portion of a participant’s salary or bonus or be in addition to a participant’s salary or bonus. Stock bonus awards may be paid in shares, cash or a combination of shares and cash according to the award agreement. The terms and conditions, including vesting conditions, of other stock-based awards will be established by the Committee when the award is made.
Dividend Equivalents
     The Committee may provide for the payment of dividend equivalents with respect to shares subject to an award that have not actually been issued under that award. Dividend equivalents may be credited as of the dividend payment dates during the period between the grant date of the award and the date the award becomes payable. Dividend equivalents may be paid in cash or additional shares of our stock and subject to such limitations and restrictions as the Committee may determine. Dividend equivalents shall only be paid when, and only to the extent the underlying award vests or is exercised.

Performance-Based Awards
     Performance shares, performance units, cash-based awards, restricted stock awards, restricted stock units, and other stock-based awards subject to performance conditions may, in the Committee’s discretion, be structured to qualify as performance-based compensation that is exempt from the deduction limitations of Section 162(m) of the Code, as described under “Certain Federal Income Tax Consequences” below. Awards intended to satisfy this exemption must be conditioned on the achievement of objectively determinable performance goals based on one or more of the performance measures listed below, determined in relation to Cooper or its subsidiaries or any of their business units, divisions, services or products, or in comparison to a designated group of other companies or index:
•	earnings or income, including operating income or profit or earnings before or after taxes and net interest,

•	earnings per share (basic or diluted) or earnings growth,

•	book or market value per share,

•	revenue,

•	debt ratios,

•	return on assets (gross or net), return on investment, return on capital, return on equity or return on revenues,

•	working capital, cash flow, cash flow return on investment (discounted or otherwise), net cash provided by operations or cash flow in excess of cost of capital,

•	implementation or completion of critical projects or processes,

•	execution of assignments directly related to an individual participant,

•	economic value created,

•	total stockholders’ equity,

•	operating margin or profit margin,

•	ratio of certain compensation and benefits expenses to revenues or net revenues,

•	stock price appreciation or total stockholder return,

•	cost targets, reductions and savings, productivity and efficiencies, and

•	strategic business criteria, consisting of one or more objectives based on meeting specified market penetration, geographic business expansion, market share, customer satisfaction, employee satisfaction, human resources management, supervision of litigation, information technology, and goals relating to acquisitions, divestitures, joint ventures and similar transactions and budget comparisons,
     Each performance-based award specifies the amount payable, or the formula for determining the amount payable, upon achievement of applicable performance targets. Performance goals may be different for each performance period and for each participant for the same period. The Committee is authorized to adjust the method of calculating attainment of performance goals in recognition of nonrecurring items, changes in tax laws or rates, accounting policies or generally accepted accounting principles, and changes related to restructured or discontinued operations or acquisitions and may modify performance results upon which awards are based to offset any unintended results arising from events not anticipated when the goals were established, provided the adjustment is permitted by Section 162(m) of the Code.
Clawback of Awards
     If Cooper is required to prepare an accounting restatement due to Cooper’s material noncompliance with any financial reporting requirement under the federal securities laws, Cooper will seek to recover from any current or former executive officer of the Company any payment in settlement of an award earned or accrued during the three-year period preceding the date on which Cooper is required to prepare an accounting restatement payment. The amount to be recovered from the executive officer will be based on the excess, if any, of the compensation paid to the executive officer under the award based on the erroneous data over the compensation that would have been paid to the executive officer under the award if the financial accounting statements had been as presented in the restatement.
Deferrals of Awards
     The Committee may, to the extent permitted by law, require or allow participants to defer receipt of all or part of any cash or shares subject to their awards under the terms of any Cooper deferred compensation plan or other terms set by the Committee.

Transferability of Awards
     Options, SARs, unvested restricted stock, and other awards under the 2011 Incentive Plan may not be sold or otherwise transferred except (1) by will or the laws of descent and distribution or (2) by gift or other transfer (other than an incentive stock option unless permitted by the Code) to any trust or estate in which the original participant or such participant’s spouse or other immediate relative has a substantial beneficial interest, or to a spouse or other immediate relative (subject to Rule 16b-3 of the Exchange Act).
Change in Control
     The occurrence of a Change in Control will not of itself result in accelerating the exercisability or vesting or lapse of any restrictions applicable to any outstanding award to the extent the Board or Committee determines that such outstanding award will be honored or assumed or an alternative award substituted therefor. If the Board or Committee does not make this determination then, upon a Change in Control as defined in the 2011 Incentive Plan, all outstanding awards will vest automatically, all forfeiture restrictions will lapse and all performance-based awards will be deemed earned at the target performance goal level (unless actual performance exceeds the target). Additionally, upon a Change in Control, Cooper will cancel all options and SARs and make a payment to each participant with an outstanding option or SAR equal to the difference between the option or grant price and the fair market value of Cooper ordinary shares (or the highest price actually paid for the shares in connection with the Change in Control, if higher). Each share of restricted stock, restricted stock unit or other award denominated in shares shall be cancelled in exchange for a payment equal to the Change in Control price multiplied by the number of shares covered by the award. Each award not denominated in shares shall be cancelled in exchange for a payment equal to the full amount of the award or the amount deemed earned. Payments of any such amounts upon a Change in Control shall be made in cash or, if determined by the Committee, in securities of the new employer. Also, in the event of a corporate merger, consolidation, recapitalization, exchange of shares or reorganization, the Board of Directors shall be authorized to issue or assume stock options by means of a substitution of new options for previously issued options or an assumption of previously issued options, in lieu of making a cash payment.
     Under certain circumstances, an accelerated vesting or the cash out of stock options, or an accelerated lapse of restrictions on other awards, in connection with a Change in Control might be deemed an “excess parachute payment” under Section 280G of the Code. To the extent payments are considered to be “excess parachute payments,” the participant may be subject to an excise tax and Cooper may be denied a tax deduction. In such cases, the participant may disclaim any entitlement to any payment or benefit under the 2011 Incentive Plan that would constitute such “excess parachute payment.”
Amendment, Suspension and Termination
     The Board of Directors may amend, suspend or terminate the 2011 Incentive Plan at any time, except that no amendment may impair the rights of any participant without such participant’s consent and no amendment will be effective prior to approval by Cooper’s shareholders to the extent such approval is required by law or pursuant to Section 162(m) of the Code or Rule 16b-3 issued under the Exchange Act to preserve the applicability of any exemption provided by such rules to any award then outstanding.
Duration of Plan
     The 2011 Incentive Plan will become effective on the date it is approved by our shareholders. Subject to earlier termination of the 2011 Incentive Plan pursuant to the above, the Plan will terminate no later than ten years after the date the Plan is approved by our shareholders. After the termination date, no future awards may be granted, but previously granted awards will remain outstanding in accordance with their applicable terms and conditions.
Certain Federal Income Tax Consequences
     The following is a brief summary of certain significant United States federal income tax consequences under the Code, as in effect on the date of this summary, applicable to Cooper and plan participants in connection with awards under the 2011 Incentive Plan. This summary assumes that all awards will be exempt from, or comply with, the rules under Section 409A of the Code regarding nonqualified deferred compensation. If an award constitutes nonqualified deferred compensation and fails to comply with Section 409A, the award will be subject to immediate taxation and tax penalties in the year the award vests. This summary is not intended to be exhaustive, and, among other things, does not describe state, local or non-United States tax consequences, or the effect of gift, estate or inheritance taxes. References to “the Company” in this summary of tax consequences mean Cooper Industries plc, or any subsidiary or affiliate of Cooper Industries plc that employs or receives the services of a recipient of an award under the 2011 Incentive Plan, as the case may be.

Stock Options
     The grant of stock options under the 2011 Incentive Plan will not result in taxable income to the recipient of the options or an income tax deduction for the Company. However, the transfer of shares to an option holder upon exercise of his or her option may or may not give rise to taxable income to the option holder and a tax deduction for the Company depending upon whether such option is a nonqualified stock option or an incentive stock option.
     The exercise of a nonqualified stock option by an option holder generally results in immediate recognition of taxable ordinary income by the option holder and a corresponding tax deduction for the Company in the amount by which the fair market value of the shares purchased, on the date of such exercise, exceeds the aggregate exercise price paid. Any appreciation or depreciation in the fair market value of those shares after the exercise date will generally result in a capital gain or loss to the holder at the time he or she disposes of those shares.
     The exercise of an incentive stock option by the option holder is exempt from income tax, although not from the alternative minimum tax, and does not result in a tax deduction for the Company if the holder has been an employee of the Company at all times beginning with the option grant date and ending three months before the date the holder exercises the option (or twelve months in the case of termination of employment due to disability). If the option holder has not been so employed during that time, the holder will be taxed as described above for nonqualified stock options. If the option holder disposes of the shares purchased more than two years after the option was granted and more than one year after the option was exercised, then the option holder will recognize any gain or loss upon disposition of those shares as capital gain or loss. However, if the option holder disposes of the shares prior to satisfying these holding periods (known as a “disqualifying disposition”), the option holder will be obligated to report as taxable ordinary income for the year in which that disposition occurs the excess, with certain adjustments, of the fair market value of the shares disposed of, on the date the incentive stock option was exercised, over the exercise price paid for those shares. The Company would be entitled to a tax deduction equal to the amount of ordinary income reported by the option holder. Any additional gain realized by the option holder on the disqualifying disposition would be capital gain. If the total amount realized in a disqualifying disposition is less than the fair market value of the shares on the exercise date of the incentive stock option, the difference would be a capital loss for the holder.
SARS
     The granting of SARs does not result in taxable income to the recipient of a SAR or a tax deduction for the Company. Upon exercise of a SAR, the amount of any cash the participant receives (before applicable tax withholdings) and the fair market value as of the exercise date of any shares received are taxable to the participant as ordinary income and deductible by the Company.
Restricted Stock and Restricted Stock Units
     A participant will not recognize any taxable income upon the award of shares of restricted stock which are not transferable and are subject to a substantial risk of forfeiture. Dividends paid with respect to restricted stock prior to the lapse of restrictions applicable to that stock will be taxable as compensation income to the participant. Generally, the participant will recognize taxable ordinary income at the first time those shares become transferable or are no longer subject to a substantial risk of forfeiture, in an amount equal to the fair market value of those shares when the restrictions lapse. However, a participant may elect to recognize taxable ordinary income upon the award date of restricted stock based on the fair market value of the shares subject to the award on the award date. If a participant makes that election, any dividends paid with respect to that restricted stock will not be treated as compensation income, but rather as dividend income, and the participant will not recognize additional taxable income when the restrictions applicable to his or her restricted stock award lapse. Assuming compliance with the applicable tax withholding and reporting requirements, the Company will be entitled to a tax deduction equal to the amount of ordinary income recognized by a participant in connection with his or her restricted stock award in the Company’s taxable year in which that participant recognizes that ordinary income.
     The granting of restricted stock units does not result in taxable income to the recipient of a restricted stock unit or a tax deduction for the Company. The amount of cash paid (before applicable tax withholdings) or the then-current fair market value of the share received upon settlement of the restricted stock units is taxable to the recipient as ordinary income and deductible by the Company.

Performance Units, Performance Shares, Other Stock-Based Awards, Cash Awards and Dividend Equivalents
     The granting of a performance unit, performance share, cash-based award, other stock-based award or dividend equivalent right generally should not result in the recognition of taxable income by the recipient or a tax deduction by the Company. The payment or settlement of a performance unit, performance share, cash-based award, other stock-based award or dividend equivalent right should generally result in immediate recognition of taxable ordinary income by the recipient equal to the amount of any cash received (before applicable tax withholding) or the then-current fair market value of the shares received, and a corresponding tax deduction by the Company. If the shares covered by the award are not transferable and subject to a substantial risk of forfeiture, the tax consequences to the participant and the Company will be similar to the tax consequences of restricted stock awards, described above. If the award consists of unrestricted shares of stock, the recipient of those shares will immediately recognize taxable ordinary income equal to the fair market value of those shares on the date of the award, and the Company will be entitled to a corresponding tax deduction.
Section 162(m)
     Under Section 162(m) of the Code, the Company may be limited as to federal income tax deductions to the extent that total annual compensation in excess of $1 million is paid to our Chief Executive Officer or any one of our three highest paid executive officers, other than the Chief Executive Officer or Chief Financial Officer, who are employed by us on the last day of our taxable year. However, certain “performance-based compensation” the material terms of which are disclosed to and approved by our shareholders is not subject to this deduction limitation. The 2011 Incentive Plan has been structured with the intention that compensation resulting from stock options and SARs granted under the 2011 Incentive Plan will be qualified performance-based compensation and, assuming the plan is approved by the shareholders, deductible without regard to the limitations otherwise imposed by Section 162(m) of the Code. The 2011 Incentive Plan allows the Committee discretion to award restricted stock, restricted stock units, performance shares, performance units, cash-based awards and other stock-based awards that are intended to be qualified performance-based compensation, as described under “Performance-Based Awards” above.
     Under certain circumstances, accelerated vesting, exercise or payment of awards under the 2011 Incentive Plan in connection with a “change of control” might be deemed an “excess parachute payment” for purposes of the golden parachute payment provisions of Section 280G of the Code. To the extent it is so considered, the participant holding the award would be subject to an excise tax equal to 20% of the amount of the excess parachute payment, and the Company would be denied a tax deduction for the excess parachute payment.
New Plan Benefits
     As of February 18, 2011, there were approximately 600 employees and 9 non-employee directors who would be eligible to receive awards under the 2011 Incentive Plan. No awards will be granted under the 2011 Incentive Plan unless the Plan is approved by our shareholders. Because it will be within the Committee’s discretion to determine which employees and directors will receive awards under the 2011 Incentive Plan and the types and amounts of those awards, it is not possible at present to specify the benefits that would be received under the 2011 Incentive Plan by directors, executive officers and other employees if the 2011 Incentive Plan is approved by the shareholders. In addition, the benefits or amounts that would have been received by, or allocated to, those persons for the last completed fiscal year if the 2011 Incentive Plan had been in effect cannot be determined.
THE BOARD RECOMMENDS A VOTE FOR APPROVAL OF THE
2011 OMNIBUS INCENTIVE COMPENSATION PLAN

PROPOSAL 5
APPROVAL OF THE ADVISORY VOTE ON EXECUTIVE COMPENSATION
     Under the Dodd-Frank Wall Street Reform and Consumer Protection Act enacted in July 2010 (the “Dodd-Frank Act”), our shareholders are entitled to vote at the Annual Meeting to approve the compensation of the Company’s Named Executives, as disclosed in this proxy statement. Pursuant to the Dodd-Frank Act, the shareholder vote on executive compensation is an advisory vote only, and it is not binding on Cooper or the Board of Directors. Although the vote is non-binding, the Management Development and Compensation Committee and the Board value the opinions of our shareholders and will consider the outcome of the vote when making future compensation decisions.
     We urge you to consider the various matters regarding our executive compensation program as described more fully in the Compensation Discussion and Analysis section beginning at page 18 of this proxy statement. Cooper’s executive compensation program is designed to attract, motivate and retain individuals with the skills required to formulate and drive Cooper’s strategic direction and achieve annual and long-term performance goals necessary to create shareholder value. The program seeks to align executive compensation with shareholder value on an annual and long-term basis through a combination of base pay, annual incentives and long-term incentives.
     We believe that our executive compensation program is reasonable, competitive and strongly focused on pay-for-performance principles. We emphasize compensation opportunities that reward our executives when they deliver targeted financial results. The compensation of our Named Executives varies depending on the achievement of pre-established performance goals, both individual and corporate. Our strong focus on pay-for-performance has served our shareholders well over the years. As noted on page 19 of this proxy statement, Cooper’s total shareholder returns have exceeded the returns of the S&P 500 and the average returns of our 15 company peer group over the last one-, two-, three-, four-, five-, and ten-year periods.
     Our executive compensation program is aligned with driving long-term shareholder value and provides flexibility to address different economic conditions. In light of the impact of the severe economic and credit crisis that developed in the latter part of 2008, certain financial targets were not achieved and the Company took various measures relating to executive compensation to control costs while driving financial performance and retaining the management talent necessary to achieve strategic goals as follows:
•	Imposed a salary freeze in 2009 and 2010, with limited exceptions based on promotional increases and a competitive pay adjustment.

•	There was no payout of performance-based share awards under the 2008-2010 performance cycle due to the negative impact that the economic downturn had on our earnings performance.

•	Reduced the Company’s matching contribution to the Cooper Savings Plan from 6% to 3%.

•	Although the global economic downturn depressed the stock prices of many public companies including Cooper, we did not reprice or exchange any underwater stock options.

•	Performance share awards granted in 2009 provided a reduced level of award opportunity.
Fiscal year 2010 accomplishments include:
•	Cooper’s stock appreciated 37% and total shareholder return was approximately 40% in 2010,

•	Excellent cash flow performance accomplished through operating efficiencies and effective management of working capital with free cash flow exceeding recurring income for the tenth consecutive year,

•	Successful formation of a joint venture for Cooper’s Tools business,

•	Maintaining strong financial flexibility by successfully issuing $500 million of public debt at very favorable interest rates,

•	Significant progress on all five key business initiatives including customer loyalty, innovation, operational excellence, talent development and globalization,

•	Achievement of record cost productivity and employee safety levels,

•	Completion of five strategic acquisitions to build key growth platforms, and

•	Achievement of key innovation initiatives including delivery of innovative new products.

     Cooper also has several governance programs and practices in place to align executive compensation with shareholder interests and mitigate risks in its executive compensation program. These programs and practices include:
•	Incentive plans that discourage undue risk and align rewards with short- and long-term business objectives and shareholders’ interests as a whole;

•	Stock ownership and retention guidelines that ensure Cooper executives have a meaningful ownership interest in the Company; and

•	Inclusion of a clawback policy in the Cooper Industries plc 2011 Omnibus Incentive Compensation Plan.
     For the reasons discussed above, the Board of Directors unanimously recommends that the shareholders vote in favor of the following resolution:
     “RESOLVED, that the Company’s shareholders approve, on an advisory basis, the compensation of the Named Executives, as disclosed in the Company’s proxy statement for the 2011 Annual Meeting of Shareholders pursuant to the compensation disclosure rules of the Securities and Exchange Commission, including the Compensation Discussion and Analysis, the 2010 Summary Compensation Table and the other related tables and disclosure.”
THE BOARD RECOMMENDS A VOTE FOR THE ADVISORY RESOLUTION
APPROVING THE COMPANY’S EXECUTIVE COMPENSATION

PROPOSAL 6
RECOMMENDATION ON FREQUENCY OF SHAREHOLDER
ADVISORY VOTE ON EXECUTIVE COMPENSATION
     Under the Dodd-Frank Act, our shareholders are entitled to vote at the Annual Meeting regarding whether the shareholder vote to approve the compensation of the Named Executives (as described in Proposal 5 of this proxy statement) should occur every one, two or three years. Shareholders also have the option to abstain from voting on the matter. Pursuant to the Dodd-Frank Act, the shareholder vote on the frequency of the shareholder vote to approve executive compensation is an advisory vote only, and it is not binding on Cooper or the Board of Directors. Although the vote is non-binding, the Management Development and Compensation Committee and the Board of Directors value the opinions of our shareholders and will consider the outcome of the vote when determining the frequency of the shareholder vote on executive compensation.
     The Board of Directors has determined that an advisory shareholder vote on executive compensation every three years is the best approach for the Company and its shareholders for a number of reasons, including the following:
•	Our compensation programs are designed to reward and incentivize long-term performance and a three-year voting cycle corresponds with the three-year performance period under our long-term incentive awards;

•	A three-year voting cycle fosters a long-term view of our executive compensation program. We encourage our shareholders to evaluate our executive compensation program over a multi-year horizon and to review our Named Executives’ compensation over the past three fiscal years consistent with the reporting of such compensation in the Summary Compensation Table in proxy statements;

•	Because our executive compensation program has typically not changed materially from year-to-year and is designed to operate over the long-term and to enhance long-term performance, we are concerned that an annual advisory vote on executive compensation could lead to a near-term perspective inappropriately bearing on our executive compensation program;

•	A three-year cycle will provide investors with sufficient time to evaluate the effectiveness of Cooper’s short-term and long-term incentive programs, compensation strategies and Company performance; and

•	A three-year cycle provides the Board of Directors and the Management Development and Compensation Committee with sufficient time to thoughtfully evaluate and respond to shareholder input and effectively implement any desired changes to Cooper’s executive compensation program.
     The following resolution will be submitted for a shareholder vote at the 2011 Annual Meeting:
     “RESOLVED, that the Company’s shareholders recommend, on an advisory basis, whether the shareholder vote on the compensation of the Company’s Named Executives listed in the annual proxy statement should occur every one, two or three years.”
THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE FOR FUTURE
ADVISORY VOTES ON EXECUTIVE COMPENSATION TO OCCUR EVERY THREE YEARS.

PROPOSAL 7
TO AUTHORIZE ANY SUBSIDIARY OF THE COMPANY
TO MAKE MARKET PURCHASES OF COMPANY SHARES
     Under Irish law, no subsidiary of the Company may make market purchases of the Company’s shares without shareholder approval. Accordingly, shareholders are being asked to authorize any subsidiaries of the Company to make market purchases of the Company’s shares. The maximum number of shares authorized to be acquired by any subsidiaries pursuant to this resolution and including any shares to be purchased by the Company by way of redemption shall not exceed the remaining authorization under the Company’s current share repurchase program, as previously approved by the Company’s Board of Directors. As of January 31, 2011, the remaining authorization under the current share repurchase program was 8,728,735 shares plus a number of shares determined on an annual basis that the Company expects to issue under its equity compensation plans, matched savings plan and dividend reinvestment plan in order to offset the dilution that results from issuing shares under these plans. If adopted, this authority will expire on the close of business on November 2, 2012 unless previously varied, revoked or renewed by an ordinary resolution of shareholders. Such purchases would be made only at price levels set forth in the resolution below, after taking into account the Company’s overall financial position.
Resolution
     The text of the resolution, which, if thought fit, will be passed as an ordinary resolution at the Annual Meeting, is as follows:
RESOLVED, that any subsidiary of the Company (as defined by Section 155 of the Companies Act 1963) is hereby generally authorized to make market purchases (as defined by section 212 of the Companies Act 1990) of ordinary shares in the Company (“shares”) on such terms and conditions and in such manner as the Board of Directors of the Company may determine from time to time, but subject to the provisions of the Companies Act 1990 and to the following provisions:
(a)	The maximum number of shares authorized to be acquired by any subsidiaries of the Company pursuant to this resolution and including any shares to be purchased by the Company by way of redemption shall not exceed the remaining authorization under the Company’s current share repurchase program.

(b)	The maximum price to be paid for any ordinary share shall be an amount equal to 115% of the closing price on the New York Stock Exchange for the ordinary shares on the trading day preceding the day on which the relevant share is purchased by the relevant subsidiary of the Company.

(c)	The minimum price to be paid for any ordinary share shall be the nominal value for that share.

(d)	This general authority will be effective from the date of passing of this resolution and expire eighteen months thereafter, unless previously varied, revoked or renewed by ordinary resolution in accordance with the provisions of section 215 of the Companies Act 1990. Any such subsidiary may, before such expiry, enter into a contract for the purchase of shares which would or might be executed wholly or partly after such expiry and may complete any such contract as if the authority conferred hereby had not expired.
THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE FOR PROPOSAL 7.

PROPOSAL 8
TO AUTHORIZE THE REISSUE PRICE RANGE OF TREASURY SHARES
     The Company may, from time to time, reissue shares purchased or redeemed by it and not cancelled (“treasury shares”). Under Irish company law, we are required to seek shareholder approval of a price range in which we may reissue such shares out of treasury in off-market transactions. Accordingly, we are asking our shareholders to approve a special resolution authorizing the Company to reissue treasury shares at a price not less than the low trading price and not more than the high trading price as reported on the New York Stock Exchange on the reissuance date (unless such treasury shares are issued to satisfy an obligation under an employee share plan in which case the shares may be issued for nominal or par value). If adopted, this authority would expire on the close of business on November 2, 2012 unless previously varied, revoked or renewed by a special resolution of shareholders. We expect to propose renewal of this authorization at subsequent Annual Meetings.
Special Resolution
     The text of the special resolution, which, if thought fit, will be passed as a special resolution at the Annual Meeting is as follows:
RESOLVED, that, for purposes of Section 209 of the Companies Act 1990, the reissue price at which any treasury shares (as defined by such Section 209) held by the Company may be reissued off-market shall be as follows:
(a)	the maximum price at which a treasury share may be reissued off-market shall be an amount equal to the high trading price per ordinary share of the Company as reported on the New York Stock Exchange on the trading day of the proposed reissuance date; and

(b)	the minimum price at which a treasury share may be reissued off-market shall be the nominal or par value of the share where such a share is required to satisfy an obligation under an employee share plan operated by the Company or, in all other cases, an amount equal to the low trading price per ordinary share of the Company as reported on the New York Stock Exchange on the trading day of the proposed reissuance date.
FURTHER RESOLVED, that this authority to reissue treasury shares shall expire on the date eighteen months from the date of passing this resolution, unless previously varied or renewed in accordance with the provisions of Section 209 of the Companies Act 1990.
THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE FOR PROPOSAL 8.

APPENDIX A
List of Benchmark Companies for Executive Compensation
     In the Hay Group Total Compensation Survey, Cooper benchmarks the compensation for each position to a group of industrial companies that have the same position with a comparable rating under the Hay Survey. The following industrial companies were used to benchmark the compensation of the CEO and other Named Executives.

AES Corporation	Hormel Foods Corporation
Aetna, Inc.	J.M. Huber Corporation
Air Products	Illinois Tool Works, Inc.
Americas Styrenics LLC	Ineos
Amway / Alticor	Kaiser Foundation Health Plan
AnnTaylor Stores Corporation	Kohl’s Corporation
Aramark Limited	Kinder Morgan
Ashland, Inc.	KV Pharmaceutical Company
Ball Corporation	Lowe’s Companies, Inc.
BASF Corporation	L’Oreal USA
Best Buy Co. Inc.	Lubrizol Corporation
Burger King Holdings, Inc.	Medco Health Solutions Inc.
Caterpillar Inc.	Molson Coors Brewing Company
Celanese Corporation	Macy’s, Inc.
Charming Shoppes, Inc.	Metso Corporation
Chevron Phillips Chemical Company LLC	Nestle USA
CHS Inc.	NewMarket Corporation
Cognis GmbH	PPG Industries, Inc.
Comcast Corporation	RGA Reinsurance Group of America, Incorporated
Coty Inc.	Rockwell Collins, Inc.
Deere & Company	Safeway Inc.
DineEquity Inc. – Applebee’s	Staples, Inc.
Dominion Resources Inc.	Solvay America
Dow Chemical Company	Sonic Corporation
Eastman Chemical Company	Suez Energy
Eaton Corporation	TJX Companies, Inc.
FedEx Corporation	Tate & Lyle Americas
Goodrich Corporation	Tyco International, Ltd
Harris Teeter	Union Pacific Corporation
Hexion Specialty Chemicals, Inc.	Watson Pharmaceuticals, Inc.
Home Depot, Inc.	WellPoint, Inc.

APPENDIX B
Cooper Industries plc 2011 Omnibus Incentive Compensation Plan
Cooper Industries plc (“CBE”) has adopted the Cooper Industries plc 2011 Omnibus Incentive Compensation Plan (the “Plan”) for the benefit of non-employee directors, officers, and eligible employees of CBE, Cooper US, Inc. (the “Company”), and any other Subsidiaries and Affiliates (as each such term is defined below) as follows:
ARTICLE I.
ESTABLISHMENT; PURPOSES; AND DURATION
     1.1. Establishment of the Plan. CBE hereby establishes this omnibus incentive compensation plan to be known as the “Cooper Industries plc 2011 Omnibus Incentive Compensation Plan,” as set forth in this document. The Plan permits the grant of Nonqualified Stock Options, Incentive Stock Options, Stock Appreciation Rights, Restricted Stock, Restricted Stock Units, Performance Shares, Performance Units, Cash-Based Awards and Stock Bonus Awards. Following adoption of the Plan by the Board of Directors, the Plan shall become effective upon the date on which the Plan is approved by the stockholders of CBE (the “Effective Date”), which approval must occur within the period ending twelve (12) months after the date the Plan is adopted by the Board. The Plan shall remain in effect as provided in Section 1.3.
     1.2. Purposes of the Plan. The purposes of the Plan are to provide additional incentives to non-employee directors, officers and eligible employees of CBE and its Subsidiaries and Affiliates whose substantial contributions are essential to the continued growth and success of the business of CBE and its Subsidiaries and Affiliates, in order to strengthen their commitment to CBE and its Subsidiaries and Affiliates, and to attract and retain competent and dedicated individuals whose efforts will result in the long-term growth and profitability of CBE and to further align the interests of such non-employee directors, officers, and employees with the interests of the stockholders of the CBE. To accomplish such purposes, the Plan provides that the Committee may grant Nonqualified Stock Options, Incentive Stock Options, Stock Appreciation Rights, Restricted Stock, Restricted Stock Units, Performance Shares, Performance Units, Cash-Based Awards and Stock Bonus Awards.
     1.3. Duration of the Plan. The Plan shall commence on the Effective Date and shall remain in effect, subject to the right of the Board of Directors to amend or terminate the Plan at any time pursuant to Article XVI, until all Shares subject to it shall have been delivered, and any restrictions on such Shares have lapsed, pursuant to the Plan’s provisions. However, in no event may an Award be granted under the Plan on or after ten years from the Effective Date.
ARTICLE II.
DEFINITIONS
     Certain terms used herein have the definitions given to them in the first instance in which they are used. In addition, for purposes of the Plan, the following terms are defined as set forth below:
     2.1. “Affiliate” means any entity other than CBE that is affiliated with CBE through stock or equity ownership or otherwise in which CBE has at least a 50% equity interest and is designated as an Affiliate for purposes of the Plan by the Committee.
     2.2. “Applicable Exchange” means the New York Stock Exchange or such other securities exchange as may at the applicable time be the principal market for the Common Stock.
     2.3. “Award” means, individually or collectively, a grant under the Plan of Nonqualified Stock Options, Incentive Stock Options, Stock Appreciation Rights, Restricted Stock Awards, Restricted Stock Units, Performance Shares, Performance Units, Cash-Based Awards, Stock Bonus Awards and Dividend Equivalents.
     2.4. “Award Agreement” means either: (a) a written agreement entered into by a Participant and CBE, a Subsidiary or Affiliate setting forth the terms and provisions applicable to an Award granted under the Plan, or (b) a written or electronic statement issued by CBE, a Subsidiary or Affiliate to a Participant describing the terms and provisions of such Award, including any amendment or modification thereof. The Committee may provide for the use of electronic, internet or other non-paper Award Agreements, and the use of electronic, internet or other non-paper means for the acceptance thereof and actions thereunder by a Participant.
     2.5. “Board” or “Board of Directors” means the Board of Directors of CBE.
     2.6. “Cash-Based Award” means an Award, whose value is determined by the Committee, granted to a Participant, as described in Article IX.
     2.7. “Cause” means, unless otherwise provided in an Award Agreement, (A) commission of (1) a felony (or its equivalent in a non-United States jurisdiction) or (2) other conduct of a criminal nature that has or is likely to have a material adverse effect on the reputation or standing in the community of CBE or a Subsidiary or Affiliate or that legally prohibits the Participant from working for CBE or any Subsidiary or Affiliate; (B) breach by the Participant of a regulatory rule that adversely affects the Participant’s ability to perform the Participant’s duties to CBE and the Subsidiaries and Affiliates; (C) dishonesty in the course of fulfilling the Participant’s employment duties; (D) deliberate failure on the part of the Participant (1) to perform the Participant’s principal employment duties, (2) to comply with the policies of CBE or any Subsidiary or Affiliate in any material respect, or (3) to follow specific reasonable directions received from CBE or any Subsidiary or Affiliate; or (E) before a Change in Control, such other events as shall be determined by the Committee and set forth in a Participant’s Award Agreement. Any determination by the Committee as to whether “Cause” exists shall be subject to de novo review.
     2.8 “CBE” means Cooper Industries plc, an Irish company, or any successor to Cooper Industries plc that becomes the ultimate parent company of the Cooper Industries group of companies.
     2.9. “Change in Control” means the occurrence of any of the following:
        (a) any individual, group or entity (within the meaning of Section 13(d)(3) or 14(d)(2) of the Exchange Act) (a “Person”) becomes the beneficial owner (within the meaning of Rule 13d-3 promulgated under the Exchange Act), directly or indirectly, of securities of CBE (not including in the securities beneficially owned by such Person any securities acquired directly from CBE or its Affiliates) representing 25% or more of the combined voting power of CBE’s then outstanding securities, excluding any Person who becomes such a beneficial owner in connection with a transaction described in clause (i) of paragraph (c) below; or
        (b) the following individuals cease for any reason to constitute a majority of the number of directors then serving on the Board: individuals who, on the date hereof, constitute the Board and any new director (other than a director whose initial assumption of office is in connection with an actual or threatened election contest, including but not limited to a consent solicitation, relating to the election of directors of CBE) whose appointment or election by the Board or nomination for election by CBE’s shareholders was approved or recommended by a vote of at least two-thirds (2/3) of the directors then still in office who either were directors on the date hereof or whose appointment, election or nomination for election was previously so approved or recommended; or
        (c) there is consummated a merger or consolidation of CBE or any direct or indirect subsidiary of CBE with any other corporation, other than (i) a merger or consolidation which results in the directors of CBE immediately prior to such merger or consolidation continuing to constitute at least a majority of the board of directors of CBE, the surviving entity or any parent thereof, or (ii) a merger or consolidation effected to implement a recapitalization of CBE (or similar transaction) in which no Person is or becomes the beneficial owner, directly or indirectly, of securities of CBE (not including in the securities beneficially owned by such Person any securities acquired directly from CBE or its Affiliates) representing 25% or more of the combined voting power of CBE’s then outstanding securities; or
        (d) the shareholders of CBE approve a plan of complete liquidation or dissolution of CBE or there is consummated an agreement for the sale or disposition by CBE of all or substantially all of CBE’s assets, other than a sale or disposition by CBE of all or substantially all of CBE’s assets to an entity, at least

60% of the combined voting power of the voting securities of which are owned by shareholders of CBE in substantially the same proportions as their ownership of CBE immediately prior to such sale.
     2.10. “Change in Control Price” means the price per share offered in respect of the Common Stock in conjunction with any transaction resulting in a Change in Control on a fully-diluted basis (as determined by the Board or the Committee as constituted before the Change in Control, if any part of the offered price is payable other than in cash) or, in the case of a Change in Control occurring solely by reason of a change in the composition of the Board, the highest Fair Market Value of a Share on any of the 30 trading days immediately preceding the date on which a Change in Control occurs.
     2.11. “Code” means the Internal Revenue Code of 1986, as it may be amended from time to time, including rules and regulations promulgated thereunder and successor provisions and rules and regulations thereto.
     2.12. “Committee” means the Management, Development and Compensation Committee of the Board of Directors or a subcommittee thereof, or such other committee designated by the Board to administer the Plan.
     2.13. “Common Stock” means an ordinary share, par value $0.01 per share, of CBE.
     2.14. “Covered Employee” means any Participant who the Committee determines is at the Grant Date of an Award granted to such Participant, or may be as of the end of the taxable year in which CBE or a Subsidiary or Affiliate would claim a tax deduction in connection with such Award, a “covered employee” within the meaning of Section 162(m) of the Code, and successor provisions.
     2.15. “Director” means any individual who is a member of the board of directors of CBE.
     2.16. “Disability” means (i) “Disability” as defined in the applicable Award Agreement to which the Participant is a party, or (ii) if the Award Agreement does not define “Disability,” (A) permanent and total disability as determined under CBE’s or a Subsidiary’s or Affiliate’s, long-term disability plan applicable to the Participant, or (B) if there is no such plan applicable to the Participant, “disability” as determined by the Committee.
     2.17. “Disaffiliation” means a subsidiary’s or affiliate’s ceasing to be a subsidiary or affiliate of CBE for any reason (including as a result of a public offering, or a spin-off or sale by CBE, of the stock of the subsidiary or affiliate of CBE) or a sale of a division of CBE or a subsidiary or affiliate of CBE.
     2.18. “Dividend Equivalents” means the equivalent value (in cash or Shares) of dividends that would otherwise be paid on the Shares subject to an Award but that have not been issued or delivered, as described in Article XI.
     2.19. “Effective Date” shall have the meaning ascribed to such term in Section 1.1.
     2.20. “Eligible Individual” means any Employee or Non-Employee Director and any prospective Employee who has accepted an offer of employment from CBE or any Subsidiary or Affiliate.
     2.21. “Employee” means any person designated as an employee of CBE, a Subsidiary and/or an Affiliate on the payroll records thereof. An Employee shall not include any individual during any period he or she is classified or treated by CBE, a Subsidiary or an Affiliate as an independent contractor, a consultant, or any employee of an employment, consulting, or temporary agency or any other entity other than CBE, a Subsidiary and/or an Affiliate without regard to whether such individual is subsequently determined to have been, or is subsequently retroactively reclassified as a common-law employee of CBE, a Subsidiary and/or an Affiliate during such period. For the avoidance of doubt, a Director who would otherwise be an “Employee” within the meaning of this Section 2.19 shall be considered an Employee for purposes of the Plan.
     2.22. “Exchange Act” means the Securities Exchange Act of 1934, as it may be amended from time to time, including the rules and regulations promulgated thereunder and successor provisions and rules and regulations thereto.

     2.23. “Fair Market Value” means, if the Common Stock is listed on a national securities exchange, as of any given date, the closing price for the Common Stock on such date on the Applicable Exchange, or if Shares were not traded on the Applicable Exchange on such measurement date, then on the next preceding date on which Shares are traded, all as reported by such source as the Committee may select. If the Common Stock is not listed on a national securities exchange, Fair Market Value shall be determined by the Committee in its good faith discretion.
     2.24. “Fiscal Year” means the calendar year, or such other consecutive twelve-month period as the Committee may select.
     2.25. “Freestanding SAR” means an SAR that is granted independently of any Options, as described in Article VII.
     2.26. “Good Reason” means, unless otherwise provided in an Award Agreement, (A) a material reduction by CBE, a Subsidiary or an Affiliate in the Participant’s rate of annual base salary from that in effect immediately prior to the Change in Control; (B) a material reduction by CBE, a Subsidiary or Affiliate in the Participant’s annual target bonus opportunity from that in effect immediately prior to the Change in Control; or (C) CBE, a Subsidiary or an Affiliate requires the Participant to change the Participant’s principal location of work to a location that is in excess of fifty (50) miles from the location thereof immediately prior to the Change in Control. Notwithstanding the foregoing, a Termination of a Participant for Good Reason shall not have occurred unless (i) the Participant gives written notice to the Company, a Subsidiary or an Affiliate, as applicable, of Termination within thirty (30) days after the Participant first becomes aware of the occurrence of the circumstances constituting Good Reason, specifying in reasonable detail the circumstances constituting Good Reason, and (ii) CBE, the Subsidiary or the Affiliate, as the case may be, has failed within thirty (30) days after receipt of such notice to cure the circumstances constituting Good Reason.
     2.27. “Grant Date” means (a) the date on which the Committee (or its designee) by resolution, written consent or other appropriate action selects an Eligible Individual to receive a grant of an Award, determines the number of Shares or other amount to be subject to such Award and, if applicable, determines the Option Price or Grant Price of such Award, or (b) such later date as the Committee (or such designee) shall provide in such resolution, consent or action.
     2.28. “Grant Price” means the price established as of the Grant Date of an SAR pursuant to Article VII used to determine whether there is any payment due upon exercise of the SAR.
     2.29. “Incentive Stock Option” or “ISO” means a right to purchase Shares under the Plan in accordance with the terms and conditions set forth in Article VI and which is designated as an Incentive Stock Option and which is intended to meet the requirements of Section 422 of the Code.
     2.30. “Insider” means an individual who is, on the relevant date, an officer, director or ten percent (10%) beneficial owner (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of any class of CBE’s equity securities that is registered pursuant to Section 12 of the Exchange Act, as determined by the Committee in accordance with Section 16 of the Exchange Act.
     2.31. “New Employer” means, after a Change in Control, a Participant’s employer, or any direct or indirect parent or any direct or indirect majority-owned subsidiary of such employer.
     2.32. “Non-Employee Director” means a Director who is not an Employee.
     2.33. “Nonqualified Stock Option” or “NQSO” means a right to purchase Shares under the Plan in accordance with the terms and conditions set forth in Article VI and which is not intended to meet the requirements of Section 422 of the Code or otherwise does not meet such requirements.
     2.34. “Notice” means notice provided by a Participant to the Company in a manner prescribed by the Committee.

     2.35. “Option” or “Stock Option” means an Incentive Stock Option or a Nonqualified Stock Option, as described in Article VI.
     2.36. “Option Price” means the price at which a Share may be purchased by a Participant pursuant to an Option.
     2.37. “Participant” means any eligible individual as set forth in Article V who holds one or more outstanding Awards.
     2.38. “Performance-Based Compensation” means compensation under an Award that is intended to satisfy the requirements of Code Section 162(m) for certain performance-based compensation paid to Covered Employees. Notwithstanding the foregoing, nothing in the Plan shall be construed to mean that an Award which does not satisfy the requirements for performance-based compensation under Code Section 162(m) does not constitute performance-based compensation for any other purpose, such as Code Section 409A.
     2.39. “Performance Measure” means any performance criteria or measures as described in Section 12.1 on which the performance goals described in Article XII are based and which are approved by the Company’s shareholders pursuant to the Plan in order to qualify certain Awards as Performance-Based Compensation in accordance with Article XII.
     2.40. “Performance Period” means the period of time during which the performance goals must be met in order to determine the degree of payout and/or vesting with respect to, or the amount or entitlement to, an Award.
     2.41. “Performance Share” means an Award granted pursuant to Article IX of contractual right to receive a payment equal to (a) the Fair Market Value of a Share on a date specified by the Committee to the extent applicable performance goals are achieved in accordance with Article IX, or (b) the Change in Control Price in accordance with Article XV.
     2.42. “Performance Unit” means a fixed or variable dollar denominated unit granted pursuant to Article IX, the value of which is determined by the Committee, payable, in whole or in part, to the extent applicable performance goals are achieved over a specified period in accordance with Article IX.
     2.43. “Period of Restriction” means the period during which Shares of Restricted Stock or Restricted Stock Units are subject to a substantial risk of forfeiture, and, in the case of Restricted Stock, the transfer of Shares of Restricted Stock is limited in some way, as provided in Article VIII.
     2.44. “Restricted Stock” means an Award granted to a Participant, subject to the Period of Restriction, pursuant to Article VIII.
     2.45. “Restricted Stock Unit” means an Award, whose value is equal to a Share, granted to a Participant, subject to the Period of Restriction, pursuant to Article VIII.
     2.46. “Retirement” means (i) “Retirement” as defined in the applicable Award Agreement to which the Participant is a party, or (ii) if the Award Agreement does not define “Retirement”, retirement from active employment with CBE, a Subsidiary or an Affiliate, as determined by the Committee.
     2.47. “Rule 16b-3” means Rule 16b-3 under the Exchange Act, or any successor rule, as the same may be amended from time to time.
     2.48. “SEC” means the Securities and Exchange Commission.
     2.49. “Securities Act” means the Securities Act of 1933, as it may be amended from time to time, including the rules and regulations promulgated thereunder and successor provisions and rules and regulations thereto.

     2.50. “Share” means a share of Common Stock (including any new, additional or different stock or securities resulting from any change in corporate capitalization as listed in Section 4.4).
     2.51. “Stock Appreciation Right” or “SAR” means an Award, granted alone (a “Freestanding SAR”) or in connection with a related Option (a “Tandem SAR”), designated as an SAR, pursuant to the terms of Article VII.
     2.52. “Stock Bonus Award” means an equity-based or equity-related Award described in Section 10.1, granted in accordance with the terms and conditions set forth in Article X.
     2.53. “Subsidiary” means any present or future corporation which is or would be a “subsidiary corporation” of CBE as the term is defined in Section 424(f) of the Code.
     2.54. “Substitute Awards” means Awards granted or Shares issued by CBE in assumption of, or in substitution or exchange for, options or other awards previously granted, or the right or obligation to grant future options or other awards, by a company acquired by CBE, a Subsidiary and/or an Affiliate or with which CBE, a Subsidiary and/or an Affiliate combines, or otherwise in connection with any merger, consolidation, acquisition of property or stock, or reorganization involving CBE, a Subsidiary or an Affiliate, including a transaction described in Code Section 424(a).
     2.55. “Termination” means the termination of the applicable Participant’s employment with, or performance of services for, CBE or any Affiliate or Subsidiary under any circumstances. A Participant employed by, or performing services for, a Subsidiary or Affiliate or a division of CBE or of a Subsidiary or Affiliate shall be deemed to incur a Termination if such Subsidiary, Affiliate or division ceases to be a Subsidiary or Affiliate or such a division, as the case may be, and the Participant does not immediately thereafter become an employee of, or service provider for, CBE or another Subsidiary or Affiliate.
ARTICLE III.
ADMINISTRATION
     3.1. General. The Committee shall have exclusive authority to operate, manage and administer the Plan in accordance with its terms and conditions. Notwithstanding the foregoing, in its absolute discretion, the Board may at any time and from time to time exercise any and all rights, duties and responsibilities of the Committee under the Plan, including establishing procedures to be followed by the Committee, but excluding matters which under any applicable law, regulation or rule, including any exemptive rule under Section 16 of the Exchange Act (including Rule 16b-3), are required to be determined in the sole discretion of the Committee. If and to the extent that the Committee does not exist or cannot function, the Board may take any action under the Plan that would otherwise be the responsibility of the Committee, subject to the limitations set forth in the immediately preceding sentence.
     3.2. Authority of the Committee. The Committee shall have full discretionary authority to grant, pursuant to the terms of the Plan, Awards to those individuals who are eligible to receive Awards under the Plan. Except as limited by law or by the Certificate of Incorporation or Memorandum and Articles of Association of CBE, and subject to the provisions herein, the Committee shall have full power, in accordance with the other terms and provisions of the Plan, to:
     (a) select Eligible Individuals who may receive Awards under the Plan and become Participants;
     (b) determine eligibility for participation in the Plan and decide all questions concerning eligibility for, and the amount of, Awards under the Plan;
     (c) determine the sizes and types of Awards;

     (d) determine the terms and conditions of Awards, including the Option Prices of Options and the Grant Prices of SARs; provided that the Committee shall not permit the repricing of Options or SARs;
     (e) grant Awards as an alternative to, or as the form of payment for grants or rights earned or payable under, other bonus or compensation plans, arrangements or policies of CBE or a Subsidiary or Affiliate;
     (f) grant Substitute Awards on such terms and conditions as the Committee may prescribe, subject to compliance with the ISO rules under Code Section 422 and the nonqualified deferred compensation rules under Code Section 409A, where applicable;
     (g) make all determinations under the Plan concerning Termination of any Participant’s employment or service with the Company or a Subsidiary or Affiliate, including whether such Termination occurs by reason of Cause, Good Reason, Disability, Retirement or in connection with a Change in Control, and whether a leave constitutes a Termination;
     (h) determine whether a Change in Control shall have occurred;
     (i) construe and interpret the Plan and any agreement or instrument entered into under the Plan, including any Award Agreement;
     (j) establish and administer any terms, conditions, restrictions, limitations, forfeiture, vesting or exercise schedule, and other provisions of or relating to any Award;
     (k) establish and administer any performance goals in connection with any Awards, including related Performance Measures or other performance criteria and applicable Performance Periods, determine the extent to which any performance goals and/or other terms and conditions of an Award are attained or are not attained, and certify whether, and to what extent, any such performance goals and other material terms applicable to Awards intended to qualify as Performance-Based Compensation were in fact satisfied;
     (l) make adjustments in the performance goals of an Award other than with respect to Performance-Based Compensation if inconsistent with Code Section 162(m);
     (m) construe any ambiguous provisions, correct any defects, supply any omissions and reconcile any inconsistencies in the Plan and/or any Award Agreement or any other instrument relating to any Awards;
     (n) establish, adopt, amend, waive and/or rescind rules, regulations, procedures, guidelines, forms and/or instruments for the Plan’s operation or administration;
     (o) make all valuation determinations relating to Awards and the payment or settlement thereof;
     (p) grant waivers of terms, conditions, restrictions and limitations under the Plan or applicable to any Award, or accelerate the vesting or exercisability of any Award;
     (q) amend or adjust the terms and conditions of any outstanding Award and/or adjust the number and/or class of shares of stock subject to any outstanding Award;
     (r) at any time and from time to time after the granting of an Award, specify such additional terms, conditions and restrictions with respect to such Award as may be deemed necessary or appropriate to ensure compliance with any and all applicable laws or rules, including terms, restrictions and conditions for compliance with applicable securities laws or listing rules, methods of withholding or providing for the payment of required taxes and restrictions regarding a Participant’s ability to exercise Options through a cashless (broker-assisted) exercise;
     (s) establish any “blackout” period that the Committee in its sole discretion deems necessary or advisable;
     (t) exercise all such other authorities, take all such other actions and make all such other determinations as it deems necessary or advisable for the proper operation and/or administration of the Plan;
     (u) determine on the Grant Date whether the Award is intended or not intended to satisfy the requirements of Code Section 162(m) and so note in the applicable Award Agreement; and
     (v) notwithstanding any provisions in the Plan, no action shall be taken which will prevent Awards hereunder (i) that are intended to provide Performance-Based Compensation from doing so, or (ii) that are intended to comply with the requirements of Code Section 409A from doing so.
     3.3. Award Agreements. The Committee shall, subject to applicable laws and rules, determine the date an Award is granted. Each Award shall be evidenced by an Award Agreement; however, two or more Awards granted to a single Participant may be combined in a single Award Agreement. An Award Agreement shall not be a precondition to the granting of an Award; provided, however, that (a) the Committee may, but need not, require as a condition to any Award Agreement’s effectiveness, that such Award Agreement be executed on behalf of CBE, a Subsidiary or Affiliate and/or by the Participant to whom the Award evidenced thereby shall have been granted (including by electronic signature or other electronic indication of acceptance), and such executed Award Agreement be delivered to CBE, a Subsidiary or Affiliate and (b) no person shall have any rights under any Award unless and until the Participant to whom such Award shall have been granted has complied with the applicable terms and conditions of the Award. The Committee shall prescribe the form of all Award Agreements, and, subject to the terms and conditions of the Plan, shall determine the content of all Award Agreements. Subject to the other provisions of the Plan, any Award Agreement may be supplemented or amended in writing from time to time as approved by the Committee; provided that the terms and conditions of any such Award Agreement as supplemented or amended are not inconsistent with the provisions of the Plan. In the event of any dispute or discrepancy concerning the terms of an Award, the records of the Committee or its designee shall be determinative.
     3.4. Discretionary Authority; Decisions Binding. The Committee shall have full discretionary authority in all matters related to the discharge of its responsibilities and the exercise of its authority under the Plan. All determinations, decisions, actions and interpretations by the Committee with respect to the Plan and any Award Agreement, and all related orders and resolutions of the Committee shall be final, conclusive and binding on all Participants, CBE and its stockholders, and any Subsidiary or Affiliate and all persons having or claiming to have any right or interest in or under the Plan and/or any Award Agreement. The Committee shall consider such factors as it deems relevant to making or taking such decisions, determinations, actions and interpretations, including the recommendations or advice of any Director or officer or Employee of the Company or CBE, any director, officer or Employee of a Subsidiary or Affiliate and such attorneys, consultants and accountants as the Committee may select. A Participant or other holder of an Award may contest a decision or action by the Committee with respect to such person or Award only on the grounds that such decision or action was arbitrary or capricious or was unlawful, and any review of such decision or action shall be limited to determining whether the Committee’s decision or action was arbitrary or capricious or was unlawful.
     3.5. Attorneys; Consultants. The Committee may consult with counsel who may be counsel to CBE. The Committee may employ such other attorneys and/or consultants, accountants, appraisers, brokers, agents and other persons, any of whom may be an Eligible Individual, as the Committee deems necessary or appropriate. The Committee, CBE, its Subsidiaries or Affiliates and their respective officers and Directors shall be entitled to rely upon the advice, opinions or valuations of any such persons. The Committee shall not incur any liability for any action taken in good faith in reliance upon the advice of such counsel or other persons.

     3.6. Delegation of Administration. Except to the extent prohibited by applicable law, including any applicable exemptive rule under Section 16 of the Exchange Act (including Rule 16b-3), or the applicable rules of a stock exchange, the Committee may, in its discretion, allocate all or any portion of its responsibilities and powers under this Article III to any one or more of its members and/or delegate all or any part of its responsibilities and powers under this Article III to any person or persons selected by it; provided, however, that the Committee may not delegate to any executive officer of the Company or an Affiliate, or a committee that includes any such executive officer, the Committee’s authority to grant Awards, or the Committee’s authority otherwise concerning Awards, awarded to executive officers of the Company or an Affiliate. Any such authority delegated or allocated by the Committee under this Section 3.6 shall be exercised in accordance with the terms and conditions of the Plan and any rules, regulations or administrative guidelines that may from time to time be established by the Committee, and any such allocation or delegation may be revoked by the Committee at any time.
ARTICLE IV.
SHARES SUBJECT TO THE PLAN
     4.1. Number of Shares Available for Grants. The shares of stock subject to Awards granted under the Plan shall be Shares. Such Shares subject to the Plan may be either authorized and unissued shares (which will not be subject to preemptive rights) or previously issued shares acquired by CBE or its Subsidiaries or Affiliates. Subject to adjustment as provided in Section 4.4, the total number of Shares that may be delivered pursuant to Awards under the Plan shall be 10,600,000 Shares, which includes (a) 2,989,858 Shares available for issuance under the Cooper Industries plc Amended and Restated Stock Incentive Plan (as amended and restated September 8, 2009, and as further amended as of February 13, 2010) (the “Prior Stock Plan”), as previously approved by the stockholders of CBE, but not subject to any outstanding awards under the Prior Stock Plan as of February 18, 2011, and (b) 951,102 Shares available for issuance under the Cooper Industries Amended and Restated Management Annual Incentive Plan (the “Prior Bonus Plan”), as previously approved by the stockholders of CBE, but not subject to outstanding awards under the Prior Bonus Plan. In addition, up to 10,125,486 Shares subject to outstanding awards under the Prior Stock Plan as of February 18, 2011 may be delivered pursuant to Awards under the Plan, to the extent that on or after such date any such awards under the Prior Stock Plan are forfeited or settled or terminate without a distribution of Shares (whether or not cash, other awards or other property is distributed with respect to such awards under the Prior Stock Plan). From and after the Effective Date, no further grants or awards shall be made under the Prior Stock Plan or Prior Bonus Plan; however, grants or awards made under the Prior Stock Plan and Prior Bonus Plan before the Effective Date shall continue in effect in accordance with their terms. Of the total number of Shares that are available for issuance under the Plan, no more than thirty percent (30%) of the shares are available for Restricted Stock Awards, Restricted Stock Units, Performance Shares, Performance Units, Cash-Based Awards, Stock Bonus Awards and Dividend Equivalents.
     4.2. Rules for Calculating Shares Delivered. Subject to, in the case of ISOs, any limitations applicable thereto under the Code, if (a) any Shares are subject to an Option, SAR, or other Award which for any reason expires or is terminated or canceled without having been fully exercised or satisfied, or are subject to any Restricted Stock Award (including any Shares subject to a Participant’s Restricted Stock Award that are repurchased by CBE at the Participant’s cost), Restricted Stock Unit Award or other Award granted under the Plan which are forfeited, or (b) any Award based on Shares is settled for cash, expires or otherwise terminates without the issuance of such Shares, the Shares subject to such Award shall, to the extent of any such expiration, termination, cancellation, forfeiture or cash settlement, be available for delivery in connection with future Awards under the Plan. Any Shares delivered under the Plan upon exercise or satisfaction of Substitute Awards shall not reduce the Shares available for delivery under the Plan; provided, however, that the total number of Shares that may be delivered pursuant to Incentive Stock Options granted under the Plan shall be the number of Shares set forth in Section 4.1, as adjusted pursuant to this Section 4.2, but without application of the foregoing provisions of this sentence. If the Option Price of any Option and/or tax withholding obligations relating to any Award (or any award under the Prior Stock Plan or Prior Bonus Plan) are satisfied by delivering Shares to the Company (by either actual delivery or by attestation), the number of such Shares so delivered or attested to shall be deemed delivered for purposes of the limits set forth in Section 4.1. To the extent any Shares subject to an Award (or any award under the Prior Stock Plan or Prior Bonus Plan) are withheld to satisfy the Option Price (in the case of an Option) and/or the tax withholding obligations relating to such Award (or award under the Prior Stock Plan or Prior Bonus Plan), such Shares shall be deemed to have been delivered for purposes of the limits set forth in Section 4.1. Upon the exercise of a SAR, the total number of Shares subject to such exercise shall reduce the number of Shares available for delivery under the Plan.

Shares that are repurchased by the Company using proceeds from the exercise of Options shall not increase the Shares available for delivery under the Plan.
     4.3. Award Limits. The following limits shall apply to grants of all Awards under the Plan:
       (a) Options: The maximum aggregate number of Shares that may be subject to Options granted in any Fiscal Year to any one Participant shall be 1,000,000 Shares.
       (b) SARs: The maximum aggregate number of Shares that may be subject to Stock Appreciation Rights granted in any Fiscal Year to any one Participant shall be 1,000,000 Shares. Any Shares covered by Options which include Tandem SARs granted to one Participant in any Fiscal Year shall reduce this limit on the number of Shares subject to SARs that can be granted to such Participant in such Fiscal Year.
       (c) Restricted Stock and Restricted Stock Units: The maximum aggregate number of Shares that may be subject to all Awards of Restricted Stock and Restricted Stock Units granted in any Fiscal Year to any one Participant shall be 1,000,000 Shares.
       (d) Performance Shares: The maximum aggregate grant with respect to Awards of Performance Shares granted in any Fiscal Year to any one Participant shall be 1,000,000 Shares.
       (e) Performance Units: The maximum aggregate amount awarded with respect to Performance Units made in any Fiscal Year to any one Participant shall not exceed $15 million.
       (f) Cash-Based Awards: The maximum aggregate amount awarded with respect to Cash-Based Awards made in any Fiscal Year to any one Participant shall not exceed $15 million.
       (g) Other Stock Bonus Awards: The maximum aggregate grant with respect to Stock Bonus Awards made in any Fiscal Year to any one Participant shall be 1,000,000 Shares (or cash amounts based on the Fair Market Value of such number of Shares on the Grant Date).
To the extent required by Section 162(m) of the Code, Shares subject to Options or SARs which are canceled shall continue to be counted against the limits set forth in paragraphs (a) and (b) immediately preceding.
     4.4. Adjustment Provisions. In the event of a stock dividend, stock split, reverse stock split, share combination or exchange, or recapitalization or similar event affecting the capital structure of CBE (each a “Share Change”), or a merger, amalgamation, consolidation, acquisition of property or shares, separation, spin-off, split-up, other distribution of stock or property (including any extraordinary cash or stock dividend), reorganization, stock rights offering, liquidation, Disaffiliation, or similar event affecting CBE or any subsidiary of CBE (each, a “Corporate Transaction”), the Committee or the Board shall make such substitutions or adjustments as it deems appropriate and equitable to (A) the aggregate number, class and kind of Shares or other securities reserved for issuance and delivery under the Plan, (B) the number, class and kind of Shares or other securities subject to outstanding Awards; (C) the Option Price, Grant Price or other price of securities subject to outstanding Options, Stock Appreciation Rights and, to the extent applicable, other Awards; and (D) the Award limits set forth in Section 4.3; provided, however, that the number of Shares subject to any Award shall always be a whole number. In the case of Corporate Transactions, such adjustments may include, without limitation, (1) the cancellation of outstanding Awards in exchange for payments of cash, property or a combination thereof having an aggregate value equal to the value of such Awards, as determined by the Committee or the Board in its discretion (it being understood that in the case of a Corporate Transaction with respect to which holders of Common Stock receive consideration other than publicly traded equity securities of the ultimate surviving entity, any such determination by the Committee that the value of an Option or Stock Appreciation Right shall for this purpose be deemed to be equal to the excess, if any, of the value of the consideration being paid for each Share pursuant to such Corporate Transaction over the exercise price of such Option or Stock Appreciation Right shall conclusively be deemed valid); (2) the substitution of other property (including, without limitation, cash or other securities of CBE and securities of entities other than CBE) for the Shares subject to outstanding Awards; and (3) in connection with any Disaffiliation, arranging for the assumption of Awards, or replacement of Awards with new awards based on other property or other securities (including other securities of CBE and securities of entities other than CBE), by the affected subsidiary, affiliate, or division or by the entity that controls such subsidiary, affiliate, or division following such Disaffiliation (as well as any corresponding adjustments to Awards that remain based upon CBE securities). The Committee shall also make appropriate adjustments and modifications in the terms of any outstanding Awards to reflect, or related to, any such events, adjustments, substitutions or changes, including modifications of performance goals and changes in the length of Performance Periods, subject to the requirements of Article XII in the case of Awards intended to qualify as Performance-Based Compensation. The Committee shall determine any adjustment, substitution or change pursuant to this Section 4.4 (a) with respect to an Award that provides for Performance-Based Compensation consistent with the intent that such Award qualify for the performance-based compensation exception under Section 162(m) of the Code, and (b) after taking into account, among other things, to the extent applicable, the provisions of the Code applicable to Incentive Stock Options and the provisions of Section 409A of the Code. All determinations of the Committee as to adjustments, substitutions and changes, if any, under this Section 4.4 shall be conclusive and binding on the Participants.
     4.5. No Limitation on Corporate Actions. The existence of the Plan and any Awards granted hereunder shall not affect in any way the right or power of CBE, any Subsidiary or any Affiliate to make or authorize any adjustment, recapitalization, reorganization or other change in its capital structure or business structure, any merger or consolidation, any issuance of debt, preferred or prior preference stock ahead of or affecting the Shares, additional shares of capital stock or other securities or subscription rights thereto, any dissolution or liquidation, any sale or transfer of all or part of its assets or business or any other corporate act or proceeding.
ARTICLE V.
ELIGIBILITY AND PARTICIPATION
     5.1. Eligibility. Eligible Individuals shall be eligible to become Participants and receive Awards in accordance with the terms and conditions of the Plan, subject to the limitations on the granting of ISOs set forth in Section 6.9(a).
     5.2. Actual Participation. Subject to the provisions of the Plan, the Committee may, from time to time, select Participants from all Eligible Individuals and shall determine the nature and amount of each Award.
ARTICLE VI.
STOCK OPTIONS
     6.1. Grant of Options. Subject to the terms and provisions of the Plan, Options may be granted to Participants in such number (subject to Article IV), and upon such terms, and at any time and from time to time as shall be determined by the Committee. The Committee may grant an Option or provide for the grant of an Option, either from time to time in the discretion of the Committee or automatically upon the occurrence of specified events, including the achievement of performance goals, the satisfaction of an event or condition within the control of the recipient of the Option or within the control of others.
     6.2. Award Agreement. Each Option grant shall be evidenced by an Award Agreement that shall specify the Option Price, the maximum duration of the Option, the number of Shares to which the Option pertains, the conditions upon which the Option shall become exercisable and such other provisions as the Committee shall determine, which are not inconsistent with the terms of the Plan. The Award Agreement also shall specify whether the Option is intended to be an ISO or an NQSO. To the extent that any Option does not qualify as an ISO (whether because of its provisions or the time or manner of its exercise or otherwise), such Option, or the portion thereof which does not so qualify, shall constitute a separate NQSO.
     6.3. Option Price. The Option Price for each Option shall be determined by the Committee and set forth in the Award Agreement; provided that, subject to Section 6.9(c), the Option Price of an Option shall be not less than one hundred percent (100%) of the Fair Market Value of a Share on the Grant Date of such Option; provided further, that Substitute Awards or Awards granted in connection with an adjustment provided for in Section 4.4, in the form of stock options, shall have an Option Price per Share that is intended to maintain the economic value of the Award that was replaced or adjusted, as determined by the Committee.

     6.4. Duration of Options. Each Option granted to a Participant shall expire at such time as the Committee shall determine as of the Grant Date and set forth in the Award Agreement; provided, however, that no Stock Option shall be exercisable later than the tenth (10th) anniversary of its Grant Date.
     6.5. Exercise of Options. Options shall be exercisable at such times and be subject to such restrictions and conditions as the Committee shall in each instance determine and set forth in the Award Agreement, which need not be the same for each grant or for each Option or Participant. An Award Agreement may provide that the period of time over which an Option other than an ISO may be exercised shall be automatically extended if on the scheduled expiration date of such Option the Participant’s exercise of such Option would violate an applicable law; provided, however, that during such extended exercise period the Option may only be exercised to the extent the Option was exercisable in accordance with its terms immediately prior to such scheduled expiration date; provided further, however, that such extended exercise period shall end not later than thirty (30) days after the exercise of such Option first would no longer violate such law.
     6.6. Payment. Options shall be exercised by the delivery of a written notice of exercise to the Company, in a form specified or accepted by the Committee, or by complying with any alternative exercise procedures that may be authorized by the Committee, setting forth the number of Shares with respect to which the Option is to be exercised, accompanied by full payment for such Shares, which shall include applicable taxes, if any, in accordance with Article XVII. The Option Price upon exercise of any Option shall be payable to the Company in full by certified or bank check or such other instrument as the Committee may accept. If approved by the Committee, and subject to any such terms, conditions and limitations as the Committee may prescribe and to the extent permitted by applicable law, payment of the Option Price, in full or in part, may also be made as follows:
     (a) Payment may be made, in whole or in part, in the form of unrestricted and unencumbered Shares (by actual delivery of such Shares or by attestation) already owned by the Participant exercising such Option, or by such Participant and his or her spouse jointly (based on the Fair Market Value of the Common Stock on the date the Option is exercised); provided, however, that, in the case of an Incentive Stock Option, the right to make a payment in the form of such already owned Shares may be authorized only as of the Grant Date of such Incentive Stock Option and provided further that such already owned Shares must have been either held by the Participant for at least six (6) months at the time of exercise or purchased on the open market.
     (b) Payment may be made by delivering a properly executed exercise notice to the Company, together with a copy of irrevocable instructions to a broker to deliver promptly to the Company the amount of sale or loan proceeds necessary to pay the Option Price, and, if requested, the amount of any federal, state, local or non-United States withholding taxes. To facilitate the foregoing, the Company may, to the extent permitted by applicable law, enter into agreements for coordinated procedures with one or more brokerage firms.
     (c) Payment may be made by instructing the Committee to withhold a number of Shares otherwise deliverable to the Participant pursuant to the Option having an aggregate Fair Market Value on the date of exercise equal to the product of: (i) Option Price multiplied by (ii) the number of Shares in respect of which the Option shall have been exercised.
     (d) Payment may be made by any other method approved or accepted by the Committee in its discretion.
Subject to any governing rules or regulations, as soon as practicable after receipt of a written notification of exercise and full payment in accordance with the preceding provisions of this Section 6.6 and satisfaction of tax obligations in accordance with Article XVII, CBE shall deliver to the Participant exercising an Option, in the Participant’s name, evidence of book entry Shares, in an appropriate amount based upon the number of Shares purchased under the Option, subject to Section 20.9. Unless otherwise determined by the Committee, all payments under all of the methods described above shall be paid in United States dollars.
     6.7. Rights as a Stockholder. No Participant or other person shall become the beneficial owner of any Shares subject to an Option, nor have any rights to dividends or other rights of a stockholder with respect to any such Shares, until the Participant has actually received such Shares following exercise of his or her Option in accordance with the provisions of the Plan and the applicable Award Agreement.
   6.8. Termination of Employment or Service. The Committee may establish and set forth in the applicable Award Agreement the terms and conditions on which an Option shall remain exercisable, if at all, upon a Termination of the Participant. The Committee may waive or modify these provisions at any time. To the extent that a Participant is not entitled to exercise an Option at the date of his or her Termination, or if the Participant (or other person entitled to exercise the Option) does not exercise the Option to the extent so entitled within the time specified in the Award Agreement or below (as applicable), effective as of the date of such Termination, the Option shall terminate and the Shares underlying the unexercised portion of the Option shall revert to the Plan and become available for future Awards. In no event may an Option be exercised after the expiration date of such Option specified in the applicable Award Agreement, except as provided in the last sentence of Section 6.5. Subject to the last sentence of this Section 6.8, a Participant’s Option shall be forfeited immediately upon his or her Termination, except as set forth below:
     (a) Death. Upon a Participant’s Termination by reason of death, all outstanding Options held by such Participant become exercisable immediately and such Options may be exercised at any time until the earlier of (A) the fifth anniversary of the date of such death and (B) the expiration date of such Option specified in the applicable Award Agreement.
     (b) Disability. Upon a Participant’s Termination by reason of Disability after the expiration of one year from the Grant Date, all such outstanding Options held by such Participant become exercisable immediately and such Options may be exercised at any time until the earlier of (A) the first anniversary of such Termination and (B) the expiration date of such Option specified in the applicable Award Agreement.
     (c) Retirement. Upon a Participant’s Termination by reason of Retirement after the expiration of one year from the Grant Date, all such Options shall continue to vest over the period specified in the applicable Award Agreement and the Participant may exercise any such vested Options at any time until the earlier of (A) the fifth (5th) anniversary of such Termination and (B) the expiration date of such Option specified in the applicable Award Agreement.
     (d) Death after Retirement. Notwithstanding the above provisions of this Section 6.8, if a Participant dies after such Participant’s Retirement, but while his or her Option remains exercisable as set forth above, all such outstanding Options become exercisable immediately and such options may be exercised at any time until the earlier of (1) the fifth anniversary of the date of such death and (2) the expiration date of such Option specified in the applicable Award Agreement.
Notwithstanding the foregoing provisions of this Section 6.8, the Committee shall have the power, in its discretion, to apply different rules concerning the consequences of a Termination; provided, however, that such rules shall be set forth in the applicable Award Agreement.
   6.9. Limitations on Incentive Stock Options.
     (a) General. No ISO shall be granted to any Eligible Individual who is not an Employee of the Company or a Subsidiary on the Grant Date of such Option. Any ISO granted under the Plan shall contain such terms and conditions, consistent with the Plan, as the Committee may determine to be necessary to qualify such Option as an “incentive stock option” under Section 422 of the Code. Any ISO granted under the Plan may be modified by the Committee to disqualify such Option from treatment as an “incentive stock option” under Section 422 of the Code.
     (b) $100,000 Per Year Limitation. Notwithstanding any intent to grant ISOs, an Option granted under the Plan will not be considered an ISO to the extent that it, together with any other “incentive stock options” (within the meaning of Section 422 of the Code, but without regard to subsection (d) of such Section) under the Plan and any other “incentive stock option” plans of CBE, any

Subsidiary and any “parent corporation” of CBE within the meaning of Section 424(e) of the Code, are exercisable for the first time by any Participant during any calendar year with respect to Shares having an aggregate Fair Market Value in excess of $100,000 (or such other limit as may be required by the Code) as of the Grant Date of the Option with respect to such Shares. The rule set forth in the preceding sentence shall be applied by taking Options into account in the order in which they were granted.
     (c) Options Granted to Certain Stockholders. No ISO shall be granted to an individual otherwise eligible to participate in the Plan who owns (within the meaning of Section 424(d) of the Code), at the Grant Date of such Option is granted, more than ten percent (10%) of the total combined voting power of all classes of stock of CBE or a Subsidiary or any “parent corporation” of CBE within the meaning of Section 424(e) of the Code. This restriction does not apply if at the Grant Date of such ISO the Option Price of the ISO is at least 110% of the Fair Market Value of a Share on the Grant Date such ISO, and the ISO by its terms is not exercisable after the expiration of five years from such Grant Date.
ARTICLE VII.
STOCK APPRECIATION RIGHTS
     7.1. Grant of SARs. Subject to the terms and conditions of the Plan, SARs may be granted to Participants at any time and from time to time as shall be determined by the Committee. The Committee may grant an SAR (a) in connection with, and at the Grant Date of, a related Option (a Tandem SAR), or (b) independent of, and unrelated to, an Option (a Freestanding SAR). The Committee shall have complete discretion in determining the number of Shares to which a SAR pertains (subject to Article IV) and, consistent with the provisions of the Plan, in determining the terms and conditions pertaining to any SAR.
     7.2. Grant Price. The Grant Price for each SAR shall be determined by the Committee and set forth in the Award Agreement, subject to the limitations of this Section 7.2. The Grant Price for each Freestanding SAR shall be not less than one hundred percent (100%) of the Fair Market Value of a Share on the Grant Date of such Freestanding SAR, except in the case of Substitute Awards or Awards granted in connection with an adjustment provided for in Section 4.4. The Grant Price of a Tandem SAR shall be equal to the Option Price of the related Option.
     7.3. Exercise of Tandem SARs. Tandem SARs may be exercised for all or part of the Shares subject to the related Option upon the surrender of the right to exercise the equivalent portion of the related Option. A Tandem SAR shall be exercisable only when and to the extent the related Option is exercisable and may be exercised only with respect to the Shares for which the related Option is then exercisable. A Tandem SAR shall entitle a Participant to elect, in the manner set forth in the Plan and the applicable Award Agreement, in lieu of exercising his or her unexercised related Option for all or a portion of the Shares for which such Option is then exercisable pursuant to its terms, to surrender such Option to CBE with respect to any or all of such Shares and to receive from the Company in exchange therefor a payment described in Section 7.7. An Option with respect to which a Participant has elected to exercise a Tandem SAR shall, to the extent of the Shares covered by such exercise, be canceled automatically and surrendered to CBE. Such Option shall thereafter remain exercisable according to its terms only with respect to the number of Shares as to which it would otherwise be exercisable, less the number of Shares with respect to which such Tandem SAR has been so exercised. Notwithstanding any other provision of the Plan to the contrary, with respect to a Tandem SAR granted in connection with an ISO: (a) the Tandem SAR will expire no later than the expiration of the related ISO; (b) the value of the payment with respect to the Tandem SAR may not exceed the difference between the Fair Market Value of the Shares subject to the related ISO at the time the Tandem SAR is exercised and the Option Price of the related ISO; and (c) the Tandem SAR may be exercised only when the Fair Market Value of the Shares subject to the ISO exceeds the Option Price of the ISO.
     7.4. Exercise of Freestanding SARs. Freestanding SARs may be exercised upon whatever terms and conditions the Committee, in its sole discretion, in accordance with the Plan, determines and sets forth in the Award Agreement. An Agreement may provide that the period of time over which a Freestanding SAR may be exercised shall be automatically extended if on the scheduled expiration date of such SAR the Participant’s exercise of such SAR would violate an applicable law; provided, however, that during such extended exercise period the SAR may only be exercised to the extent the SAR was exercisable in accordance with its terms immediately prior to such scheduled expiration date; provided further, however, that such extended exercise period shall end not later than thirty (30) days after the exercise of such SAR first would no longer violate such law.
     7.5. Award Agreement. Each SAR grant shall be evidenced by an Award Agreement that shall specify the number of Shares to which the SAR pertains, the Grant Price, the term of the SAR, and such other terms and conditions as the Committee shall determine in accordance with the Plan.
     7.6. Term of SARs. The term of a SAR granted under the Plan shall be determined by the Committee, in its sole discretion; provided, however, that the term of any Tandem SAR shall be the same as the related Option and no SAR shall be exercisable later than the 10th anniversary of its grant date.
     7.7. Payment of SAR Amount. An election to exercise SARs shall be deemed to have been made on the date of Notice of such election to the Company. As soon as practicable following such Notice, the Participant shall be entitled to receive payment from the Company in an amount determined by multiplying:
     (a) The excess of the Fair Market Value of a Share on the date of exercise over the Grant Price of the SAR; by
     (b) The number of Shares with respect to which the SAR is exercised.
     Notwithstanding the foregoing provisions of this Section 7.7 to the contrary, the Committee may establish and set forth in the applicable Award Agreement a maximum amount per Share that will be payable upon the exercise of a SAR. At the discretion of the Committee, such payment upon exercise of a SAR shall be in cash, in Shares of equivalent Fair Market Value, or in some combination thereof.
     7.8. Rights as a Stockholder. A Participant receiving a SAR shall have the rights of a stockholder only as to Shares, if any, actually issued to such Participant upon satisfaction or achievement of the terms and conditions of the Award, and in accordance with the provisions of the Plan and the applicable Award Agreement, and not with respect to Shares to which such Award relates but which are not actually issued to such Participant.
     7.9. Termination of Employment or Service. The Committee may establish and set forth in the applicable Award Agreement the terms and conditions under which a SAR shall remain exercisable, if at all, upon a Termination of the Participant; provided, however, that in no event may a SAR be exercised after the expiration date of such SAR specified in the applicable Award Agreement, except as provided in the last sentence of Section 6.5 (in the case of Tandem SARs) or in the last sentence of Section 7.4 (in the case of Freestanding SARs). The provisions of Section 6.8 above shall apply to any SAR if the Award Agreement evidencing such SAR does not specify the terms and conditions upon which such SAR shall be forfeited or be exercisable or terminate upon, or after, a Termination of the Participant.
ARTICLE VIII.
RESTRICTED STOCK AND RESTRICTED STOCK UNITS
     8.1. Awards of Restricted Stock and Restricted Stock Units. Subject to the terms and provisions of the Plan, the Committee, at any time and from time to time, may grant Shares of Restricted Stock and/or Restricted Stock Units to Participants in such amounts as the Committee shall determine. Subject to the terms and conditions of this Article VIII and the Award Agreement, upon creation of a book entry evidencing a Participant’s ownership of Shares of Restricted Stock, pursuant to Section 8.6, the Participant shall have all of the rights of a stockholder with respect to such Shares, subject to the terms and restrictions set forth in this Article VIII or the applicable Award Agreement or as determined by the Committee. Restricted Stock Units shall be similar to Restricted Stock, except no Shares are actually awarded to a Participant who is granted Restricted Stock Units on the Grant Date thereof, and such Participant shall have no rights of a stockholder with respect to such Restricted Stock Units.
     8.2. Award Agreement. Each Restricted Stock and/or Restricted Stock Unit Award shall be evidenced by an Award Agreement that shall specify the Period of Restriction, the number of Shares of Restricted Stock or the number of Restricted Stock Units granted, and such other provisions as the Committee shall determine in accordance with the Plan.
     8.3. Nontransferability of Restricted Stock. Except as provided in this Article VIII, Shares of Restricted Stock may not be sold, transferred, pledged, assigned, encumbered, alienated, hypothecated or otherwise disposed of until the end of the applicable Period of Restriction established by the Committee and specified in the Restricted Stock Award Agreement.
     8.4. Period of Restriction and Other Restrictions. The Period of Restriction shall lapse based on a Participant’s continuing service or employment with CBE, a Subsidiary or an Affiliate, the achievement of performance goals, the satisfaction of other conditions or restrictions or upon the occurrence of other events, in each case, as determined by the Committee, at its discretion, and stated in the Award Agreement.
     8.5. Delivery of Shares, Payment of Restricted Stock Units. Subject to Section 20.9, after the last day of the Period of Restriction applicable to a Participant’s Shares of Restricted Stock, and after all conditions and restrictions applicable to such Shares of Restricted Stock have been satisfied or lapse (including satisfaction of any applicable withholding tax obligations), pursuant to the applicable Award Agreement, such Shares of Restricted Stock shall become freely transferable by such Participant. After the last day of the Period of Restriction applicable to a Participant’s Restricted Stock Units, and after all conditions and restrictions applicable to Restricted Stock Units have been satisfied or lapse (including satisfaction of any applicable withholding tax obligations), pursuant to the applicable Award Agreement, such Restricted Stock Units shall be settled by delivery of Shares to the Participant.
     8.6. Forms of Restricted Stock Awards. Each Participant who receives an Award of Shares of Restricted Stock shall receive “book entry” Shares (i.e., a computerized or manual entry) in the records of CBE or its transfer agent in the name of the Participant who has received the Award. Such records of CBE or such agent shall, absent manifest error, be binding on all Participants who receive Restricted Stock Awards. The use of book entries to evidence the ownership of Shares of Restricted Stock, in accordance with this Section 8.6, shall not affect the rights of Participants as owners of the Shares of Restricted Stock awarded to them, nor affect the restrictions applicable to such Shares under the Award Agreement or the Plan, including the Period of Restriction.
     8.7. Voting Rights. Unless otherwise determined by the Committee and set forth in a Participant’s Award Agreement, to the extent permitted or required by law, as determined by the Committee, Participants holding Shares of Restricted Stock shall be granted the right to exercise full voting rights with respect to those Shares during the Period of Restriction. A Participant shall have no voting rights with respect to any Restricted Stock Units.
     8.8. Dividends and Other Distributions. During the Period of Restriction, Participants holding Shares of Restricted Stock shall be credited with any cash dividends paid with respect to such Shares while they are so held, and such dividends shall be paid to the Participants if and when their rights vest at the end of the Period of Restriction. Except as set forth in the Award Agreement, in the event of (a) any adjustment as provided in Section 4.4, or (b) any shares or securities are received as a dividend, or an extraordinary dividend is paid in cash, on Shares of Restricted Stock, any new or additional Shares or securities or any extraordinary dividends paid in cash received by a recipient of Restricted Stock shall be subject to the same terms and conditions, including the Period of Restriction, as relate to the original Shares of Restricted Stock.
     8.9. Termination of Employment or Service. Except as otherwise provided in this Section 8.9, during the Period of Restriction, any Restricted Stock Units and/or Shares of Restricted Stock held by a Participant shall be forfeited and revert to CBE (or, if Shares of Restricted Stock were sold to the Participant, the Participant shall be required to resell such Shares to CBE at cost) upon the Participant’s Termination or the failure to meet or satisfy any applicable performance goals or other terms, conditions and restrictions to the extent set forth in the applicable Award Agreement. Each applicable Award Agreement shall set forth the extent to which, if any, the Participant shall have the right to retain Restricted Stock Units and/or Shares of Restricted Stock, then subject to the Period of Restriction, following such Participant’s Termination. Such provisions shall be determined in the sole discretion of the Committee, shall be included in the applicable Award Agreement, need not be uniform among all such Awards issued pursuant to the Plan, and may reflect distinctions based on the reasons for, or circumstances of, such Termination.

ARTICLE IX.
PERFORMANCE SHARES, PERFORMANCE UNITS, AND CASH-BASED AWARDS
     9.1. Grant of Performance Shares, Performance Units and Cash-Based Awards. Subject to the terms of the Plan, Performance Shares, Performance Units, and/or Cash-Based Awards may be granted to Participants in such amounts and upon such terms, and at any time and from time to time, as shall be determined by the Committee, in accordance with the Plan. A Performance Share, Performance Unit or Cash-Based Award entitles the Participant who receives such Award to receive Shares or cash upon the attainment of applicable performance goals for the applicable Performance Period, and/or satisfaction of other terms and conditions, in each case determined by the Committee, and which may be set forth in the Award Agreement. Such entitlements of a Participant with respect to his or her outstanding Performance Share, Performance Unit or Cash-Based Award shall be reflected by a bookkeeping entry in the records of CBE, unless otherwise provided by the Award Agreement. The terms and conditions of such Awards shall be consistent with the Plan and set forth in the Award Agreement and need not be uniform among all such Awards or all Participants receiving such Awards.
     9.2. Earned Performance Shares, Performance Units and Cash-Based Awards. Performance Shares, Performance Units and Cash-Based Awards shall become earned, in whole or in part, based upon the attainment of performance goals specified by the Committee and/or the occurrence of any event or events and/or satisfaction of such terms and conditions, including a Change in Control, as the Committee shall determine, either at or after the Grant Date. The Committee shall determine the extent to which any applicable performance goals and/or other terms and conditions of a Performance Unit, Performance Share or Cash-Based Award are attained or not attained following conclusion of the applicable Performance Period. The Committee may, in its discretion, waive any such performance goals and/or other terms and conditions relating to any such Award, subject to Section 12.3.
     9.3. Form and Timing of Payment of Performance Units, Performance Shares and Cash-Based Awards. Payment of earned Performance Units, Performance Shares and Cash-Based Awards shall be as determined by the Committee and as set forth in the Award Agreement. Subject to the terms of the Plan, the Committee, in its sole discretion, may pay earned Performance Units, Performance Shares and Cash-Based Awards in the form of cash or in Shares (or in a combination thereof) which have an aggregate Fair Market Value equal to the value of the earned Performance Units, Performance Shares or Cash-Based Awards following conclusion of the Performance Period and the Committee’s determination of attainment of applicable performance goals and/or other terms and conditions in accordance with Section 9.2. Such Shares may be granted subject to any restrictions that may be imposed by the Committee, including a Period of Restriction or mandatory deferral. The determination of the Committee with respect to the form of payment of such Awards shall be set forth in the Award Agreement pertaining to the grant of the Award.
     9.4. Rights as a Stockholder. A Participant receiving a Performance Unit, Performance Share or Cash-Based Award shall have the rights of a stockholder only as to Shares, if any, actually received by the Participant upon satisfaction or achievement of the terms and conditions of such Award and not with respect to Shares subject to the Award but not actually issued to such Participant.
     9.5. Termination of Employment or Service. Each Award Agreement shall set forth the extent to which the Participant shall have the right to retain Performance Units, Performance Shares and/or Cash-Based Awards following such Participant’s Termination. Such provisions shall be determined in the sole discretion of the Committee, shall be included in the applicable Award Agreement, need not be uniform among all such Awards issued pursuant to the Plan, and may reflect distinctions based on the reasons for Termination.
ARTICLE X.
STOCK BONUS AWARDS
     10.1. Stock Bonus Awards. The Committee may grant types of equity-based or equity-related Awards not otherwise described by the terms of the Plan (including the grant or offer for sale of unrestricted Shares), in such amounts (subject to Article IV) and subject to such terms and conditions, as the Committee shall determine. More specifically, grants of equity-based or equity-related Awards can be made to pay all or a portion of a Participant’s salary or bonus or in addition to a Participant’s salary or bonus. Such Stock Bonus Awards may involve the transfer of actual Shares to Participants, or payment in cash or otherwise of amounts based on the value of Shares and may include Awards designed to comply with or take advantage of the applicable local laws of jurisdictions other than the United States.
     10.2. Value of Stock Bonus Awards. Each Stock Bonus Award shall be expressed in terms of Shares or units based on Shares, as determined by the Committee. The Committee may establish performance goals in its discretion, and any such performance goals shall be set forth in the applicable Award Agreement. If the Committee exercises its discretion to establish performance goals, the number and/or value of Stock Bonus Awards that will be paid out to the Participant will depend on the extent to which such performance goals are met.
     10.3. Payment of Stock Bonus Awards. Payment, if any, with respect to a Stock Bonus Award shall be made in accordance with the terms of the Award, as set forth in the Award Agreement, in cash, Shares or a combination of cash and Shares, as the Committee determines.
     10.4. Termination of Employment or Service. The Committee shall determine the extent to which the Participant shall have the right to receive Stock Bonus Awards following the Participant’s Termination. Such provisions shall be determined in the sole discretion of the Committee, such provisions may be included in the applicable Award Agreement, but need not be uniform among all Stock Bonus Awards issued pursuant to the Plan, and may reflect distinctions based on the reasons for Termination.
ARTICLE XI.
DIVIDEND EQUIVALENTS
     11.1. Dividend Equivalents. Unless otherwise provided by the Committee, no adjustment shall be made in the Shares issuable or taken into account under Awards on account of cash dividends that may be paid or other rights that may be issued to the holders of Shares prior to issuance of such Shares under such Award. The Committee may grant Dividend Equivalents based on the dividends declared on Shares that are subject to any Award, including any Award the payment or settlement of which is deferred pursuant to Section 20.6. Dividend Equivalents may be credited as of the dividend payment dates, during the period between the Grant Date of the Award and the date the Award becomes payable or terminates or expires. Dividend Equivalents may be subject to any limitations and/or restrictions determined by the Committee. Dividend Equivalents shall be converted to cash or additional Shares by such formula and at such time, and shall be paid at such times, as may be determined by the Committee. Notwithstanding the foregoing, Dividend Equivalents shall not be payable until, and only to the extent, the underlying Award vests or is exercised.
ARTICLE XII.
PERFORMANCE MEASURES
     12.1. Performance Measures. The objective performance goals upon which the granting, payment and/or vesting of Awards that are intended to qualify as Performance-Based Compensation may occur shall be based on any one or more of the following Performance Measures selected by the Committee:
     (a) earnings or income, including operating income or profit or earnings before or after taxes and net interest;
     (b) earnings per Share (basic or diluted) or earnings growth;
     (c) book or market value per Share;
     (d) revenue;
     (e) debt ratios;
     (f) total stockholders’ equity;
     (g) return on assets (gross or net), return on investment, return on capital, return on equity, or return on revenues;
     (h) working capital, cash flow, cash flow return on investment (discounted or otherwise), net cash provided by operations, or cash flow in excess of cost of capital;

     (i) implementation or completion of critical projects or processes;
     (j) execution of assignments directly related to an individual Participant;
     (k) ratio of compensation and benefits expenses to total revenues or net revenues;
     (l) economic value created;
     (m) operating margin or profit margin;
     (n) Common Stock price appreciation or total stockholder return;
     (o) cost targets, reductions and savings, productivity and efficiencies; and
     (p) strategic business criteria, consisting of one or more objectives based on meeting specified market penetration, market share, geographic business expansion, customer satisfaction, employee satisfaction, human resources management, supervision of litigation, information technology, and goals relating to acquisitions, divestitures, joint ventures and similar transactions and budget comparisons.
Such performance goals shall be established by the Committee within the time period prescribed by, and shall otherwise comply with the requirements of, Code Section 162(m)(4)(C), or any successor provision thereto, and the regulations thereunder, for Performance-Based Compensation, and may be set forth in the applicable Award Agreement. Any Performance Measures may be used to measure the performance of CBE, Subsidiaries and/or any Affiliates or any business unit, division, service or product of CBE, its Affiliates, and/or Subsidiaries or any combination thereof, over such period or periods, as the Committee may deem appropriate, or any of the above Performance Measures as compared to the performance of one or more comparator companies, or published or special index that the Committee, in its sole discretion, deems appropriate, or the Committee may select any relevant Performance Measure as compared to any stock market index or indices, growth rates or trends.
     12.2. Evaluation of Performance. Notwithstanding any other provision of the Plan, payment or vesting of any such Award that is intended to qualify as Performance-Based Compensation shall not be made until the Committee certifies in writing that the applicable performance goals and any other material terms of such Award were in fact satisfied, except as otherwise provided in Section 12.3. The Committee may provide in the Award Agreement with respect to any such Award that any evaluation of performance shall include or exclude any of the following events that occur during a Performance Period: (a) gains or losses on sales or dispositions, (b) asset write-downs, (c) changes in tax law or rate, including the impact on deferred tax liabilities, (d) the cumulative effect of changes in accounting principles or changes in accounting policies, (e) extraordinary items described in Accounting Principles Board Opinion No. 30 and/or in management’s discussion and analysis of financial performance appearing in CBE’s Annual Report on Form 10-K, (f) acquisitions occurring after the start of a Performance Period or unbudgeted costs incurred related to future acquisitions, (g) operations discontinued, divested or restructured, including severance costs, (h) gains or losses on refinancing or extinguishment of debt, (i) foreign exchange gains and losses and (j) restatement of prior period financial results that is not due to CBE’s material noncompliance with any financial reporting requirement under the federal securities laws, (k) any other unusual, nonrecurring gain or loss that is separately identified and quantified in CBE’s financial statements or in management’s discussion and analysis of financial performance appearing in CBE’s Annual Report on Form 10-K, and (l) any similar event or condition specified in such Award Agreement. To the extent such inclusions or exclusions affect Awards to Covered Employees, they shall be prescribed in a form that meets the requirements of Code Section 162(m) for deductibility.
     12.3. Adjustment of Performance-Based Compensation. Notwithstanding any provision of the Plan to the contrary, with respect to any Award that is intended to qualify as Performance-Based Compensation, (a) the Committee may adjust downwards, but not upwards, any amount payable, or other benefits granted, issued, retained and/or vested pursuant to such an Award on account of satisfaction of the applicable performance goals on the basis of such further considerations as the Committee in its discretion shall determine, and (b) the Committee may not waive the achievement of the applicable performance goals, except in the case of the Participant’s death or disability or a Change in Control.

     12.4. Committee Discretion. In the event that applicable tax and/or securities laws change to permit Committee discretion to alter the governing Performance Measures without obtaining shareholder approval of such changes, the Committee shall have sole discretion to make such changes without obtaining shareholder approval. In addition, in the event that the Committee determines that it is advisable to grant Awards that shall not qualify as Performance-Based Compensation, the Committee may make such grants without satisfying the requirements of Code Section 162(m) and base vesting of such Awards on performance measures other than those set forth in Section 12.1.
ARTICLE XIII.
TRANSFERABILITY OF AWARDS; BENEFICIARY DESIGNATION
     13.1. Transferability of Incentive Stock Options. No ISO or Tandem SAR granted in connection with an ISO may be sold, transferred, pledged, assigned, or otherwise alienated or hypothecated, other than (i) by will or by the laws of descent and distribution, (ii) to the extent permitted by the Code, by gift or other transfer to any trust or estate in which the original ISO recipient or such recipient’s spouse or other immediate relative has a substantial beneficial interest, or to a spouse or other immediate relative, provided that any such transfer is permitted subject to Rule 16b-3 issued pursuant to the Exchange Act as in effect when such transfer occurs and the Board does not rescind this provision prior to such transfer; or (iii) in accordance with Section 13.3. No ISO or Tandem SAR shall be transferable pursuant to a domestic relations order or similar order. Further, all ISOs and Tandem SARs granted in connection with ISOs granted to a Participant shall be exercisable during his or her lifetime only by such Participant.
     13.2. All Other Awards. Except as otherwise provided in Section 8.5 or Section 13.3 or a Participant’s Award Agreement or otherwise determined at any time by the Committee, no Award granted under the Plan may be sold, transferred, pledged, assigned, or otherwise alienated or hypothecated, other than (i) by will or by the laws of descent and distribution or (ii) by gift or other transfer to any trust or estate in which the original Award recipient or such recipient’s spouse or other immediate relative has a substantial beneficial interest, or to a spouse or other immediate relative, provided that any such transfer is permitted subject to Rule 16b-3 issued pursuant to the Exchange Act as in effect when such transfer occurs and the Board does not rescind this provision prior to such transfer; provided that the Committee may permit further transferability, on a general or a specific basis, and may impose conditions and limitations on any permitted transferability, subject to Section 13.1 and any applicable Period of Restriction; provided further, however, that no Award may be transferred for value or other consideration without first obtaining approval thereof by the stockholders of CBE and no Award shall be transferable pursuant to a domestic relations order or similar order. Further, except as otherwise provided in a Participant’s Award Agreement or otherwise determined at any time by the Committee, or unless the Committee decides to permit further transferability, subject to Section 13.1 and any applicable Period of Restriction, all Awards granted to a Participant under the Plan, and all rights with respect to such Awards, shall be exercisable or available during his or her lifetime only by or to such Participant. With respect to those Awards, if any, that are permitted to be transferred to another individual, references in the Plan to exercise or payment related to such Awards by or to the Participant shall be deemed to include, as determined by the Committee, the Participant’s permitted transferee. In the event any Award is exercised by or otherwise paid to the executors, administrators, heirs or distributees of the estate of a deceased Participant, or such a Participant’s beneficiary, or the transferee of an Award, in any such case, pursuant to the terms and conditions of the Plan and the applicable Agreement and in accordance with such terms and conditions as may be specified from time to time by the Committee, CBE shall be under no obligation to issue Shares thereunder unless and until CBE is satisfied, as determined in the discretion of the Committee, that the person or persons exercising such Award, or to receive such payment, are the duly appointed legal representative of the deceased Participant’s estate or the proper legatees or distributees thereof or the named beneficiary of such Participant, or the valid transferee of such Award, as applicable. Any purported assignment, transfer or encumbrance of an Award that does not comply with this Section 13.2 shall be void and unenforceable against CBE.
     13.3. Beneficiary Designation. Each Participant may, from time to time, name any beneficiary or beneficiaries who shall be permitted to exercise his or her Option or SAR or to whom any benefit under the Plan is to be paid in case of the Participant’s death before he or she fully exercises his or her Option or SAR or receives any or all of such benefit. Each such designation shall revoke all prior designations by the same Participant, shall be in a form prescribed by the Committee, and will be effective only when filed by the Participant in writing with the Committee during the Participant’s lifetime. In the absence of any such beneficiary designation, a Participant’s unexercised Option or SAR, or amounts due but remaining unpaid to such Participant, at the Participant’s death, shall be exercised or paid as designated by the Participant by will or by the laws of descent and distribution.
ARTICLE XIV.
RIGHTS OF PARTICIPANTS
     14.1. Rights or Claims. No person shall have any rights or claims under the Plan except in accordance with the provisions of the Plan and any applicable Award Agreement. The liability of CBE and any Subsidiary or Affiliate under the Plan is limited to the obligations expressly set forth in the Plan, and no term or provision of the Plan may be construed to impose any further or additional duties, obligations, or costs on CBE, any Subsidiary or any Affiliate thereof or the Board or the Committee not expressly set forth in the Plan. The grant of an Award under the Plan shall not confer any rights upon the Participant holding such Award other than such terms, and subject to such conditions, as are specified in the Plan as being applicable to such type of Award, or to all Awards, or as are expressly set forth in the Award Agreement evidencing such Award. Without limiting the generality of the foregoing, neither the existence of the Plan nor anything contained in the Plan or in any Award Agreement shall be deemed to:
     (a) Give any Eligible Individual the right to be retained in the service of CBE, an Affiliate and/or a Subsidiary, whether in any particular position, at any particular rate of compensation, for any particular period of time or otherwise;
     (b) Restrict in any way the right of CBE, an Affiliate and/or a Subsidiary to terminate, change or modify any Eligible Individual’s employment or service at any time with or without Cause;
     (c) Confer on any Eligible Individual any right of continued relationship with CBE, an Affiliate and/or a Subsidiary, or alter any relationship between them, including any right of CBE or an Affiliate or Subsidiary to terminate, change or modify its relationship with an Eligible Individual;
     (d) Constitute a contract of employment or service between CBE or any Affiliate or Subsidiary and any Eligible Individual, nor shall it constitute a right to remain in the employ or service of CBE or any Affiliate or Subsidiary ;
     (e) Give any Eligible Individual the right to receive any bonus, whether payable in cash or in Shares, or in any combination thereof, from CBE, an Affiliate and/or a Subsidiary, nor be construed as limiting in any way the right of CBE, an Affiliate and/or a Subsidiary to determine, in its sole discretion, whether or not it shall pay any Eligible Individual bonuses, and, if so paid, the amount thereof and the manner of such payment; or
     (f) Give any Participant any rights whatsoever with respect to an Award except as specifically provided in the Plan and the Award Agreement.
     14.2. Adoption of the Plan. The adoption of the Plan shall not be deemed to give any Eligible Individual or any other individual any right to be selected as a Participant or to be granted an Award, or, having been so selected, to be selected to receive a future Award.
     14.3. Vesting. Notwithstanding any other provision of the Plan, a Participant’s right or entitlement to exercise or otherwise vest in any Award not exercisable or vested at the Grant Date thereof shall only result from continued services as a Non-Employee Director or continued employment, as the case may be, with CBE or any Subsidiary or Affiliate, or satisfaction of any other performance goals or other conditions or restrictions applicable, by its terms, to such Award, except, in each such case, as the Committee may, in its discretion, expressly determine otherwise.
     14.4. No Effects on Benefits; No Damages. A Participant shall, by participating in the Plan, waive any and all rights to compensation or damages in consequence of Termination of such Participant for any reason whatsoever, whether lawfully or otherwise, insofar as those rights arise or may arise from such Participant ceasing to have rights under the Plan as a result of such Termination, or from the loss or diminution in value of such rights or entitlements, including by reason of the operation of the terms of the Plan or the provisions of any statute or law relating to taxation. No claim or entitlement to compensation or damages arises from the termination of the Plan or diminution in value of any Award or Shares purchased or otherwise received under the Plan.
     14.5. One or More Types of Awards. A particular type of Award may be granted to a Participant either alone or in addition to other Awards under the Plan.
ARTICLE XV.
CHANGE IN CONTROL
     15.1. Alternative Awards. The occurrence of a Change in Control will not itself result in the cancellation, acceleration of exercisability or vesting, lapse of any Period of Restriction or settlement or other payment with respect to any outstanding Award to the extent that the Board or the Committee determines in its discretion, prior to such Change in Control, that such outstanding Award shall be honored or assumed, or new rights substituted therefor (such honored, assumed or substituted Award being hereinafter referred to as an “Alternative Award”) by the New Employer, provided that any Alternative Award must:
     (a) be based on securities that are traded on an established United States securities market, or which will be so traded within sixty (60) days following the Change in Control;
     (b) provide the Participant (or each Participant in a class of Participants) with rights and entitlements substantially equivalent to or better than the rights, terms and conditions applicable under such Award, including an identical or better exercise or vesting schedule and identical or better timing and methods of payment;
     (c) have substantially equivalent economic value to such Award immediately prior to the Change in Control (as determined by the Board or the Committee (as constituted prior to the Change in Control), in its discretion);
     (d) have terms and conditions which provide that if the Participant incurs a Termination by the New Employer under any circumstances other than involuntary Termination for Cause or resignation without Good Reason within one (1) year following the Change in Control, (i) any conditions on a Participant’s rights under, or any restrictions on transfer or exercisability applicable to, such Alternative Award shall be waived or shall lapse in full, and such Alternative Award shall become fully vested and exercisable, as the case may be, and (ii) to the extent applicable, each such Alternative Award outstanding as of the date of such Termination may thereafter be exercised until the later of (A) the last date on which such Award would have been exercisable in the absence of this Section 15.1, and (B) the earlier of (I) the third anniversary of such Change in Control and (II) expiration of the term of such Award; and
     (e) not subject the Participant to the assessment of additional taxes or interest under Section 409A of the Code.
     15.2 Accelerated Vesting and Payment.
     (a) In the event Section 15.1 does not apply, upon a Change in Control, (i) all outstanding Awards shall become fully vested, nonforfeitable and, to the extent applicable, exercisable immediately prior to the Change in Control; (ii) the Board or the Committee (as constituted prior the Change in Control) shall provide that in connection with the Change in Control (A) each outstanding Option and Stock Appreciation Right shall be cancelled in exchange for an amount (payable in accordance with Section 15.2(b)) equal to the excess, if any, of the Fair Market Value of the Common Stock on the date of the Change in Control over the Option Price or Grant Price applicable to such Option or Stock Appreciation Right, (B) each Share of Restricted Stock, each Restricted Stock Unit and each other Award denominated in Shares shall be cancelled in exchange for an amount (payable in accordance with Section 15.2(b)) equal to the Change in Control Price multiplied by the number of Shares covered by such Award, (C) each Award not denominated in Shares shall be cancelled in exchange for the full amount of such Award (payable in accordance with Section 15.2(b)), and (D) any Award the payment or settlement of which was deferred under Section 20.6 or otherwise shall be cancelled in exchange for the full amount of such deferred Award (payable in accordance with Section 15.2(b)); (iii) the performance goals applicable to any outstanding Awards of Performance Shares, Performance Units, Cash-Based Awards and other Awards shall be deemed to have been attained at the target level (unless actual performance exceeds the target, in which case actual performance shall be used) for the entire applicable Performance Period then outstanding; and (iv) the Board or the Committee (as constituted prior the Change in Control) may, in addition to the consequences otherwise set forth in this Section 15.2(a), make adjustments and / or settlements of outstanding Awards as it deems appropriate and consistent with the Plan’s purposes.
     (b) Payments. Payment of any amounts in accordance with this Section 15.2 shall be made in cash or, if determined by the Board or the Committee (as constituted prior to the Change in Control), in securities of the New Employer that are traded on an established United States securities market, or which will be so traded within sixty (60) days following the Change in Control, having an aggregate fair market value (as determined by such Board or Committee) equal to such amount or in a combination of such securities and cash. All amounts payable hereunder shall be payable in full, as soon as reasonably practicable, but in no event later than ten (10) business days, following the Change in Control.
     15.3 Certain Terminations Prior to Change in Control. Any Participant who incurs a Termination under any circumstances other than involuntary Termination for Cause or resignation without Good Reason on or after the date on which the Company entered into an agreement in principle the consummation of which would constitute a Change in Control, but prior to such consummation, and such Change in Control actually occurs, shall be treated, solely for purposes of the Plan (including this Article XV), as continuing in the Company’s, or the applicable Subsidiary’s or Affiliate’s, employment or service until the occurrence of such Change in Control and to have been Terminated under such circumstances immediately thereafter.
     15.4 No Implied Rights; Other Limitations. No Participant shall have any right to prevent the consummation of any of the acts described in Section 4.4 or 15.1 affecting the number of Shares available to, or other entitlement of, such Participant under the Plan or such Participant’s Award. Any actions or determinations of the Committee under this Article XV need not be uniform as to all outstanding Awards, nor treat all Participants identically. Notwithstanding the adjustments described in Section 15.1, in no event may any ISO be exercised after ten (10) years from the Grant Date thereof, and any changes to ISOs pursuant to this Article XV shall, unless the Committee determines otherwise, only be effective to the extent such adjustments or changes do not cause a “modification” (within the meaning of Section 424(h)(3) of the Code) of such ISOs or adversely affect the tax status of such ISOs.
     15.5 Termination, Amendment, and Modifications of Change in Control Provisions. Notwithstanding any other provision of the Plan (but subject to the limitations of the last sentence of Section 16.1 and Section 16.2) or any Award Agreement provision, the provisions of this Article XV may not be terminated, amended, or modified on or after the date of a Change in Control to materially impair any Participant’s Award theretofore granted and then outstanding under the Plan without the prior written consent of such Participant.
     15.6 Excess Parachute Payments. It is recognized that under certain circumstances: (a) payments or benefits provided to a Participant might give rise to an “excess parachute payment” within the meaning of Section 280G of the Code; and (b) it might be beneficial to a Participant to disclaim some portion of the payment or benefit in order to avoid such “excess parachute payment” and thereby avoid the imposition of an excise tax resulting therefrom; and (c) under such circumstances it would not be to the disadvantage of the Company or CBE to permit the Participant to disclaim any such payment or benefit in order to avoid the “excess parachute payment” and the excise tax resulting therefrom.
     Accordingly, the Participant may, at the Participant’s option, exercisable at any time or from time to time, disclaim any entitlement to any portion of the payment or benefits arising under this Plan which would constitute “excess parachute payments,” and it shall be the Participant’s choice as to which payments or benefits shall be so surrendered, if and to the extent that the Participant exercises such option, so as to avoid “excess parachute payments” provided, however, that Participant must first surrender payments or benefits that are payable in the same calendar year as the event giving rise to such “excess parachute payment” and, if additional payments or benefits are surrendered, must then surrender payments or benefits that are payable in the immediately succeeding calendar year and provided further that no payment or benefit that is surrendered shall affect the amount of payment or benefit payable in a subsequent calendar year.
ARTICLE XVI.
AMENDMENT, MODIFICATION, AND TERMINATION
     16.1. Amendment, Modification, and Termination. The Board may, at any time and with or without prior notice, amend, alter, suspend, or terminate the Plan, and the Committee may, to the extent permitted by the Plan, amend the terms of any Award theretofore granted, including any Award Agreement, in each case, retroactively or prospectively; provided, however, that no such amendment, alteration, suspension, or termination of the Plan shall be made which, without first obtaining approval of the stockholders of CBE (where such approval is necessary to satisfy (i) the then-applicable requirements of Rule 16b-3, (ii) any requirements under the Code relating to ISOs, or (iii) any applicable law, regulation or rule (including the applicable regulations and rules of the SEC and any national securities exchange)), would:
     (a) except as is provided in Section 4.4, increase the maximum number of Shares which may be sold or awarded under the Plan or increase the maximum limitations set forth in Section 4.3;
     (b) except as is provided in Section 4.4, decrease the minimum Option Price or Grant Price requirements of Sections 6.3 and 7.2, respectively;
     (c) change the class of persons eligible to receive Awards under the Plan;
     (d) change the Performance Measures set forth in Section 12.1;
     (e) extend the duration of the Plan or the maximum period during which Options or SARs may be exercised under Section 6.4 or 7.6, as applicable; or
     (f) otherwise require stockholder approval to comply with any applicable law, regulation or rule (including the applicable regulations and rules of the SEC and any national securities exchange).
In addition, (A) no such amendment, alteration, suspension or termination of the Plan or any Award theretofore granted, including any Award Agreement, shall be made which would materially impair the previously accrued rights of a Participant under any outstanding Award without the written consent of such Participant, provided, however, that the Board may amend or alter the Plan and the Committee may amend or alter any Award, including any Agreement, either retroactively or prospectively, without the consent of the applicable Participant, (x) so as to preserve or come within any exemptions from liability under Section 16(b) of the Exchange Act, pursuant to the rules and releases promulgated by the SEC (including Rule 16b-3), and/or so that any Award that is intended to qualify as Performance-Based Compensation shall qualify for the performance-based compensation exception under Code Section 162(m) (or any successor provision), or (y) if the Board or the Committee determines in its discretion that such amendment or alteration either (I) is required or advisable for CBE, the Company, the Plan or the Award to satisfy, comply with or meet the requirements of any law, regulation, rule or accounting standard or (II) is not reasonably likely to significantly diminish the benefits provided under such Award, or that such diminishment has been or will be adequately compensated, and (B) except in connection with a Share Change or Corporate Transaction or as otherwise provided in Section 4.4, but notwithstanding any other provisions of the Plan, neither the Board nor the Committee may take any action: (1) to amend the terms of an outstanding Option or SAR to reduce the Option Price or Grant Price thereof, cancel an Option or SAR and replace it with a new Option or SAR with a lower Option Price or Grant Price, or that has an economic effect that is the same as any such reduction or cancellation; or (2) to cancel an outstanding Option or SAR in exchange for the grant of another type of Award, without, in each such case, first obtaining approval of the stockholders of CBE of such action.
     16.2. Adjustment of Awards Upon the Occurrence of Certain Unusual or Nonrecurring Events. The Board or the Committee shall make such adjustments in the terms and conditions of, and the criteria included in, Awards as the Board or the Committee deems appropriate and equitable in recognition of unusual or nonrecurring events (including the events described in Section 4.4) affecting CBE or its Subsidiaries or Affiliates or the financial statements of CBE or its Subsidiaries or Affiliates or of changes in applicable laws, regulations, rules or accounting principles. The Committee shall determine any adjustment pursuant to this Section 16.2 (a) with respect to an Award that provides for Performance-Based Compensation consistent with the intent that such Award qualify for the performance-based compensation exception under Section 162(m) of the Code, and (b) after taking into account, among other things, to the extent applicable, the provisions of the Code applicable to Incentive Stock Options and the provisions of Section 409A of the Code. The determination of the Committee as to the foregoing adjustments, if any, shall be conclusive and binding on Participants under the Plan.
ARTICLE XVII.
TAX WITHHOLDING AND OTHER TAX MATTERS
     17.1. Tax Withholding. CBE and/or any Subsidiary or Affiliate are authorized to withhold from any Award granted or payment due under the Plan the amount of all federal, state, local and non-United States taxes due in respect of such Award or payment and take any such other action as may be necessary or appropriate, as determined by the Committee, to satisfy all obligations for the payment of such taxes. No later than the date as of which an amount first becomes includible in the gross income or wages of a Participant for federal, state, local, or non-U.S. tax purposes with respect to any Award, such Participant shall pay to the Company, or make arrangements satisfactory to the Committee regarding the payment of, any federal, state, local or non-U.S. taxes or social security (or similar) contributions of any kind required by law to be withheld with respect to such amount. The obligations of CBE under the Plan shall be conditional on such payment or satisfactory arrangements (as determined by the Committee in its discretion), and CBE and the Subsidiaries and Affiliates shall, to the extent permitted by law, have the right to deduct any such taxes from any payment otherwise due to such Participant, whether or not under the Plan.
     17.2. Withholding or Tendering Shares. Without limiting the generality of Section 17.1, subject to any applicable laws, the Committee may in its discretion permit a Participant to satisfy or arrange to satisfy, in whole or in part, the tax obligations incident to an Award by: (a) electing to have CBE withhold Shares or other property otherwise deliverable to such Participant pursuant to his or her Award (provided, however, that the amount of any Shares so withheld shall not exceed the amount necessary to satisfy required federal, state, local and non-United States withholding obligations using the minimum statutory withholding rates for federal, state, local and/or non-U.S. tax purposes, including payroll taxes, that are applicable to supplemental taxable income) and/or (b) tendering to CBE Shares already owned by such Participant (or by such Participant and his or her spouse jointly) and either held by the Participant for at least six (6) months at the time of exercise or purchased on the open market, based, in each case, on the Fair Market Value of the Common Stock on the payment date as determined by the Committee. All such elections shall be irrevocable, made in writing, signed by the Participant, and shall be subject to any restrictions or limitations that the Committee, in its sole discretion, deems appropriate. The Committee may establish such procedures as it deems appropriate, including making irrevocable elections, for settlement of withholding obligations with Common Stock.
     17.3. Restrictions. The satisfaction of tax obligations pursuant to this Article XVI shall be subject to such restrictions as the Committee may impose, including any restrictions required by applicable law or the rules and regulations of the SEC, and shall be construed consistent with an intent to comply with any such applicable laws, rule and regulations.
     17.4. Special ISO Obligations. The Committee may require a Participant to give prompt written notice to CBE concerning any disposition of Shares received upon the exercise of an ISO within: (i) two (2) years from the Grant Date of such ISO to such Participant or (ii) one (1) year from the transfer of such Shares to such Participant or (iii) such other period as the Committee may from time to time determine. The Committee may direct that a Participant with respect to an ISO undertake in the applicable Award Agreement to give such written notice described in the preceding sentence, at such time and containing such information as the Committee may prescribe.
     17.5. Section 83(b) Election. If a Participant makes an election under Section 83(b) of the Code to be taxed with respect to an Award as of the date of transfer of Shares rather than as of the date or dates upon which the Participant would otherwise be taxable under Section 83(a) of the Code, such Participant shall deliver a copy of such election to the Company upon or prior to the filing such election with the Internal Revenue Service. Neither CBE nor any Subsidiary or Affiliate shall have any liability or responsibility relating to or arising out of the filing or not filing of any such election or any defects in its construction.
     17.6. No Guarantee of Favorable Tax Treatment. Although CBE intends to administer the Plan so that Awards will be exempt from, or will comply with, the requirements of Code Section 409A, CBE does not warrant that any Award under the Plan will qualify for favorable tax treatment under Code Section 409A or any other provision of federal, state, local, or non-United States law. CBE shall not be liable to any Participant for any tax, interest, or penalties the Participant might owe as a result of the grant, holding, vesting, exercise, or payment of any Award under the Plan.
     17.7. Nonqualified Deferred Compensation.
     (a) It is the intention of CBE that no Award shall be deferred compensation subject to Code Section 409A unless and to the extent that the Committee specifically determines otherwise as provided in paragraph (b) of this Section 17.7, and the Plan and the terms and conditions of all Awards shall be interpreted and administered accordingly.
     (b) The terms and conditions governing any Awards that the Committee determines will be subject to Section 409A of the Code, including any rules for payment, including elective or mandatory deferral of the payment or delivery of cash or Shares pursuant thereto, and any rules regarding treatment of such Awards in the event of a Change in Control, shall be set forth in the applicable Award Agreement and shall be intended to comply in all respects with Section 409A of the Code, and the Plan and the terms and conditions of such Awards shall be interpreted and administered accordingly.
     (c) The Committee shall not extend the period to exercise an Option or Stock Appreciation Right to the extent that such extension would cause the Option or Stock Appreciation Right to become subject to Code Section 409A.
     (d) Unless the Committee provides otherwise in an Award Agreement, each Restricted Stock Unit, Performance Unit, Performance Share, Cash-Based Award and/or Stock Bonus Award shall be paid in full to the Participant no later than the fifteenth day of the third month after the end of the first calendar year in which such Award is no longer subject to a “substantial risk of forfeiture” within the meaning of Code Section 409A. If the Committee provides in an Award Agreement that a Restricted Stock Unit, Performance Unit, Performance Share, Cash-Based Award or Stock Bonus Award is intended to be subject to Code Section 409A, the Award Agreement shall include terms that are intended to comply in all respects with Code Section 409A.
     (e) No Dividend Equivalents shall relate to Shares underlying an Option or SAR unless such Dividend Equivalent rights are explicitly set forth as a separate arrangement and do not cause any such Option or SAR to be subject to Code Section 409A.
     (f) Notwithstanding any other provision of the Plan or an Award Agreement to the contrary, no event or condition shall constitute a Change in Control with respect to an Award to the extent that, if it were, a 20% additional income tax would be imposed under Section 409A of the Code on the Participant who holds such Award; provided that, in such a case, the event or condition shall continue to constitute a Change in Control to the maximum extent possible (for example, if applicable, in respect of vesting without an acceleration of payment of such an Award) without causing the imposition of such 20% tax.
ARTICLE XVIII.
LIMITS OF LIABILITY; INDEMNIFICATION
     18.1. Limits of Liability. Any liability of CBE or a Subsidiary or Affiliate to any Participant with respect to any Award shall be based solely upon contractual obligations created by the Plan and the Award Agreement.

     (a) None of CBE, any Subsidiary, any Affiliate, any member of the Board or the Committee or any other person participating in any determination of any question under the Plan, or in the interpretation, administration or application of the Plan, shall have any liability, in the absence of bad faith, to any party for any action taken or not taken in connection with the Plan, except as may expressly be provided by statute.
     (b) Each member of the Committee, while serving as such, shall be considered to be acting in his or her capacity as a director of CBE. Members of the Board of Directors and members of the Committee acting under the Plan shall be fully protected in relying in good faith upon the advice of counsel and shall incur no liability except for gross negligence or willful misconduct in the performance of their duties.
     (c) CBE shall not be liable to a Participant or any other person as to: (i) the non-issuance of Shares as to which CBE has been unable to obtain from any regulatory body having relevant jurisdiction the authority deemed by the Committee or CBE’s counsel to be necessary to the lawful issuance and sale of any Shares hereunder, and (ii) any tax consequence expected, but not realized, by any Participant or other person due to the receipt, exercise or settlement of any Option or other Award.
     18.2. Indemnification. Subject to the requirements of Delaware law, each individual who is or shall have been a member of the Committee or of the Board, or an officer of CBE or its Subsidiaries and Affiliates to whom authority was delegated in accordance with Article III, shall be indemnified and held harmless by the Company against and from any loss, cost, liability, or expense that may be imposed upon or reasonably incurred by him or her in connection with or resulting from any claim, action, suit, or proceeding to which he or she may be a party or in which he or she may be involved by reason of any action taken or failure to act under the Plan and against and from any and all amounts paid by him or her in settlement thereof, with the Company’s approval, or paid by him or her in satisfaction of any judgment in any such action, suit, or proceeding against him or her, provided he or she shall give the Company an opportunity, at its own expense, to handle and defend the same before he or she undertakes to handle and defend it on his or her own behalf, unless such loss, cost, liability, or expense is a result of the individual’s own willful misconduct or except as provided by statute. The foregoing right of indemnification shall not be exclusive of any other rights of indemnification to which such individual may be entitled under the Company’s Certificate of Incorporation or By-Laws, as a matter of law, or otherwise, or any power that CBE may have to indemnify or hold harmless such individual.
ARTICLE XIX.
SUCCESSORS
     19.1. General. All obligations of CBE and the Company under the Plan with respect to Awards granted hereunder shall be binding on successors, whether the existence of such successor is the result of a direct or indirect purchase, merger, consolidation, or otherwise, of all or substantially all of the business and/or assets of CBE or the Company.
ARTICLE XX.
MISCELLANEOUS
     20.1. Drafting Context; Captions. Except where otherwise indicated by the context, any masculine term used herein also shall include the feminine; the plural shall include the singular and the singular shall include the plural. The words “Article,” “Section,” and “paragraph” herein shall refer to provisions of the Plan, unless expressly indicated otherwise. The words “include,” “includes,” and “including” herein shall be deemed to be followed by “without limitation” whether or not they are in fact followed by such words or words of similar import, unless the context otherwise requires. The headings and captions appearing herein are inserted only as a matter of convenience. They do not define, limit, construe, or describe the scope or intent of the provisions of the Plan.

     20.2. Forfeiture Events.
     (a) Notwithstanding any provision of the Plan to the contrary, the Committee shall have the authority to determine (and may so provide in any Agreement) that a Participant’s (including his or her estate’s, beneficiary’s or transferee’s) rights (including the right to exercise any Option or SAR), payments and benefits with respect to any Award shall be subject to reduction, cancellation, forfeiture or recoupment (to the extent permitted by applicable law) in the event of the Participant’s Termination for Cause; serious misconduct; violation of CBE’s or a Subsidiary’s or Affiliate’s policies; breach of fiduciary duty; unauthorized disclosure of any trade secret or confidential information of CBE or a Subsidiary or Affiliate; breach of applicable noncompetition, nonsolicitation, confidentiality or other restrictive covenants; or other conduct or activity that is in competition with the business of CBE or any Subsidiary or Affiliate, or otherwise detrimental to the business, reputation or interests of CBE and/or any Subsidiary or Affiliate; or upon the occurrence of certain events specified in the applicable Award Agreement (in any such case, whether or not the Participant is then an Employee or Non-Employee Director). The determination of whether a Participant’s conduct, activities or circumstances are described in the immediately preceding sentence shall be made by the Committee in its discretion, and pending any such determination, the Committee shall have the authority to suspend the exercise, payment, delivery or settlement of all or any portion of such Participant’s outstanding Awards pending an investigation of the matter.
     (b) If CBE is required to prepare an accounting restatement due to CBE’s material noncompliance (as determined by CBE) with any financial reporting requirement under the federal securities laws, CBE will seek to recover from any current or former executive officer of the Company any payment in settlement of an Award earned or accrued during the three-year period preceding the date on which CBE is required to prepare an accounting restatement payment. The amount to be recovered from the executive officer will be based on the excess, if any, of the compensation paid to the executive officer under the Award based on the erroneous data over the compensation that would have been paid to the executive officer under the Award if the financial accounting statements had been as presented in the restatement. For purposes of this policy, the definition of “executive officer“, the date on which CBE is required to prepare an accounting restatement and the amount to be recovered shall be determined by the Committee acting in its sole discretion. The Committee shall have the sole discretion to interpret the terms of this policy and to apply this policy to a particular situation. The Board may amend this policy from time to time in its discretion and shall amend this policy to the extent deemed necessary or appropriate to reflect the regulations to be adopted by the Securities and Exchange Commission under Section 10D(b)(2) of the Securities and Exchange Act of 1934, as amended, any rules or standards adopted by a national securities exchange, any related guidance from a governmental agency which has jurisdiction over the administration of such provision, any judicial interpretation of such provision and any changes in applicable law.
     20.3. Severability. In the event any provision of the Plan shall be held illegal or invalid for any reason, the illegality or invalidity shall not affect the remaining parts of the Plan, and the Plan shall be construed and enforced as if the illegal or invalid provision had not been included.
     20.4. Transfer, Leave of Absence. For purposes of the Plan, a transfer of an Eligible Individual from CBE to an Affiliate or Subsidiary (or, for purposes of any ISO granted under the Plan, only a Subsidiary), or vice versa, or from one Affiliate or Subsidiary to another (or in the case of an ISO, only from one Subsidiary to another), and a leave of absence, duly authorized in writing by CBE or a Subsidiary or Affiliate, shall not be deemed a Termination of the Eligible Individual for purposes of the Plan or with respect to any Award (in the case of ISOs, to the extent permitted by the Code).
     20.5. Exercise and Payment of Awards. An Award shall be deemed exercised or claimed when the Secretary of CBE or any other CBE official or other person designated by the Committee for such purpose receives appropriate written notice from a Participant, in form acceptable to the Committee, together with payment of the applicable Option Price, Grant Price or other purchase price, if any, and compliance with Article XVI, in accordance with the Plan and such Participant’s Award Agreement.

     20.6. Deferrals. Subject to applicable law, the Committee may from time to time establish procedures pursuant to which a Participant may defer on an elective or mandatory basis receipt of all or a portion of the cash or Shares subject to an Award on such terms and conditions as the Committee shall determine, including those of any deferred compensation plan of CBE or any Subsidiary or Affiliate specified by the Committee for such purpose.
     20.7. No Effect on Other Plans. Neither the adoption of the Plan nor anything contained herein shall affect any other compensation or incentive plans or arrangements of CBE or any Subsidiary or Affiliate, or prevent or limit the right of CBE or any Subsidiary or Affiliate to establish any other forms of incentives or compensation for their directors, officers, eligible employees or consultants or grant or assume options or other rights otherwise than under the Plan.
     20.8. Section 16 of Exchange Act and Section 162(m) of the Code. The provisions and operation of the Plan are intended to ensure that no transaction under the Plan is subject to (and not exempt from) the short-swing profit recovery rules of Section 16(b) of the Exchange Act. Unless otherwise stated in the Award Agreement, notwithstanding any other provision of the Plan, any Award granted to an Insider shall be subject to any additional limitations set forth in any applicable exemptive rule under Section 16(b) of the Exchange Act (including Rule 16b-3) that are requirements for the application of such exemptive rule, and the Plan and the Award Agreement shall be deemed amended to the extent necessary to conform to such limitations. Furthermore, notwithstanding any other provision of the Plan or an Award Agreement, any Award to a Covered Employee that is intended to qualify as Performance-Based Compensation shall be subject to any applicable limitations set forth in Code Section 162(m) or any regulations or rulings issued thereunder (including any amendment to the foregoing) that are requirements for qualification as “other performance-based compensation” as described in Code Section
     (m)(4)(C), and the Plan and the Award Agreement shall be deemed amended to the extent necessary to conform to such requirements and no action of the Committee that would cause such Award not to so qualify shall be effective.
     20.9. Requirements of Law; Limitations on Awards.
     (a) The granting of Awards and the issuance of Shares under the Plan shall be subject to all applicable laws, rules, and regulations, and to such approvals by any governmental agencies or national securities exchanges as may be required.
     (b) If at any time the Committee shall determine, in its discretion, that the listing, registration and/or qualification of Shares upon any securities exchange or under any state, federal or non-United States law, or the consent or approval of any governmental regulatory body, is necessary or desirable as a condition of, or in connection with, the sale or purchase of Shares hereunder, the Company shall have no obligation to allow the grant, exercise or payment of any Award, or to issue or deliver evidence of title for Shares issued under the Plan, in whole or in part, unless and until such listing, registration, qualification, consent and/or approval shall have been effected or obtained, or otherwise provided for, free of any conditions not acceptable to the Committee.
     (c) If at any time counsel to CBE shall be of the opinion that any sale or delivery of Shares pursuant to an Award is or may be in the circumstances unlawful or result in the imposition of excise taxes on CBE or any Subsidiary or Affiliate under the statutes, rules or regulations of any applicable jurisdiction, CBE shall have no obligation to make such sale or delivery, or to make any application or to effect or to maintain any qualification or registration under the Securities Act, or otherwise with respect to Shares or Awards and the right to exercise or payment of any Option or Award shall be suspended until, in the opinion of such counsel, such sale or delivery shall be lawful or will not result in the imposition of excise taxes on CBE or any Subsidiary or Affiliate.
     (d) Upon termination of any period of suspension under this Section 20.9, any Award affected by such suspension which shall not then have expired or terminated shall be reinstated as to all Shares available before such suspension and as to the Shares which would otherwise have become available during the period of such suspension, but no suspension shall extend the term of any Award.

     (e) The Committee may require each person receiving Shares in connection with any Award under the Plan to represent and agree with CBE in writing that such person is acquiring such Shares for investment without a view to the distribution thereof, and/or provide such other representations and agreements as the Committee may prescribe. The Committee, in its absolute discretion, may impose such restrictions on the ownership and transferability of the Shares purchasable or otherwise receivable by any person under any Award as it deems appropriate. Any such restrictions shall be set forth in the applicable Award Agreement, and the certificates evidencing such shares may include any legend that the Committee deems appropriate to reflect any such restrictions.
     (f) An Award and any Shares received upon the exercise or payment of an Award shall be subject to such other transfer and/or ownership restrictions and/or legending requirements as the Committee may establish in its discretion and may be referred to on the certificates evidencing such Shares, including restrictions under applicable federal securities laws, under the requirements of any stock exchange or market upon which such Shares are then listed and/or traded, and under any blue sky or state securities laws applicable to such Shares.
     20.10. Participants Deemed to Accept Plan. By accepting any benefit under the Plan, each Participant and each person claiming under or through any such Participant shall be conclusively deemed to have indicated their acceptance and ratification of, and consent to, all of the terms and conditions of the Plan and any action taken under the Plan by the Board, the Committee or CBE, in any case in accordance with the terms and conditions of the Plan.
     20.11. Governing Law. The Plan and each Award Agreement shall be governed by the laws of the State of Delaware, excluding any conflicts or choice of law rule or principle that might otherwise refer construction or interpretation of the Plan to the substantive law of another jurisdiction. Unless otherwise provided in the Award Agreement, Participants are deemed to submit to the exclusive jurisdiction and venue of the federal or state courts of the State of Delaware, to resolve any and all issues that may arise out of or relate to the Plan or any related Award Agreement.
     20.12. Plan Unfunded. The Plan shall be unfunded. Neither CBE nor the Company shall be required to establish any special or separate fund or to make any other segregation of assets to assure the issuance of Shares or the payment of cash upon exercise or payment of any Award. Proceeds from the sale of Shares pursuant to Options or other Awards granted under the Plan shall constitute general funds of CBE and the Company, as the case may be.
     20.13. Administration Costs. The Company shall bear all costs and expenses incurred in administering the Plan, including expenses of issuing Shares pursuant to any Options or other Awards granted hereunder.
     20.14. No Fractional Shares. No fractional Shares shall be issued upon the exercise or payment of an Option or other Award. The Committee may, in its discretion, pay cash in lieu of fractional shares or require that fractional shares be forfeited.
     20.15. Subsidiary or Affiliate Eligible Individuals. In the case of a grant of an Award to any Eligible Individual of a Subsidiary or Affiliate, CBE may, if the Committee so directs, issue or transfer the Shares, if any, covered by the Award to such Subsidiary or Affiliate, for such lawful consideration as the Committee may specify, upon the condition or understanding that such Subsidiary or Affiliate will transfer such Shares to such Eligible Individual in accordance with the terms and conditions of such Award and those of the Plan. The Committee may also adopt procedures regarding treatment of any Shares so transferred to a Subsidiary or Affiliate that are subsequently forfeited or canceled.
     20.16. Data Protection. By participating in the Plan, each Participant consents to the collection, processing, transmission and storage by CBE and the Company, in any form whatsoever, of any data of a professional or personal nature which is necessary for the purposes of administering the Plan. CBE and the Company may share such information with any Subsidiary or Affiliate, any trustee, its registrars, brokers, other third-party administrator or any person who obtains control of CBE or any Subsidiary or Affiliate or any division respectively thereof.

     20.17. Right of Offset. CBE and the Subsidiaries and Affiliates shall have the right to offset against the obligations to make payment or issue any Shares to any Participant under the Plan, any outstanding amounts (including travel and entertainment advance balances, loans, tax withholding amounts paid by the employer or amounts repayable to the Company or any Subsidiary or Affiliate pursuant to tax equalization, housing, automobile or other employee programs) such Participant then owes to CBE or any Subsidiary or Affiliate and any amounts the Committee otherwise deems appropriate pursuant to any tax equalization policy or agreement.
     20.18. Participants Based Outside of the United States. The Committee may grant Awards to Eligible Individuals who are non-United States nationals, or who reside outside the United States or who are not compensated from a payroll maintained in the United States or who are otherwise subject to (or could cause the Company to be subject to) legal or regulatory provisions of countries or jurisdictions outside the United States, on such terms and conditions different from those specified in the Plan as may, in the judgment of the Committee, be necessary or desirable to foster and promote achievement of the purposes of the Plan and comply with such legal or regulatory provisions, and, in furtherance of such purposes, the Committee may make or establish such modifications, amendments, procedures or subplans as may be necessary or advisable to comply with such legal or regulatory requirements (including triggering a public offering or to maximize tax efficiency).

COOPER INDUSTRIES PLC 600 TRAVIS, SUITE 5600 ATTN: CORPORATE SECRETARY HOUSTON, TX 77002-1001

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TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:	M32628-P08649	KEEP THIS PORTION FOR YOUR RECORDS
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COOPER INDUSTRIES PLC

The Board of Directors recommends you vote FOR each of the Director Nominees and FOR items 2, 3, 4 and 5:
1.	Election of Directors
	Nominees:	For	Against	Abstain

	1a. Linda A. Hill	☐	☐	☐

	1b. James J. Postl	☐	☐	☐

	1c. Mark S. Thompson	☐	☐	☐
						For	Against	Abstain

2.	To receive and consider the Company’s Irish Statutory Accounts and the related reports of the directors and auditors;					☐	☐	☐

3.	Appoint Ernst & Young LLP as our independent auditors for the year ending 12/31/2011;					☐	☐	☐

4.	To approve the 2011 Omnibus Incentive Compensation Plan;					☐	☐	☐

5.	To approve on an advisory basis, the compensation of the Company’s named executive officers;					☐	☐	☐

The Board of Directors recommends you vote for 3 years on the following proposal:					3 Years	2 Years	1 Year	Abstain

6.	To recommend on an advisory basis the frequency of the advisory vote on executive compensation;				☐	☐	☐	☐

The Board of Directors recommends you vote FOR the following proposals:						For	Against	Abstain

7.	To authorize any subsidiary of the Company to make market purchases of Company shares; and					☐	☐	☐

8.	To authorize the reissue price range of treasury shares.					☐	☐	☐

For address changes and/or comments, please check this box and write them on the back where indicated. ☐

		Yes	No

Please indicate if you plan to attend this meeting.		☐	☐

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name, by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Notice and Proxy Statement, Annual Report including 10-K and Irish Statutory Accounts including related reports are available at www.proxyvote.com.

M32628-P08649

COOPER INDUSTRIES PLC
THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
ANNUAL GENERAL MEETING OF SHAREHOLDERS
MAY 2, 2011
     The shareholder(s) hereby appoint(s) Bruce M. Taten and Terrance V. Helz, or either of them, as proxies, each with the power to appoint his substitute, and hereby authorizes them to represent and to vote, as designated on the reverse side of this ballot, all of the ordinary shares of Cooper Industries PLC that the shareholder(s) is/are entitled to vote at the Annual General Meeting of Shareholders to be held at 11:30 a.m., on May 2, 2011 at The Merrion Hotel, 22-24 Upper Merrion Street, Dublin, Ireland, and any adjournment or postponement thereof.
     THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED AS DIRECTED BY THE SHAREHOLDER(S). IF NO SUCH DIRECTIONS ARE MADE, THIS PROXY WILL BE VOTED FOR THE ELECTION OF THE NOMINEES LISTED ON THE REVERSE SIDE FOR THE BOARD OF DIRECTORS, FOR ITEMS 2, 3, 4, 5, 7 and 8, AND FOR THREE YEARS FOR ITEM 6.
     This card also constitutes voting instructions for any shares held for the shareholder in Cooper’s Dividend Reinvestment and Stock Purchase Plan, the Cooper Industries Retirement Savings and Stock Ownership Plan, and the Apex Tool 401(k) Savings Plan as described in the Notice of Meeting and Proxy Statement.
IF YOU ARE NOT VOTING ON THE INTERNET OR BY TELEPHONE, PLEASE MARK, SIGN, DATE AND RETURN THIS PROXY
CARD PROMPTLY USING THE ENCLOSED REPLY ENVELOPE

Address Changes/Comments:

(If you noted any Address Changes/Comments above, please mark corresponding box on the reverse side.)
Continued and to be signed on reverse side